SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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FREEDOM FINANCIAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY

FREEDOM FINANCIAL GROUP, INC.
3058 East Elm Street
Springfield, Missouri  65802

Dear Stockholders:

We are pleased to enclose your Notice of a Special Meeting of Stockholders and Proxy Statement for a Special Meeting of Stockholders of Freedom Financial Group, Inc. (the “Company”) to be held at 9:00 a.m. (Central Time) November 16, 2009, at the University Plaza Hotel, 333 S. John Q. Hammons Parkway, Springfield, Missouri, 65806.

The Special Meeting is being held for the following purposes:

(1)           To authorize and approve the sale of substantially all of the Company’s portfolio of retail installment contracts to First Investors Financial Services Group, Inc. (the “Asset Sale”) pursuant to the Auto Receivables Purchase Agreement substantially in the form of Appendix A attached to the accompanying Proxy Statement;

(2)           To authorize and approve the dissolution and complete liquidation of the Company (the “Dissolution and Liquidation”) pursuant to the Plan of Dissolution and Complete Liquidation of the Company substantially in the form of Appendix B attached to the accompanying Proxy Statement;

(3)           To approve the adjournment of the Special Meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 and Proposal 2; and

(4)           To consider such other business as may properly come before the meeting.

As discussed in more detail in the accompanying Proxy Statement, if we receive stockholder approval of and complete both the Asset Sale and the Dissolution and Liquidation of the Company, we estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.12 to $0.17 per share of common stock.  However, uncertainties as to the Asset Sale transaction and net proceeds to be obtained, precise net value of the Company’s assets, the ultimate amount of the Company’s liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution.  We can only estimate the amount of cash that may be available for distribution to stockholders.

The Board of Directors hopes that you will be able to attend the Special Meeting.  If you are unable to attend in person or to otherwise be represented, we urge you to vote by signing the enclosed proxy card (the “Proxy Card”) and mailing it to the Company in the accompanying stamped envelope at your earliest convenience, and in any event not later than November 6, 2009.  Please be sure to sign it exactly as the name or names appear on the Proxy Card.  If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your Proxy Card.  We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Special Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to the Company’s proxy materials both by sending you this full set of proxy materials, including a Proxy Card, and by notifying you of the availability of the proxy materials on the Internet.  The accompanying Proxy Statement and form of Proxy Card are available on the Internet at http://ffgrp.net/investors.htm.

Sincerely yours,

Vernon S. Schweigert
Chairman of the Board of Directors
Date:  October 19, 2009

Enclosures

Definitive copies of the Proxy Statement are intended to be released to stockholders on or about October 19, 2009.

FREEDOM FINANCIAL GROUP, INC.
Notice of Special Meeting of Stockholders
To be Held November 16, 2009

Notice is hereby given that a Special Meeting of Stockholders of Freedom Financial Group, Inc. (the “Company”) will be held November 16, 2009, at 9:00 a.m. (Central Time) at the University Plaza Hotel, 333 S. John Q. Hammons Parkway, Springfield, Missouri, 65806, for the following purposes:

(1)           To authorize and approve the sale of substantially all of the Company’s portfolio of retail installment contracts to First Investors Financial Services Group, Inc. pursuant to the Auto Receivables Purchase Agreement substantially in the form of Appendix A attached to the accompanying Proxy Statement;

(2)           To authorize and approve the dissolution and complete liquidation of the Company pursuant to the Plan of Dissolution and Complete Liquidation of the Company substantially in the form of Appendix B attached to the accompanying Proxy Statement;

(3)           To approve the adjournment of the Special Meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 and Proposal 2; and

(4)           To consider such other business as may properly come before the meeting.

Your attention is directed to the Proxy Statement accompanying this notice for a more complete description of the matters to be acted upon at the Special Meeting.  The Board of Directors has fixed October 14, 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to vote at the Special Meeting and at any adjournments or postponements thereof.  Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting.  A list of stockholders entitled to vote at the Special Meeting will be available at the meeting and at our offices during ordinary business hours for ten days prior to the meeting.

Dated: October 19, 2009	By Order of the Board of Directors,

Thomas M. Holgate
Senior Vice President
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 16, 2009.  The accompanying Proxy Statement and form of proxy card (the “Proxy Card”) are available on the Internet at http://ffgrp.net/investors.htm.  Under rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

YOUR VOTE IS IMPORTANT.  IF YOU ARE A STOCKHOLDER OF RECORD YOU CAN VOTE YOUR SHARES BY INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD.  IF YOU WISH TO VOTE BY MAIL, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE; NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

TABLE OF CONTENTS

INTRODUCTION	1

SUMMARY TERM SHEET	2
Overview	2
Proposal One To Approve The Asset Sale	3
Proposal Two To Approve The Dissolution and Liquidation	7
Proposal Three To Adjourn the Special Meeting	12

BACKGROUND AND REASONS FOR THE ASSET SALE AND SUBSEQUENT DISSOLUTION AND LIQUIDATION OF THE COMPANY	13

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE SPECIAL MEETING	21

FACTORS TO BE CONSIDERED BY STOCKHOLDERS IN DECIDING WHETHER TO APPROVE THE PROPOSALS	31

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION	39

PROPOSAL 1 TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE COMPANY’S ASSETS TO FIRST INVESTORS FINANCIAL SERVICES, INC.	41
General	41
The Fairness of the Proposed Asset Sale	41
Information about Purchaser	42
The Auto Receivables Purchase Agreement	42
Assets to Be Sold	43
Purchase Price	44
Representations and Warranties	45
Covenants	46
Conditions to Closing	47
Breakup Fee	47
Regulatory Approvals	48
Appraisal Rights	48
Closing of the Asset Sale Not Conditioned on FIFS obtaining Financing	48
Accounting Treatment	48
Certain United States Federal Tax Consequences	48
Opinion of ValueCorp International, Inc.	49
Purchase Price and Terms of the Proposed Asset Sale	51
Conditions of the Proposed Asset Sale	51
ValuCorp International, Inc.	52
Interests of Certain Persons in the Asset Sale	53

i

Effect of the Asset Sale and the Dissolution and Liquidation on the Company and on the Stockholders	53
Abandonment of the Asset Sale	54
Required Vote	54
Recommendation of the Board	54

PROPOSAL 2 TO APPROVE THE DISSOLUTION AND COMPLETE LIQUIDATION OF FREEDOM FINANCIAL GROUP, INC.	56
General	56
Dissolution Under Delaware Law	56
Principal Provisions of the Plan of Dissolution	57
Approval of the Plan of Dissolution and Authority of Officers and Directors	58
Dissolution and Liquidation	58
Liquidating Trust	59
Professional Fees and Expenses	60
Indemnification	60
Liquidating Distributions	60
Amendment, Modification or Revocation of Plan of Dissolution	61
Liquidation Under Code Sections 331 and 336	61
Filing of Tax Returns, Forms and Other Reports and Statements	61
Estimated Liquidating Distributions	62
Estimated Liquidating Distributions to Stockholders	63
Conduct of the Company Following Dissolution	64
Sale of Remaining Assets	65
Contingency Reserve	65
Potential Liability of Stockholders	66
Reporting Requirements	67
Closing of Transfer Books	67
Cessation of Trading of Common Stock	68
Absence of Appraisal Rights	68
Regulatory Approvals	68
Interests of Management in the Dissolution of the Company	68
Accounting Treatment	69
Certain Material United States Federal Income Tax Consequences	70
Material United States Federal Income Tax Consequences to the Company	70
Material United States Federal Income Tax Consequences to Stockholders	71
Reporting of Liquidating Distributions and Back-Up Withholding	71
Required Vote	72
Recommendation of the Board	72

PROPOSAL 3 TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES	73
General	73
Required Vote	73
Recommendation of the Board	73

ii

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	74

VOTING AND REVOCATION OF PROXY	75

SOLICITATION OF PROXIES	75

RECORD DATE; VOTING RIGHTS	75

NEXT ANNUAL MEETING - STOCKHOLDER PROPOSALS	76

INCORPORATION BY REFERENCE	77

APPENDIX A AUTO RECEIVABLES PURCHASE AGREEMENT

APPENDIX B PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION

iii

PRELIMINARY COPY

FREEDOM FINANCIAL GROUP, INC.
3058 East Elm Street
Springfield, Missouri 65802
(417) 886-6600

PROXY STATEMENT FOR A
SPECIAL MEETING OF STOCKHOLDERS

INTRODUCTION

The Board of Directors (the “Board”) of Freedom Financial Group, Inc. (the “Company,” “we,” “us” or “our”), whose executive offices are located at 3058 East Elm Street, Springfield, Missouri 65802, hereby solicits your proxy in the form of the enclosed proxy card (the “Proxy Card”) for use at a Special Meeting of Stockholders to be held November 16, 2009, at 9:00 a.m. (Central Time) at the University Plaza Hotel, 333 S. John Q. Hammons Parkway, Springfield, Missouri, 65806, or at any postponement or adjournment thereof (the “Special Meeting”).  The expense of soliciting your proxy will be borne by the Company.  The approximate day on which this Proxy Statement and the accompanying Proxy Card will be first mailed or given to stockholders is October 19, 2009.

At the Special Meeting, stockholders will be asked to vote upon the following proposals:

(1)           Proposal 1.  To authorize and approve the sale of substantially all of the Company’s portfolio of retail installment contracts to First Investors Financial Services Group, Inc. (the “Asset Sale”) pursuant to the Auto Receivables Purchase Agreement substantially in the form of Appendix A attached to this Proxy Statement (the “Purchase Agreement”);

(2)           Proposal 2.  To authorize and approve the dissolution and complete liquidation of the Company (the “Dissolution and Liquidation”) pursuant to the Plan of Dissolution and Complete Liquidation of the Company substantially in the form of Appendix B attached to this Proxy Statement (the “Plan of Dissolution”);

(3)           Proposal 3.  To approve the adjournment of Special Meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 and Proposal 2; and

(4)           To consider such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Stockholder Meeting to be held on November 16, 2009:  This Proxy Statement and the accompanying Proxy Card are available both by sending you this full set of proxy materials and on the Internet at the Company’s website, http://ffgrp.net/investors.htm.  Under rules promulgated by the Securities and Exchange Commission, we are providing access to our proxy materials by notifying you of the availability of our proxy materials on the Internet.

SUMMARY TERM SHEET

The following summary highlights the material terms of the proposed Asset Sale and Dissolution and Liquidation of the Company. We have included page references to direct you to more complete information that appears elsewhere in this Proxy Statement. This summary is not a complete statement of all information, facts or materials to be voted on at the Special Meeting. You should read this Proxy Statement, the Purchase Agreement, the Plan of Dissolution and the other materials attached to this Proxy Statement in their entirety to fully understand the proposals and their consequences to you.

In the remainder of this Proxy Statement, references to the “Company”, “we”, “us” or “our” refer to Freedom Financial Group, Inc., a Delaware corporation, and its subsidiaries. This summary should only be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Proxy Statement and the Appendices attached hereto.

Overview

•	We rely on external sources of credit to build our portfolio of point of sale retail installment contracts.

•
We were informed on June 29, 2009, that our outstanding line of credit (the “ReMark Loan”) with ReMark Lending Co. (the “Lender”), a division of ReMark Capital Group, LLC, will not be extended past its January 31, 2010 maturity date.

•
We have diligently sought a credit facility refinancing or other capital infusion, which would allow us to payoff the ReMark Loan at maturity, but the only solution that is currently available in the prevailing market conditions is a sale of our loan portfolio.

•
Thus, we are seeking your approval of the Asset Sale and your approval of the Dissolution and Liquidation of the Company pursuant to the Plan of Dissolution because there do not appear to be any other reasonable options available that would permit us to payoff the ReMark Loan and to distribute any of your investment back to you.

•
After the consummation of the Asset Sale, we will pay the outstanding balance of the ReMark Loan, pay or make provision for all of our liabilities, pay all of the expenses associated with our Dissolution and Liquidation and then distribute any remaining assets to stockholders.

•
If the Asset Sale is approved but the Dissolution and Liquidation is not approved, the Board will explore what, if any, alternatives are available for the future of the Company.  The Board does not believe that the Company’s remaining capital and resources after repayment of the ReMark Loan will be sufficient to permit the Company to continue operating in the auto receivable finance business in a profitable manner. Under these circumstances, any distribution to stockholders would be minimal because the Company would be forced to use the proceeds from the Asset Sale remaining after paying off the ReMark Loan for operating costs.

•
If the Dissolution and Liquidation is approved but the Asset Sale is not, we will liquidate our assets and use any proceeds therefrom to satisfy our obligations, including the outstanding balance of our line of credit.  If we are unable to pay off the balance of our line of credit by January 31, 2010 and are forced to default, the Lender will likely foreclose on our assets and liquidate such assets, potentially at an amount substantially less than we expect to receive in the Asset Sale.  Under such circumstances, the amount of distributions to stockholders would likely be substantially less than under the proposed Asset Sale.

Proposal One
To Approve The Asset Sale

The Purchase Agreement (See pages 41-44)

We entered into the Purchase Agreement on September 29, 2009 with First Investors Financial Services, Inc. (“FIFS”), a non-affiliated third party, pursuant to which we will, subject to certain terms and conditions, including approval by our stockholders at the Special Meeting, sell substantially all of our portfolio of point of sale retail installment contracts (the “Receivables”) to FIFS.  The closing on the sale of the Receivables is to be the earlier of (i) five business days following the satisfaction in full of all conditions precedent for closing under the Purchase Agreement, and (ii) December 15, 2009, which may be extended for up to ten business days with the prior written consent of FIFS.  As consideration for this sale, FIFS will pay us an aggregate purchase price equal to the sum of the purchase price percentage by category of receivable multiplied by the outstanding balance of the receivables in each category, determined as of five days prior to the date of the Closing.  Based on the principal balance data for each category of receivable as of June 30, 2009, FIFS would pay us approximately $14.6 million as the aggregate purchase price.  Due to the pay downs the Company has and will receive on our Receivables since June 30, 2009, and permitted changes in the category of Receivables since June 30, 2009, the amount we will receive upon the sale will be less than this amount.

Representations and Warranties (See pages 45-46)

The Purchase Agreement contains representations and warranties from each of the parties relating to, among other things, their authority to enter into the Purchase Agreement and, in the case of the Company, various aspects of the Company’s business. These representations and warranties were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to in negotiating the terms of the Purchase Agreement.

Certain Covenants (See pages 46-47)

We make certain covenants in the Purchase Agreement, including without limitation an agreement to conduct our business in the ordinary course in accordance with past practices and to refrain from certain actions between the time of signing the Purchase Agreement and the closing of the Asset Sale, and to use commercially reasonable efforts to obtain the requisite approval of the stockholders.

Conditions to Closing (See page 47)

The obligations of the parties to consummate the Asset Sale are subject to certain customary closing conditions, including, among other things, that the Asset Sale has been approved by our stockholders, that the Lender has consented to the sale of the Receivables, and that any liens on the Receivables have been released and any security interest of the Lender therein has been terminated as of the date of closing.

Breakup Fee (See pages 47)

If the closing has not occurred by the earlier of (i) the Termination Date, which is the date the Purchase Agreement is terminated by us or terminated by FIFS following the breach by us of a representation, warranty or covenant, or (ii) December 15, 2009 (if not extended at the option of FIFS), we must pay to FIFS a fee in the amount of $150,000 (the “Breakup Fee”).

Regulatory Approvals (See page 48)

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the Delaware General Corporate Law (“DGCL”).

Appraisal Rights (See page 48)

Under the DGCL, stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Closing of the Asset Sale Not Conditioned on FIFS obtaining Financing (See page 48)

The aggregate purchase price under the Purchase Agreement is estimated to be approximately $14.6 million, adjusted as described above.  FIFS has represented to the Company that it has available, either in cash on hand or the unconditional right to draw on available credit facilities, sufficient funds to meet its obligations under the Purchase Agreement.

Accounting Treatment (See page 48)

We will record the Asset Sale in accordance with accounting principles generally accepted in the United States.  Generally, upon completion of a disposition of an asset, we will recognize a financial reporting gain if the net proceeds (sum of purchase price less expenses of the sale) exceed the book value of the asset sold and we will recognize a financial reporting loss if the book value of the asset sold exceeds the net proceeds (sum of purchase price less expenses of the sale).

Certain Federal Income Tax Consequences (See page 48)

The Asset Sale will be a taxable transaction for the Company.  We will realize gain or loss with respect to each asset sold measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold.  For purposes of calculating the amount of our gain or loss, the proceeds received by us will include the cash received, assumption of indebtedness and any other consideration we receive for our assets.  We anticipate that we will have sufficient losses (including net operating loss carryforwards) to offset any gain from the Asset Sale for regular federal income tax purposes, subjecting us only to federal alternative minimum tax.  We do not expect that the Asset Sale will result in any federal income tax consequences to our stockholders.  We may be subject to state income taxes if gains exceed losses for state tax law purposes.

The Company’s Belief Regarding the Fairness of the Proposed Asset Sale (See pages 48-53)

On September 29, 2009, ValuCorp International, Inc. (“ValuCorp”), a non-affiliated valuation firm, rendered a written opinion that based upon and subject to certain assumptions, qualifications, limitations and factors described in the ValuCorp opinion, the consideration to be received by the Company in the Asset Sale was fair from a financial point of view, and that the fair value range (i.e. the range of prices at which an automobile loan receivables could be bought or sold in a current transaction between willing parties, other than in liquidation) is as follows:

Receivable Category	ValuCorp Fair Value Range	Proposed Transaction with FIFS*
<30 days past due	75% to 80%	80%
30-59 days past due	50% to 60%	53.7%
60+ days past due	20% to 30%	25%
Legal	15% to 20%	18%
Charge-Off Accounts	0.1% to 0.5%	0.5%
* For illustration purposes.  Not part of the ValuCorp opinion.

The opinion of ValuCorp was furnished for the use and benefit of the Board in connection with evaluating the cash consideration to be received by us in the Asset Sale, and does not constitute a recommendation to the Board or you as to how to vote in connection with the Asset Sale or any other matter. The opinion of ValuCorp does not address our underlying business decision to pursue the Asset Sale, the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for us, the fairness of any particular portion or aspect of the Asset Sale to the stockholders, the terms of the Purchase Agreement, or whether or not we, FIFS, our respective stockholders or any other party is receiving or paying reasonably equivalent value in the Asset Sale. The ValuCorp opinion is described more fully under “Opinion of ValuCorp International, Inc.”

Interests of Certain Persons in the Asset Sale (See page 53, 68-69)

See “Interests of Management in the Dissolution of the Company” below.  Although none of the members of the Board or management has a direct interest in the Asset Sale, the retention bonuses payable to J. Kevin Maxwell and Thomas M. Holgate are designed in part to incentivize management to maximize the purchase price.

Effect of the Asset Sale and the Plan of Dissolution on the Company and the Stockholders (See pages 53-54).

If we receive stockholder approval to consummate the Asset Sale, the Board currently expects the closing of the Asset Sale to occur on or around December 15, 2009, provided all conditions to closing are satisfied or waived.

If the Plan of Dissolution is approved by the stockholders and the Asset Sale is closed by December 15, 2009, we currently expect that an initial distribution to stockholders would be made in the fourth quarter of 2009. The initial distribution will be less than the total estimated distribution per share. We estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.12 to $0.17 per share of common stock if the Asset Sale is consummated at the currently estimated purchase price.  However, uncertainties as to the Asset Sale transaction and net proceeds to be obtained, the precise purchase price and net value of the Company’s assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution.

Assuming the proposed Plan of Dissolution is approved by our stockholders and implemented by the Board, we will pursue those steps necessary to wind down and liquidate any remaining assets and operations in accordance with the Plan of Dissolution and, after paying or making provision for all of our liabilities, distribute any remaining cash to stockholders.  In order to provide for contingent liabilities that cannot be determined until the expiration of statutory and contractual time limits, we expect to make such stockholder distributions over a course of time, rather than in a single distribution.

If stockholder approval is obtained to consummate the Asset Sale, but the Plan of Dissolution is not approved by stockholders, then we will not dissolve under applicable law and will evaluate the viability and desirability of continued operations after consummation of the Asset Sale.

Abandonment of the Asset Sale (See page 54)

If for any reason the Board determines that such action would be in the best interest of our stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, abandon the Asset Sale and all action contemplated thereunder, to the extent permitted by the DGCL.  In such event, however, we may be required to pay the Break-Up Fee to FIFS.

Required Vote and Board Recommendation (See pages 54-55)

As a sale of substantially all of our assets, the affirmative vote of a majority of all outstanding shares of the Company is required to approve the Asset Sale.

The Board has concluded that the Asset Sale in accordance with the Purchase Agreement is in the best interests of our stockholders.  The Board recommends that you approve the Asset Sale by voting “FOR” Proposal 1.

Proposal Two
To Approve The Dissolution and Liquidation

General (See pages 56-57)

The Board approved the Dissolution and Liquidation pursuant to the Plan of Dissolution on October 6, 2009, subject to the approval of the stockholders at the Special Meeting.  The Plan of Dissolution provides that upon its approval by the stockholders, the Board may:

•	File a Certificate of Dissolution with the Delaware Secretary of State after obtaining a revenue clearance certificate from the Department of Finance.
•	Cease all of our business activities except for those relating to winding up and liquidating our business and affairs.
•	Collect, sell, exchange or otherwise dispose of any of our remaining non-cash property and assets, in one transaction or in several transactions to one or more buyers.
•	Pay, or provide for the payment of, any of our remaining, legally enforceable obligations.
•
Convert to cash and distribute any remaining assets to the stockholders or transfer to one or more liquidating trustees, for the benefit of the stockholders under a liquidating trust, our remaining assets after payment or provision for payment of claims against and obligations of the Company.

•	Take any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.

A copy of the Plan of Dissolution is attached as Appendix B to this Proxy Statement.

Approval of the Plan of Dissolution and Authority of Officers and Directors (See pages 57-59)

The approval of the Plan of Dissolution by our stockholders will authorize, without further stockholder action, the Board to do and perform, or to cause the Company’s officers to do and perform, any and all acts that the Board deems necessary, appropriate or desirable, in the absolute discretion of the Board, to implement the Plan of Dissolution and to proceed with our dissolution and liquidation in accordance with any applicable provision of the DGCL.

Liquidating Trust (See page 59)

If deemed necessary, appropriate or desirable by the Board, we may establish a liquidating trust and transfer any or all of our assets to one or more liquidating trustees for the benefit of the stockholders.  Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to stockholders prior to the third anniversary of the filing of a Certificate of Dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustees thereof.

Amendment, Modification or Revocation of the Plan of Dissolution (See page 61)

The Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL.  The Board may not unilaterally amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and federal securities laws.

Estimated Liquidating Distributions (See pages 62-64)

Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we currently expect to make an initial distribution, as soon as reasonably practicable following the sale of any non-cash assets remaining after the Asset Sale, to holders of record of our common stock as of the close of business on the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective (the “Effective Date”). We do not intend to make any further distributions until after we sell, liquidate or otherwise dispose of our remaining non-cash assets and pay or make reasonable provision to pay all claims against and obligations of the Company. We currently estimate that the aggregate amount of cash distributions to our stockholders will be in the range of $0.12 to $0.17 per share of common stock, assuming we consummate the Asset Sale at the currently estimated price and are able to sell our non-cash assets at reasonable prices.

We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict (i) the amount of our remaining liabilities, (ii) the amount that we will expend during the course of the liquidation, (iii) the net value, if any, of our remaining non-cash assets, or (iv) the purchase price to be received in the Asset Sale because the price depends on the aging of our receivables at closing. The Board has not established a firm timetable for any final distributions to the Company’s stockholders. Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of our stockholders. The Board, in its discretion, will determine the nature, amount and timing of all distributions.  The Board currently intends to make a partial distribution in the fourth quarter of 2009.

Conduct of the Company Following Dissolution (See pages 64-65)

After the Effective Date, our corporate existence will continue for the sole purpose of winding up and liquidating our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing any remaining property among our stockholders.

Sale of Remaining Assets (See page 65)

Stockholder approval of the Plan of Dissolution will constitute approval of the disposition of all of our remaining property and assets on such terms and at such prices as the Board, without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders.  We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time.

Contingency Reserve (See page 65-66)

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities. Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve that the Board believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities.  We also may seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities.  At this time, we are unable to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps the Board may undertake to make provision for the satisfaction of liabilities and claims.  However, any such amount will be deducted before the determination of amounts available for distribution to stockholders. From time to time, we may distribute to stockholders on a pro rata basis any portions of the contingency reserve that the Board deems available for distribution.

Potential Liability of Stockholders (See page 66)

Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of any liabilities and claims against the Company, each stockholder could be held liable for amounts due to creditors up to the aggregate amount distributed to such stockholder in accordance with the Plan of Dissolution.

Reporting Requirements (See page 67)

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders.  If the Plan of Dissolution is approved, we intend to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock.  We anticipate that, if granted such relief, we would be required to continue filing current reports on Form 8-K to disclose material events relating to our dissolution and liquidation, or if we transfer our assets to a liquidating trust, the trust (as successor to the Company) would be required to file annual reports on Form 10-K (without audited financial statements) and current reports on Form 8-K, along with any other reports that the SEC might require.  If the SEC does not grant us the requested relief, we will be required to continue filing all of our periodic and current reports required by the Exchange Act, which would reduce of the amount available for distribution to stockholders because of the costs associated therewith.

Closing of Transfer Books (See page 67-68)

The Board may direct that our stock transfer books be closed and the recording of transfers of common stock discontinued as of the earliest of:

•	the close of business on the record date fixed by the Board for the first or any subsequent installment of any liquidating distribution;
•	the close of business on the date on which our remaining assets are transferred to a liquidating trust; or
•	the date on which our Certificate of Dissolution is filed with the Delaware Secretary of State.

We expect that the Board will close our stock transfer books on or around the Effective Date. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.

The liquidating distributions to stockholders pursuant to the Plan of Dissolution will be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock.  The Board (or any trustees) may require stockholders to surrender their stock certificates or to furnish evidence of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board (or any trustees) as a condition to receipt of the liquidating distribution.

Cessation of Trading in the Company’s Common Stock (See page 68)

We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”) on the Effective Date or as soon thereafter as is reasonably practicable.  It is expected that trading in our shares of common stock will cease on or very soon after the Effective Date.

Appraisal Rights (See page 68)

Stockholders are not entitled to assert appraisal rights with respect to the Dissolution and Liquidation.

Regulatory Approvals (See page 68)

We do not believe we are subject to any federal or state regulatory requirements, nor do we believe we are required to obtain any federal or state approval in order to consummate the dissolution, other than filing this Proxy Statement with the SEC.

Interests of Management in the Dissolution of the Company (See page 68-69)

In connection with the Dissolution and Liquidation, we will continue to compensate our executive officers and employees at their existing compensation levels in connection with their services provided.  In addition, the Board established a management severance and retention incentive compensation program for certain of the Company’s executive officers who are not otherwise entitled to severance under an employment agreement.  The program was established to provide an incentive for these key employees to continue their employment with the Company and to maintain the quality of our loan portfolio to maximize the purchase price received in the Asset Sale, to complete the headcount reduction, and to ensure our efficient and orderly operations in anticipation of dissolution and wind up of our business and affairs.

Following Dissolution and Liquidation, we will continue to indemnify our directors, officers, employees, consultants and agents in accordance with our Certificate of Incorporation, Bylaws and contractual arrangements for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs.  As part of the dissolution process, we may purchase insurance policies and coverage for periods after the Effective Date.

Accounting Treatment (See page 69)

Upon dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution.  The estimated net realizable value of assets and estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

Certain Material United States Federal Income Tax Consequences (See page 69-72)

After the approval of the Plan of Dissolution and until our liquidation is complete, we will continue to be subject to United States federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations. Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between the fair market value of the consideration received for each asset sold and our adjusted tax basis in the asset sold.  We should not recognize any gain or loss upon the distribution of cash to stockholders in liquidation of their shares of common stock.  We currently do not anticipate that our Dissolution and Liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for United States federal income tax purposes.

Each stockholder will generally recognize a capital gain or loss equal to the difference between the aggregate amount of the distribution made to the stockholder in connection with our liquidation and the adjusted tax basis of such stockholder’s shares.  If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. In general, a stockholder will recognize gain as a result of a liquidating distribution if the aggregate value of the distribution and prior liquidating distributions received by the stockholder with respect to a share exceeds the stockholder’s tax basis for that share. Any loss generally will be recognized by a stockholder only when the stockholder receives its final liquidating distribution, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share.  Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long-term capital gain or loss if the stock has been held for more than one year. The deductibility of capital losses is subject to limitations.  You are urged to consult your own tax advisors as to the specific tax consequences to you of our Dissolution and Liquidation pursuant to the Plan of Dissolution.

Required Vote and Board Recommendation (See page 72)

The Plan of Dissolution requires the approval of a majority of all outstanding shares of the Company.

The Board has concluded that the Dissolution and Liquidation pursuant to the Plan of Dissolution is in the best interests of our stockholders.  The Board recommends that you approve the Plan of Dissolution by voting “FOR” Proposal 2.

Proposal Three
To Adjourn the Special Meeting

General (See page 73)

If we do not receive a sufficient number of proxies to approve Proposals 1 and 2, and in the judgment of the proxy holders the Special Meeting should be adjourned to another date to allow additional time for our Proxy Solicitor to solicit additional proxies to vote in favor of Proposals 1 and 2, then the approval of Proposal 3 would authorize such adjournment.

Required Vote and Board Recommendation (See page 73)

Proposal 3 requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the Special Meeting.

The Board recommends that you approve any such adjournment, if such becomes necessary, by voting “FOR” Proposal 3.

BACKGROUND AND REASONS FOR THE ASSET SALE
AND SUBSEQUENT DISSOLUTION AND LIQUIDATION OF THE COMPANY

Freedom Financial Group, Inc., a Delaware corporation formed in 2001, is the successor (through Chapter 11 bankruptcy) to Stevens Financial Group, Inc. and has a relatively short operating history.  The Company was released from its predecessor’s bankruptcy proceedings on January 1, 2003, but did not commence full-scale operations until the second half of 2004.  We are a specialized consumer finance company engaged in the purchasing, servicing and collection of motor vehicle retail installment contracts originated by independent used automobile dealerships.  Our focus has been on acquiring consumer installment contracts collateralized by motor vehicles ranging in age from one to eight years old at the date of acquisition, entered into with purchasers who have sub-prime credit (i.e., purchasers with credit scores below 620, or who due to other circumstances, have limited or no access to traditional sources of consumer credit) but meet our established underwriting requirements.  These installment contracts are originated at the point of sale by our network of independent used car dealers located throughout the Midwestern United States.

We require substantial capital resources and cash to support our business strategy.  Maintaining liquidity is a key to the ongoing success of companies in our industry.  Since inception, we have funded the acquisition of installment contracts with cash received as the result of the 2001 bankruptcy settlement, cash generated from our operations and proceeds from bank lines of credit.

Economic conditions in the past two years have negatively affected many aspects of our industry.  Lenders who previously provided warehouse financing for sub-prime automobile finance companies have either withdrawn from the market completely or have limited their lending to profitable companies with which the lenders have existing relationships.  In addition, many capital market participants who have previously played a role in the sub-prime auto finance industry have withdrawn from the industry, or in some cases ceased to do business.

On January 31, 2008, Freedom Financial Group, Inc. and its wholly owned subsidiary, Freedom Financial Auto Receivables LLC, entered into a two-year Revolving Credit Loan and Security Agreement and related documents (collectively, the “Loan Agreement”) with ReMark Lending Co., a division of ReMark Capital Group, LLC, for a line of credit of up to $15 million.    As security for the ReMark Loan, we granted the Lender a security interest in substantially all of our portfolio of point of sale retail installment contracts.  Freedom Financial Group, Inc. also granted the Lender a security interest in its ownership interest in Freedom Financial Auto Receivables LLC.  This amounts to substantially all of our assets.  Our line of credit had outstanding balances of approximately $10.0 million and $12.0 million as of December 31, 2008, and June 30, 2009, respectively. The ReMark Loan matures and is payable in full on January 31, 2010.  The amount due under the Loan Agreement may be accelerated upon a default by the Company, which includes failure to make any payment under the Loan Agreement when it is due.  Additionally, the Loan Agreement provides for a prepayment penalty of $150,000.  At the request of management, the Lender has waived a right of “last look” with respect to the Asset Sale, which has the effect of waiving the prepayment penalty.

Our portfolio of installment contracts, net of unearned discount and allowance for credit losses, grew from $9.7 million at December 31, 2007, to $15.9 million and $17.9 million at December 31, 2008, and June 30, 2009, respectively.  Similarly, our total revenues grew from $2.9 million to $3.1 million for the years ended December 31, 2007 and 2008, respectively, and from $1.4 million to $2.1 million for the six months ended June 30, 2008 and 2009, respectively.

Meanwhile, our centralized structure and utilization of technology to maximize efficiencies, and increased control over expenses enabled us to experience decreases in operating expenses as a percent of revenues as our revenues grew, with such percentage declining from 105% to 58% for the six months ended June 30, 2008 and 2009, respectively.  Nevertheless, we have not been consistently profitable.  We reported a net loss of $1.4 million for the year ended December 31, 2007, but net income of $303,032 for the year ended December 31, 2008, which was the first and only year in the Company’s operating history since 2001 in which the Company did not report a net loss.  We reported net losses of $292,608 for the three month period ended March 31, 2009, and $384,068 for the six month period ended June 30, 2009.  Through December 31, 2008, we had accumulated approximately $29.0 million in net operating loss carry-forwards.

Approximately one year before the ReMark Loan maturity date, the Company’s management began informal communications with the Lender to discuss whether the ReMark Loan would be extended or increased at maturity, and management also began exploring whether debt or equity financing might be available through other sources.  These efforts were consistent with our long-term growth strategies and anticipated capital requirements.  However, in late 2008, and continuing to the present time, economic conditions in general and the credit markets in particular have been increasingly difficult and challenging for all business sectors, and especially so for businesses of the Company’s size and in the Company’s industry of sub-prime automobile lending.  We reported in our quarterly report on Form 10-Q filed with the SEC on May 12, 2009, that “if the current economic conditions and tight credit markets continue, it may be difficult to refinance our bank line of credit when it matures in January, 2010, and if we default under our bank line of credit our lender could assume ownership of all of our assets and liquidate the assets in a manner the lender deems satisfactory in order to satisfy the line of credit.”

On May 11, 2009, we engaged Falconbridge Capital Markets, LLC (“Falconbridge”) to search for a replacement credit facility. Falconbridge is a leading investment bank serving financial institutions and finance companies across the globe.  The principals of Falconbridge have advised on the structuring and placement of over $30 billion in corporate financings and have previous experience with major financial institutions, investment banks and finance companies.  Falconbridge was selected because of the firm’s expertise in the automobile finance industry, familiarity with the Company and prior success in the procurement of financing for the Company.  The initial engagement agreement was for a term through July 13, 2009, and specified that Falconbridge would be paid (i) a closing fee of $550,000 for the successful consummation of one or more capital raising transactions, which could include a credit facility from one or more institutional funding sources, or the sale or securitization of all or a portion of our portfolio of consumer installment sales contracts to a third party; (ii) out-of-pocket expenses for fees directly related to the engagement, as well as project administration costs; (iii) a non-refundable engagement fee of $20,000 to be credited to the closing fee, if paid; and (iv) a non-refundable retainer fee equal to $15,000 to be credited to the closing fee, if paid.  On July 6, 2009 the initial agreement was amended and extended through October 13, 2009.  Under the amended agreement, the retainer fee was modified to provide for the payment of additional retainer fees in the amount of $10,000 on each of July 15, 2009, August 14, 2009 and September 15, 2009 (to be credited against a closing fee, if paid).  In addition, the closing fee was modified such that if a transaction sourced by Falconbridge was (i) consummated as a sale of all or a portion of our portfolio of consumer installment sales contracts, the closing fee would instead be 2.5% of the amount of consideration received for such portfolio, and (ii) consummated as a loan to the Company, the closing fee was still $550,000.

The primary scope of our engagement with Falconbridge was to assist in identifying appropriate capital sources and providers, soliciting capital and/or liquidity facilities, structuring and negotiating such facilities, and providing related advice and counsel  Falconbridge prepared a confidential informational memorandum about the Company and distributed it to over twenty potential lenders in May 2009 to provide background information on the Company and to solicit a credit facility of up to $25 million to accommodate the growth we were expecting over the coming 36 months.

On June 18, 2009, we formally requested the Lender to extend the January 31, 2010 maturity date of the ReMark Loan.  On June 29, 2009, the Lender notified us that while it appreciated the difficulty the current market environment presented in our efforts to secure a new line of credit, the Lender did not intend to grant an extension of the existing facility past the January 31, 2010 maturity date.

On July 2, 2009, representatives of Falconbridge met with our Board and reported that after approaching more than twenty potential lenders, none had expressed an interest in extending a credit facility to us. The primary reasons Falconbridge cited for lack of interest in extending a credit facility to us included:

•	Our lack of profitability.
•	The institutions approached were no longer extending credit to sub-prime finance companies/lenders.
•	The size of the credit facility did not fit the lender’s business model.
•	The Company is outside the lender’s geographic footprint.
•	The institution is only interested in portfolio purchases.

Falconbridge pointed out that a major impediment to our obtaining a credit facility was the pricing levels on “competing product” for auto loan portfolios and asset-backed securities.  For example, on March 19, 2009, Ford Motor Credit issued auto loan asset-backed securities that were eligible for purchase under the United States Treasury Department’s TALF stimulus program.  Investors using government leverage were able to purchase these “AAA” rated securities at a yield of 16.5%.  On June 23, 2009, AmeriCredit Corp. offered “AAA,” “AA,” and “A” rated subprime auto loan asset-backed securities.  The “A” bonds were being marketed at a 15% yield and the “AA” bonds were being marketed with a 10% yield to investors.

Falconbridge considered and sought out a variety of equity capital alternatives, including a follow-on/rights offering, a private equity infusion and a strategic combination.  Falconbridge concluded that the prospect of issuing new equity in the current market environment was extremely dismal.  It advised that while equity markets have shown some signs of re-emergence in recent months, the environment for middle-market specialty finance companies remains difficult given the continuing lack of liquidity in the debt markets and ongoing consumer credit stress.  Falconbridge further advised that the ability of the Company to efficiently issue equity would be hampered by extremely low valuations among publicly traded auto finance companies.  Our current share price and disparate investor base pose a challenge for financial investors.  The  current low share price sets a ceiling on consideration to be paid by any potential investors, but the large amount of shares outstanding makes a potential tender offer comparatively expensive.

Falconbridge also determined that the prospects for a strategic (versus financial) equity investment in the Company were hampered by the fact that the value of the dealer base had been greatly diminished, as end-user financing sources have largely retrenched, and in some markets disappeared.  In addition, the value of existing portfolios is currently at historic lows as seller supply far outweighs buyer demand.

The primary reasons Falconridge cited for lack of interest in an equity transaction were as follows:

•	There are too many competing opportunities in the marketplace at the current time (primarily performing portfolio sales from distressed companies).
•	Our large stockholder base would make an acquisition difficult and comparatively expensive.
•	A potential buyer’s lack of familiarity with our independent dealer base would cause such potential buyer concern.
•	The transaction would be too small to justify the time and expense involved.

At the July 2, 2009 Board meeting, Falconbridge presented an offer from an institution that had opted not to pursue an equity infusion into the Company but desired to pursue a loan portfolio purchase transaction.  Based on the portfolio data available at that time, the total purchase price would have been approximately $13.7 million.  The Board rejected this offer, primarily because the Board was still focused on obtaining a credit facility, and also because the offer had a very short deadline for acceptance that did not allow the Board sufficient time to fully consider the offer.  The Board requested that Falconbridge continue to search for a replacement credit facility, not a portfolio sale, as a portfolio sale would likely result ultimately in the dissolution and liquidation of the Company.

In addition to the efforts by Falconbridge, management has pursued potential replacement credit facilities and equity financing.  Management initially began seeking financing from institutions historically active in providing credit lines to sub-prime auto finance companies.  It soon became obvious to management that most of the lenders formerly in the sub-prime industry were no longer lending or were only lending to companies with which the lender had previously established relationships.  One leading financial institution, however, expressed an interest in providing us financing, and in February 2009 a representative of the institution met with Company management to discuss a potential credit facility.  However, when our first quarter 2009 results were made available in May 2009, indicating a net loss of $292,608 for the quarter, the lender stated that it would not proceed with the proposed credit facility until we maintained at least three months of continued profitability.

In our quarterly report on Form 10-Q filed for the quarter ended June 30, 2009, we reported that we had received notice from the Lender that “the lender is no longer extending credit to finance companies and thus our line of credit will not be renewed or extended when it matures in January, 2010….We can give no assurance we will be able to secure additional financing with terms acceptable to us.  If we are unable to secure additional financing, we may be forced to liquidate.  Management and the Company’s investment banking firm are currently seeking alternative sources of debt and equity financing.”

On August 13, 2009, Falconbridge reported that although significant continuing efforts had been put forth to procure a credit facility refinancing, Falconbridge did not believe that any refinancing opportunities would arise before the Board’s next scheduled regular meeting on September 17, 2009.  Falconbridge indicated that the only capital raising option that had received a positive response from the market had been for a sale of our loan portfolio, and that a portfolio sale appeared to be the only possible way to repay the ReMark Loan when it comes due. Falconbridge believed that the best possible alternative to maximize residual stockholder value, if any, would be to proceed with a sale of our loan portfolio, and it provided a recap of the details of seven possible portfolio sale indications it had received, as well as a recap of the institutions that were in the process of analyzing our data to provide a bid.  Of the seven indications Falconbridge received, three institutions ultimately opted not to bid on our loan portfolio.  The bids that were received included purchase prices ranging from 70% to 80% of the unpaid principal balance on the current (less than 30 days past due) portion of our loan portfolio.  Some institutions stated that they were experiencing their own liquidity issues and would only be able to purchase a small portion of our portfolio of installment loan contracts.

One of the bids received by Falconbridge was from FIFS, which offered to purchase our entire current loan portfolio for a price equal to 80% of the unpaid principal balance. Falconbridge advised that the FIFS bid was clearly the best portfolio sale option available, and that their 80% price represented the absolute top of the current market.  Importantly, Falconbridge stated that we needed to act promptly, because if we delayed in accepting the FIFS bid until the September 17, 2009 Board meeting, the prices being offered for our portfolio may be significantly less.  Falconbridge believed that portfolio purchasers would attempt to leverage our looming refinancing deadline by either offering no bid and instead waiting to purchase the portfolio from the Lender once it has been foreclosed upon, or making a bid that is substantially lower than the current market.

Falconbridge recommended that all parties still analyzing our portfolio be contacted at once.  If no positive indicative responses were received from any of the potential purchasers, then the offer received from FIFS should be presented to the Board as soon as possible.  Falconbridge noted that while other institutions were continuing to analyze our portfolio for a potential loan sale and/or other strategic alternatives, the probability of an outcome superior to that currently offered by FIFS was unlikely, given the established timeframe and current market conditions.  Falconbridge also believed that the certainty of executing a transaction with FIFS was greater than that of any other bidder that had been contacted, and any leverage we had in the sale process was currently at its peak and would decline as the maturity date of the ReMark Loan approached.

On August 18, 2009, we received a proposed non-binding letter of intent from FIFS.  The letter of intent included a detailed computation of the purchase price, provided for a $150,000 break-up fee if we accepted the letter of intent but subsequently elected not to close the transaction for any reason or if the transaction were not consummated by December 15, 2009, as well as other terms and conditions, including a condition that FIFS would reaffirm the purchase price once it had completed its due diligence. We received a revised non-binding letter of intent from FIFS on August 19, 2009 (the “FIFS LOI”), correcting a computational error in the purchase price, providing for an extension of the closing date at the sole discretion of FIFS, and modifying the break-up fee by removing the obligation to pay the break-up fee if FIFS proposed a material change to the asset purchase price or elected not to close the transaction.  The estimated purchase price was $14.6 million based on loan portfolio data as of June 30, 2009.

The Board met on August 20, 2009, to discuss the FIFS LOI.  Falconbridge presented a report outlining their efforts to arrange a refinance, capital infusion, asset sale or other financing event, which included the details of all of the possible portfolio sale indications Falconbridge had received (the “Report”), and a copy of the FIFS LOI.  According to the Report, the FIFS LOI was superior to all other offers or indications of interest that had been received through either Falconbridge or the independent efforts of management.  The Board considered the terms and pricing of the FIFS LOI, including the break-up fee and the fact that FIFS could withdraw its offer at any time and without recourse.  The Board considered but took no action on engaging a qualified analyst to evaluate the fairness of the FIFS LOI.  Thereafter, management engaged ValuCorp International, Inc. to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in connection with the FIFS LOI.  See “Opinion of ValueCorp International, Inc.” below.  Following the August 20 Board meeting, we accepted the FIFS LOI and commenced negotiations for a definitive agreement.

Aside from the binding obligation to pay the break-up fee, the FIFS LOI did not restrict us from continuing to pursue other possible transactions, including a credit facility to replace the ReMark Loan, and including other potential opportunities for a loan portfolio sale transaction.  Both FalconBridge and management actively continued their efforts to pursue other transactions.

On September 4, 2009, after FIFS completed its due diligence, we received a proposed updated letter of intent from FIFS (the “Updated FIFS LOI”) removing the due diligence condition.  The Updated FIFS LOI also reaffirmed the purchase price for the loan portfolio and updated the aggregate purchase price to include an additional amount to be paid for our charge-off accounts.  Additionally, the Updated FIFS LOI provided that the maximum aggregate number of payment extensions to obligors within the loan portfolio in any given month could not exceed 11 unless otherwise approved in writing by FIFS, and in no event could a payment extension be granted on an account that is greater than 30 days past due.  We accepted the Updated FIFS LOI on September 8, 2009, which was non-binding on the Company other than the obligation to pay the break-up fee.

The Board met again on September 11, 2009, to review the Updated FIFS LOI in comparison to other potential loan portfolio sale opportunities, including one proposal for a higher aggregate price using different pricing percentages for different tranches of the portfolio based on aging and collectability categories.  Management and Falconbridge both advised the Board that the Updated FIFS LOI remained preferable to the alternative higher price proposal based on the key considerations of the advantage in financing, timing, certainty for closing of the FIFS proposal, and the fact that the other proposed price was not sufficiently higher to offset or outweigh these key considerations.  After lengthy discussions, the Board asked representatives of Falconbridge to continue pursuing alternative opportunities to the Updated FIFS LOI, and in particular to continue discussions for the purpose of improving the higher price proposal in ways that would address the Board’s concerns on the other key considerations.

Between the Board’s September 11 meeting and its regular meeting scheduled for September 17, 2009, management continued their efforts to pursue alternatives to the Updated FIFS LOI.  These efforts reflected our top priority of obtaining a credit facility to replace the ReMark Loan, and also of seeking to improve the Updated FIFS LOI terms or to improve the terms of other proposals for portfolio sale transactions

At its regular meeting on September 17, 2009, the Board considered, among other things, the Company’s financial health, operating results and the possible options that may be available to the Company in light of the Lender’s refusal to refinance the ReMark Loan.  The Board also compared the Updated FIFS LOI to other potential opportunities.  The Board considered the Updated FIFS LOI to be generally superior because:  (i) we already had an executed letter of intent with FIFS; (ii) FIFS had completed their due diligence review; (iii) the price offered by FIFS was deemed by Falconbridge to be fair and at the top end of the expected range; (iv) since management felt a definitive agreement with FIFS could be reached relatively quickly, the initial time line for preparing a proxy statement, holding a stockholders meeting and closing the transaction could be maintained resulting in a closing of the transaction on or around December 15, 2009; (v) FIFS appeared to have access to the necessary resources to close the transaction; and (vi) the relatively low break-up fee did not preclude the Company from continuing to pursue other options, most importantly a financing or equity option that would allow the Company to continue operations.  Then management moved forward to finalize a definitive agreement consistent with the signed Updated FIFS LOI which had been approved by the Board.

The Board reconvened on September 24, 2009, to discuss the recent developments, including the status of the efforts to either obtain debt or equity financing to replace the Company’s credit facility or to complete and sign a definitive agreement with FIFS according to the Updated FIFS LOI.  At this meeting, management reported that it continued to have informal discussions with possible sources of financing, but thus far none of those sources has appeared to present any realistic opportunities for the Company.  Additionally, management reported that a definitive agreement with FIFS had been completed in principle, but FIFS had determined that its board of directors must approve such definitive agreement prior to execution.

On September 25, 2009, in anticipation of the Asset Sale, we announced that we would no longer be purchasing new loans from our network of dealers.  We did this because the FIFS purchase price for our loan portfolio was less than the price we were paying to purchase new loans.

We received the ValuCorp fairness opinion on September 29, 2009, which the Board reviewed when it reconvened on September 30, 2009.  The Board was advised at that meeting that, although management had been told the FIFS board had approved the definitive agreement, the Company had not yet received the definitive agreement signed by FIFS.  Although management and Falconbridge were then continuing their efforts to develop alternative means of paying off the ReMark Loan prior to its maturity, the Board believed it was necessary to begin bringing these efforts to a conclusion in light of the time required to call a special stockholders meeting to approve the Asset Sale, to prepare and file a definitive and final proxy statement for the stockholders meeting, and to consummate the FIFS transaction on a timely basis prior to the end of 2009 and in advance of the maturity date of the ReMark Loan.  The Board recognized that we could continue to seek credit facilities to replace the ReMark Loan, because paying the $150,000 FIFS break-up fee would be the only impediment to terminating the FIFS transaction in favor of a new credit facility should such an opportunity become available to us.

On October 5, 2009, we filed a current report on Form 8-K disclosing that we had entered into a definitive agreement with FIFS.

The Board met again on October 6, 2009, for management to update the Board on any ongoing efforts to develop alternative means of paying off the ReMark Loan prior to its maturity.  Management also reported that the Lender had proposed an amendment to the Loan Agreement that would include an agreement by us that the ReMark Loan was in default due to our announcement that we would no longer be purchasing new loans, but that the Lender would agree temporarily to forbear exercising certain default remedies.  Discussions with the Lender about the proposed amendment were still ongoing.  Following management’s report, the Board concluded that the FIFS transaction was still in our best interests and in the best interests of the stockholders.  In the Board’s business judgment, a sale of our loan portfolio on the terms offered by FIFS followed by our dissolution and liquidation is the best available method under the circumstances to maximize residual stockholder value, if any.  The Board therefore ratified the FIFS Asset Sale and also approved the Plan of Dissolution.  The Board took these actions in part because it believed that such options would permit us to payoff the ReMark Loan as it becomes due and save us from being forced to seek protection under applicable United States bankruptcy laws.  The Board also approved a plan for severance compensation and retention bonuses for certain key members of management.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION
AND VOTING AT THE SPECIAL MEETING

Q.	What will be voted on at the Special Meeting?

A.	The items of business scheduled to be voted on at the Special Meeting are as follows:

1.	a proposal to authorize and approve the Asset Sale pursuant to the Purchase Agreement substantially in the form of Appendix A attached to this Proxy Statement;

2.
a proposal to authorize and approve the voluntary Dissolution Liquidation of the Company pursuant to the Plan of Dissolution substantially in the form of Appendix B attached to this Proxy Statement; and

3.
a proposal to approve the adjournment of the Special Meeting to another date, time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 and Proposal 2.

These proposals are described more fully below in this Proxy Statement.  As of the date of this Proxy Statement, the only business that the Board intends to present or knows of that others will present at the meeting is set forth in this Proxy Statement.  If any other matter or matters are properly brought before the meeting, the persons who hold proxies intend to vote the shares they represent in accordance with their best judgment.

Q.	What will happen if the Asset Sale is not ratified and approved?

A.
If the Asset Sale is not ratified and approved, we will not complete the Asset Sale and the Plan of Dissolution will be abandoned.  The ReMark Loan matures on January 31, 2010, and our Lender has indicated that it will not renew or extend our credit facility after the maturity date.  The Lender has a security interest in substantially all of our assets, including all of our retail installment contracts.  It is likely that when the ReMark Loan matures, if the Asset Sale has not been ratified and approved, our Lender will foreclose on our assets and sell them, possibly at distressed sale prices.  In that event, it is likely that there would be substantially less funds, if any, remaining for distribution to stockholders.

Q.	Is the Asset Sale conditioned upon the Plan of Dissolution being approved?

A.
No.  The Asset Sale is not conditioned upon the Plan of Dissolution being approved.  If stockholders approve the Asset Sale but do not approve the Plan of Dissolution, we will complete the sale of substantially all of our assets to FIFS subject to the terms and conditions of the Purchase Agreement.  Thereafter, the Board and management will evaluate what alternatives, if any, are available to the Company.  However, at this time the Board does not believe that our assets remaining after satisfaction of the ReMark Loan will be sufficient to profitably conduct the business we have historically operated as an owner and servicer of installment sales contracts in the auto finance sector.

Q.	What will happen if the Plan of Dissolution is ratified and approved?

A.
If the Plan of Dissolution is authorized, we will (subject to stockholder approval of the Asset Sale) complete the proposed sale of assets to FIFS, file a Certificate of Dissolution with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations, and make distributions to stockholders of available liquidation proceeds.  We expect to close our stock transfer books and to discontinue recording transfers and issuing stock certificates on or around the Effective Date – the date that the Certificate of Dissolution filed with the Delaware Secretary of State becomes effective.  The Effective Date will be announced as soon as reasonably practicable after that time. We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the OTC Bulletin Board.  Accordingly, we expect that trading in our shares of common stock will cease on or as soon as practicable after the Effective Date.

Q.	What will happen if the Plan of Dissolution is not approved?

A.
If the Plan of Dissolution is not approved, the Board will explore what, if any, alternatives are available for the future of the Company, particularly in light of the fact that we would have sold substantially all of our assets, and our assets remaining after satisfaction of the ReMark Loan will not be sufficient to profitably conduct the business that we have historically operated.  Following the Asset Sale, we will have terminated substantially all of our employees because there would be no active business left to operate.  Rehiring employees may not be possible, or would take several months at a cost that we are unable to estimate at this time.

At this time, the Board has considered numerous options and has determined that it is in the best interests of the stockholders to dissolve the Company and return the cash to our stockholders. The Board, however, retains the right to consider other alternatives should a more attractive offer arise before or after the Effective Date.  If our stockholders do not approve the Plan of Dissolution, we expect that our cash resources will continue to diminish, which would likely adversely affect our financial condition and the value of your common stock.  Such a result would increase the risk that you would lose all of your investment.

Q.	How does the board of directors recommend that I vote?

A.	The Board recommends that you vote your shares “FOR” approval of Proposals 1, 2 and 3.

Q.	What will stockholders receive in the liquidation?

A.
Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after satisfying or making reasonable provision for the satisfaction of claims, obligations and liabilities as required by law, distribute any remaining cash to our stockholders.  We can only estimate the amount of cash that may be available for distribution to stockholders.  We estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.12 to $0.17 per share of common stock (assuming the Asset Sale is consummated).  If the Asset Sale is not approved, we cannot predict whether any funds will be available for distribution to stockholders, especially if we are unable to pay the ReMark Loan when it becomes due and the Lender forecloses on and sells our assets.

Many of the factors influencing the amount of cash distributed to stockholders as a liquidation distribution cannot be currently quantified with certainty and are subject to change.  Accordingly, you will not know the exact amount of any liquidating distributions you may receive as a result of the Dissolution and Liquidation when you vote on the proposal to approve the Plan of Dissolution.  You may receive substantially less than the amount currently estimated.

Q.	When will stockholders receive payment of any available liquidation proceeds?

A.
Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we expect to make an initial distribution as soon as reasonably practicable following the Asset Sale.  We are not able to predict with certainty the precise nature, amount or timing of any distributions, primarily due to our inability to predict the amount of our remaining liabilities or the amount that we will expend during the course of the liquidation and the net value, if any, of our remaining non-cash assets.  If the amount of our liabilities and the amounts that are spent during the liquidation are greater, or the value of our non-cash assets is less than we anticipate, stockholders may receive substantially less than the amount estimated.  The Board has not established a firm timetable for any final distributions to stockholders.  Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of stockholders.  The Board, in its discretion, will determine the nature, amount and timing of all distributions.  In any liquidation of the Company, the claims of secured and unsecured creditors of the Company take priority over the stockholders.  If the Asset Sale is not approved, we default on the ReMark Loan and the Lender forecloses and liquidates our assets, we will likely be forced into an involuntary liquidation in which the amount of distributions to stockholders will likely be substantially less than would be available following the Asset Sale, and perhaps, zero.

Q.	Why am I receiving these proxy materials?

A.
You are receiving these proxy materials because you were a stockholder of record at the Record Date, the close of business on October 14, 2009.  As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q.	Who is entitled to attend the meeting?

A.	You are entitled to attend the meeting only if you were a stockholder (or joint holder) of record as of the Record Date, or if you hold a valid proxy for the meeting.

Please note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.  You will also need to obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q.	Who is entitled to vote at the meeting?

A.	Only stockholders who owned the Company’s common stock at the Record Date are entitled to notice of the Special Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

Q.	How many shares must be present to conduct business?

A.
The presence at the meeting, in person or by proxy, of the holders of a majority of all of our outstanding common stock at the Record Date will constitute a quorum.  A quorum is required to conduct business at the meeting.  Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q.	What shares can I vote at the meeting?

A.
You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
Many of our stockholders hold their shares through a broker or other nominee rather than directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareholder Services, you are considered to be, with respect to those shares, the stockholder of record, and we are sending these proxy materials directly to you.  As the stockholder of record, you have the right to grant your voting proxy directly to the representatives of Freedom Financial Group, Inc. named on the Proxy Card or to vote in person at the meeting.  We have enclosed a Proxy Card for you to use to grant the Company your proxy.

Beneficial Owner.  If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting.  Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.  Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q.	How can I vote my shares without attending the meeting?

A.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting.  Stockholders of record may submit proxies by completing, signing and dating their Proxy Cards and mailing them in the accompanying pre-addressed envelope.  Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.  In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the Special Meeting by telephone, by calling 1-800-560-1965 and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 12:00 p.m. Central Time on November 15, 2009, the day before the Special Meeting.  Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 12:00 p.m. Central Time on November 15, 2009, the day before the Special Meeting, by going to www.eproxy.com/ffgr to create an electronic ballot.  If you vote by telephone or the Internet, you will be required to provide the control number contained on your Proxy Card.  If your shares are held in street name, your Proxy Card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone.  Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name.  Section 212(c)(2) of the DGCL allows the granting of proxies electronically.

Q.	How can I vote my shares in person at the meeting?

A.
Shares held in your name as the stockholder of record may be voted in person at the meeting.  Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.  Even if you plan to attend the meeting, we recommend that you also submit your Proxy Card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Q.	Can I change my vote?

A.
You may change your vote at any time prior to the vote at the meeting.  If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person.  Mere attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q.	Is my vote confidential?

A.
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy.  Your vote will not be disclosed either within the Company or to third parties, except:  (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.  Occasionally, stockholders provide written comments on their Proxy Card, which are then forwarded to the Company’s management.

Q.	How are votes counted?

A.
If you provide specific instructions with regard to an item, your shares will be voted as you instruct on such item.  If you sign your Proxy Card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” each of Proposals 1, 2 and 3, and in the discretion of the proxy holders on any other matters that properly come before the meeting).

Q.	What is a “broker non-vote”?

A.
Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters.  Approval of the Asset Sale and the Plan of Dissolution are considered non-routine, and therefore your broker or bank does not have the discretionary authority to vote your shares on these matters unless you so instruct.  A “broker non-vote” occurs when a broker expressly instructs on a Proxy Card that it is not voting on a matter, whether routine or non-routine.

Q.	How are “broker non-votes” counted?

A.
Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.  Accordingly, broker non-votes will have the same effect as a vote “AGAINST” a proposal.

Q.	How are abstentions counted?

A.
If you return a Proxy Card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal, but they will not be voted on any matter at the meeting.  In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner.  Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

Q.	What happens if additional matters are presented at the meeting?

A.
If you grant a proxy, the persons named as proxy holders, Jerald L. Fenstermaker (our President and Chief Executive Officer, as well as a Director) and Thomas M. Holgate (our Senior Vice President and Secretary), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. However, other than the three proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the meeting, and no other matters have been presented for a vote at the Special Meeting.

Q.	Who will serve as inspector of election?

A.	We expect a representative of Wells Fargo Shareholder Services, our transfer agent, to tabulate the votes and act as inspector of election at the meeting.

Q.	What should I do if I receive more than one proxy?

A.
You may receive more than one set of these proxy solicitation materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards.  For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares.  In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Proxy Card.  Please complete, sign, date and return each Proxy Card and voting instruction card that you receive to ensure that all your shares are voted.

Q.	Who is soliciting my vote and who is paying the costs?

A.
Your vote is being solicited on behalf of the Board, and the Company will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement.

Q.	How can I find out the results of the voting?

A.	We intend to announce preliminary voting results at the meeting and publish final results in a current report on Form 8-K following the meeting.

Q.	What is the deadline for proposing action or director candidates for future meetings?

A.	If we have a future annual meeting, you may be entitled to present proposals for action at such a meeting, including director nominations.

Stockholder Proposals:  We do not expect to hold another annual meeting.  If there is an annual meeting held in 2010, for a stockholder proposal to be considered for inclusion in our proxy statement, the written proposal must be received by the Secretary of the Company at our principal executive offices no later than the close of business on the tenth day following the date on which notice of the annual meeting is mailed to stockholders or public disclosure of the date of the meeting is made, whichever occurs first. Stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act, and any other applicable rules established by the United States Securities and Exchange Commission.  Proposals should be addressed to:

Secretary
Freedom Financial Group, Inc.
3058 E. Elm Street
Springfield, MO 65802

Nomination of Director Candidates:  If there is an annual meeting in 2010 and if you wish to propose a director candidate for consideration by the Board, your recommendation should include information required by our Bylaws and should be directed to the Secretary of the Company at the address of our principal executive offices set forth above.  In addition, you must submit the recommendation within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions:  You may contact our Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q.	What happens to my shares of common stock after the dissolution of Freedom Financial Group, Inc.?

A.
The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock.  Thereafter, each holder of common stock will cease to have any rights with respect to the shares, except the right to receive distributions, if any, pursuant to the Plan of Dissolution.

Q.	Should I send in my stock certificates now?

A.	No. You should not forward your stock certificates before receiving instructions to do so.

As a condition to receipt of the liquidating distributions, the Board or trustees, if any, may require stockholders to surrender their certificates evidencing their shares of common stock in the Company or to furnish evidence satisfactory to the Board or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or any trustees.  If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender.  Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Q.	Can I still sell my shares?

A.
Yes, for a limited period of time.  We expect that our common stock will continue to be quoted on the OTC Bulletin Board prior to the Special Meeting.  However, the Board may direct that our stock transfer books be closed and recording of transfers of common stock discontinued as of the earliest of:

•	the close of business on the Record Date fixed by the Board for the first or any subsequent installment of any liquidating distribution;

•	the close of business on the date on which our remaining assets are transferred to a liquidating trust; or

•	the date on or as soon as reasonably practicable after which we file our Certificate of Dissolution with the Delaware Secretary of State.

We expect that the Board will close our stock transfer books on or around the Effective Date.  Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.

Q.	Do I have appraisal rights?

A.	No. Under the DGCL, stockholders are not entitled to assert appraisal rights with respect to the Asset Sale or the Plan of Dissolution.

Q.	What do stockholders need to do now?

A.
After carefully reading and considering the information contained in this Proxy Statement and the documents delivered with and incorporated by reference into this Proxy Statement, each stockholder should complete, sign and date his or her Proxy Card and mail it in the enclosed postage prepaid envelope as soon as possible, but in no event later than November 6, 2009, so that his or her shares may be represented at the Special Meeting.  If you are a stockholder of record, you may grant a proxy to vote your shares at the Special Meeting by telephone, by calling 1-800-560-1965 and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 12:00 p.m. Central Time on November 15, 2009, the day before the Special Meeting.  Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 12:00 p.m. Central Time on November 15, 2009, the day before the Special Meeting, by going to www.eproxy.com/ffgr to create an electronic ballot.

Q.
What happens if the Board enters into a definitive agreement to refinance the ReMark Loan or is able to obtain a new line of credit before the consummation of the Asset Sale and/or the Plan of Dissolution?

A.
Notwithstanding authorization or consent to the proposed Asset Sale or Plan of Dissolution by the stockholders, the Board has the absolute right in its sole discretion to abandon the Asset Sale or the Plan of Dissolution or both.  It is likely that the Board would exercise its right to abandon the Asset Sale or the Plan of Dissolution or both if before the consummation of the Asset Sale we were presented with an opportunity to refinance the ReMark Loan or obtain a new credit facility that would enable us to continue operating as a going concern.

Q.	Who should I contact with questions?

A.
If you have any additional questions about the Special Meeting or the proposals presented in this Proxy Statement, need information on how to obtain directions to attend the meeting and vote in person, of if you have special needs that you would like us to accommodate at the Special Meeting, you should contact:

Thomas M. Holgate, Secretary
Freedom Financial Group, Inc.
3058 E. Elm Street
Springfield, MO 65802
(417) 886-6600 ext. 213

FACTORS TO BE CONSIDERED BY STOCKHOLDERS
IN DECIDING WHETHER TO APPROVE THE PROPOSALS

There are many factors that stockholders should consider when deciding whether to vote to approve the proposals. Such factors include the risk factors set forth below and those risk factors set forth in our other filings with the SEC.

The Company has a history of losses.

We had a substantial accumulated deficit as of December 31, 2008 of $4,738,477 and cumulative operating losses of $5,390,734 over the five-year period ended December 31, 2008.   There is no assurance that we will show an operating profit at any time in the future.  We had incurred net losses of $292, 608 and $91,460 for the three-month periods ended March 31, 2009 and June 30, 2009, respectively.  However, we had positive operating cash flow of $314,546 and $416,455, respectively, during the first and second quarters of 2009.  Because we have been heavily dependant on our credit facility to acquire loans and support our operations, there is substantial doubt surrounding our ability to continue as a going concern without obtaining a new credit facility.

There can be no assurance the Lender will not accelerate the ReMark Loan and sell our assets prior to the January 31, 2010 maturity date.

Although the primary purpose of the Asset Sale is to pay off the ReMark Loan by the January 31, 2010 maturity date, the Loan Agreement grants the Lender the right to declare us in default if there is a material adverse change in our business, financial condition or prospects.  It is possible that, in light of the events described in this Proxy Statement, the Lender could take the position that one or more of these events were a material adverse change and thus declare us in default, accelerate the ReMark Loan and sell our assets in foreclosure prior to the maturity date of the ReMark Loan and the expected closing date of the Asset Sale.  If that happened, we would not be able to close the Asset Sale, and depending upon the prices at which our receivables are sold by the Lender, there may not be sufficient funds remaining to make a distribution to our stockholders

Failure to approve the Asset Sale may seriously affect the Company’s liquidity and ability to continue as a going concern.

The Board approved the Asset Sale and the Plan of Dissolution in part because it believes that the maturity of our current line of credit and our inability to refinance or obtain a new line of credit will prohibit the Company from meeting its financing and operating cash needs for the next 12 months.  Additionally, the Lender has a security interest in substantially all of our assets, including all of our retail installment contracts.  If our current line of credit matures, the Asset Sale has not been ratified and approved, and we are unable to pay the balance of the ReMark Loan, the Lender will likely foreclose on our assets and sell them, possibly at distressed sale prices.  In the absence of such financing, we will not be able to finance operations and may be required to terminate operations or seek protection under applicable United States bankruptcy laws.

Additionally, since we have ceased purchasing new loans, the overall size of our portfolio will begin to decline, as existing portfolio loans continue to pay down and to age as some portfolio loans may become delinquent in accordance with historical performance of our loan portfolio and due to current economic conditions.

If our expectations regarding the conversion of our assets into cash are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash we can distribute to stockholders depends, in part, on the amount of cash received from the Asset Sale and liquidation of our other assets and the cost of liquidation. The ultimate amount that we receive is subject to uncertainties.  While we have executed the Purchase Agreement, the sale price contemplated by the Purchase Agreement is subject to adjustments based on various factors, including the actual size of our receivables at closing, the aging of our receivables at closing and our ability to receive certain consents and to maintain current business operations. The sale price is also conditioned on there being no material adverse effects relating to our retail installment contracts being sold.  If a material adverse change should occur or we fail to satisfy a closing condition, we may not realize the estimated amounts related to the sale of our assets.  Additionally, the ultimate cash distributed to stockholders is also subject to the following:

•
We have estimated the value of our retail installment contracts. These estimates may change depending on a number of factors, including without limitation, the delinquency rate on our loan portfolio.  Moreover, the overall size of our loan portfolio will decline due to our decision not to purchase any additional receivables.

•
The estimated purchase price for the Asset Sale is based on conditions in the Purchase Agreement that we will (i) not grant more than 11 payment extensions or deferrals to obligors on the loans in our portfolio, (ii) not make payment extensions on any receivable that is 30 or more days past due, (iii) not grant a payment extension that would extend the date of payment by 15 or more days from the payment due date as reflected in our files as of June 30, 2009, and (iv) obtain stockholder consent to the Asset Sale.  If we do not satisfy any of the foregoing conditions, FIFS may choose not to purchase our loan portfolio and we may be required to pay the Break-Up Fee to FIFS.

•
When estimating the amount of cash to be distributed to stockholders, we have estimated the net realizable value of our accounts receivable that we expect to receive in cash from our customers, third party payors and FIFS. These estimates may change depending on a number of factors including:  the actual claims outstanding on the date of closing, uncollectible accounts greater than our estimates, and ongoing sales and cash collections during the interim period prior to closing.  Since the purchase price payable by FIFS depends on the aging of the receivables at closing, any increase in the delinquency rate could decrease the purchase price payable by FIFS and thus the amount we are able to distribute to stockholders.

•
We have estimated the net realizable value of the sale of our remaining assets, which include a number of assumptions and estimates including the actual sales price of the assets to be sold. These estimates may prove to be inaccurate.

•	The timing of the sales of our assets could have an impact on the actual cash proceeds we receive when these assets are sold.

If our expectations regarding liquidation expenses are inaccurate, the amount we distribute to our stockholders may be reduced.

The amount of cash ultimately distributed to stockholders pursuant to the Plan of Dissolution also depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate.  Factors that could impact our estimates include the following:

•
If any of the estimates regarding the expense of satisfying known outstanding obligations, liabilities and claims during the liquidation process are inaccurate, the amount we distribute to our stockholders may be substantially less than the amount currently estimated.

•
If currently unknown or unanticipated claims are asserted against us, we will have to defend or resolve such claims before making distributions to stockholders, which will reduce amounts otherwise available for distribution.

•
We have made estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve and liquidate the Company.  Our actual expenses could vary significantly and depend on the timing and manner of the sale of our non-cash assets. If the timing differs from our plans, we may incur additional expenses above our current estimates, which could substantially reduce funds available for distribution to our stockholders.

We may continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome.  Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our stockholders. If our stockholders approve the Plan of Dissolution, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock.  If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and, as a result, will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our stockholders. These expenses include, among others, those costs relating to:

•	The preparation, review, filing and dissemination of SEC filings.

•	Maintenance of effective internal controls over financial reporting.

•	Audits and reviews conducted by our independent registered public accountants.

Distributions to stockholders could be reduced if our expectations regarding liabilities and operating expenses are inaccurate.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, insurance, rent, utilities, claims processing fees, legal and accounting fees and miscellaneous office expenses) will continue to be incurred as we seek to close the Asset Sale and wind down operations under the Plan of Dissolution. Any unexpected claims, liabilities or expenses or claims, liabilities or expenses that exceed our estimates or if the timing of the closing is later than planned, could reduce the amount of cash available for ultimate distribution to stockholders.  If available cash and amounts received on the sale of our assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute any cash at all to our stockholders.

Distributions to our stockholders could be delayed.

All or a portion of the distribution could be delayed, depending on many factors, including without limitation:

•
If a creditor or other third party seeks an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations.

•
If we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with our decision to liquidate and dissolve or claims from customers or borrowers in connection with our lending practices or the lending practices of our used car dealership customers.

•	If we are unable to sell our non-cash assets or if such sales take longer than expected.

•	If we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected.

•	If the issuance of the revenue clearance certificate required to file our Certificate of Dissolution with the Delaware Secretary of State is delayed.

Any of the foregoing could delay or substantially diminish the amount available for distribution to our stockholders. In addition, under the DGCL, claims and demands may be asserted against us at any time during the three years following the Effective Date. Accordingly, the Board may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company that may arise during the three-year period following the Effective Date. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, a stockholder could be held liable for payment to the Company’s creditors up to the amount actually distributed to such stockholder.

If our stockholders approve the Plan of Dissolution, we will file a Certificate of Dissolution with the State of Delaware, dissolving the Company.  Pursuant to Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware courts shall direct, for the sole purpose of winding up our business and affairs.  Following the Effective Date, we will pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual or statutory claims, known to us. We also may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company.  If the amount of the contingency reserve, insurance and other resources calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution. In such event, a stockholder could be required to return all amounts received as distributions pursuant to the Plan of Dissolution and ultimately could receive nothing under the Plan of Dissolution. Moreover, for United States federal income tax purposes, payments made by a stockholder in satisfaction of our liabilities not covered by the cash or other assets in our contingency reserve or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such stockholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code of 1986, as amended (the “Code”).

Stockholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business.

Although the Board believes that the Asset Sale and Dissolution and Liquidation are more likely to result in greater returns to stockholders than if we continued as a stand-alone entity without financing or pursued other alternatives, if the Plan of Dissolution is approved, stockholders will lose the opportunity to capitalize on our business and possible future growth opportunities that may have arisen had other alternatives been available to us.

Stockholders may not be able to recognize a loss for United States federal income tax purposes until they receive a final distribution from us.

As a result of our dissolution and liquidation, for United States federal income tax purposes, our stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (ii) their tax basis for their shares of our common stock. Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year.  Any loss generally will be recognized by a stockholder only when the stockholder receives our final liquidating distribution to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the Plan of Dissolution.

Recordation of transfers of the Company’s common stock on its stock transfer books will be restricted as of a future date that the Board will determine, and thereafter it generally will not be possible for stockholders to sell or change record ownership of their stock.

The Board may direct that our stock transfer books be closed and the recording of transfers of common stock discontinued as of the earliest of (i) the close of business on the record date fixed by the Board for the first or any subsequent installment of any liquidating distribution, (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the date on or as reasonably practicable after the date on which we file a Certificate of Dissolution with the Delaware Secretary of State. We expect that the Board will close our stock transfer books on or around the Effective Date.

Our stockholders could approve the Asset Sale but vote against the Plan of Dissolution.

After the Asset Sale to FIFS, we will have limited operations or assets with which to generate revenues and cash and will have retained only those employees required to wind down our corporate existence.  We do not intend to invest in another operating business.  If the Plan of Dissolution is not approved, we will proceed with the Asset Sale, pay all of our liabilities, and, as a result of the Plan of Dissolution not being approved, use some of the cash received from the Asset Sale to pay ongoing operating expenses instead of distributing it to stockholders pursuant to the Plan of Dissolution, which would decrease or eliminate the cash distribution to be made to stockholders.  If the Plan of Dissolution is not approved, the Board may make a second attempt to solicit a vote of the stockholders to approve the Plan of Dissolution.

The directors and officers of the Company will receive additional benefits as a result of the Asset Sale and the Dissolution and Liquidation.

Following the filing of a Certificate of Dissolution with the Delaware Secretary of State, the Company will continue to indemnify each of our current and former directors and officers to the fullest extent permitted under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution.  In addition, we intend to maintain our current directors’ and officers’ insurance policy through the date of dissolution and may obtain runoff coverage for an additional period of time after filing the Certificate of Dissolution.  As described more fully in on pages 68-69 of this Proxy Statement, our executive officers will receive compensation in addition to their interests as stockholders.

If we fail to retain the services of certain key personnel, the Plan of Dissolution may not succeed.

The success of the Plan of Dissolution depends in large part upon our ability to retain the services of certain of our current executive officers.  We expect certain officers to remain as employees to assist in our liquidation.  Failure to retain these personnel could harm the implementation of the Plan of Dissolution.  If we fail to retain the services of these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.  See “Interests of Management in the Dissolution of the Company” below.

Further stockholder approval may not be required in connection with the implementation of the Plan of Dissolution, including for the sale of all or substantially all of our non-cash assets as contemplated in the Plan of Dissolution.

The approval of the Plan of Dissolution by the stockholders also will authorize, without further stockholder action, the Board to do and perform, or to cause our executive officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Board deems necessary, appropriate or desirable, in the absolute discretion of the Board, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up our affairs.  Accordingly, depending on the timing of a stockholder vote on the Plan of Dissolution, we may dispose of any and all of our other remaining non-cash assets without further stockholder approval.  As a result, the Board may authorize actions in implementing the Plan of Dissolution, including the terms and prices for the sale of our remaining non-cash assets, with which our stockholders may not agree.

The Board may abandon the Asset Sale and revoke implementation of the Plan of Dissolution even if they are approved by the stockholders.

Even if the stockholders approve the Asset Sale and the Plan of Dissolution at the Special Meeting, if for any reason, such as a refinancing of our line of credit or an equity investment becoming available, the Board determines that such action would be in our best interests and the best interests of the stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, abandon the Asset Sale and terminate the Purchase Agreement and/or revoke the Plan of Dissolution and abandon the Dissolution and Liquidation, to the extent permitted by the DGCL.  If the Board abandons the Asset Sale, we will owe the Break-Up Fee to FIFS.  Abandonment of the Asset Sale, but consummation of the Dissolution and Liquidation, would probably result in the stockholders receiving substantially less, if anything, in distributions from the Company.  A revocation of the Plan of Dissolution would result in the stockholders not receiving any liquidating distributions pursuant to the Plan of Dissolution.

If our stockholders do not approve the Plan of Dissolution, our resources may diminish completely.

If the stockholders do not approve the Dissolution and Liquidation and we continue to pursue a strategy of using our cash on hand and any cash generated from the Asset Sale after payment of the ReMark Loan to support our continued operations, the Board will explore what, if any, alternatives are available for our future, particularly in light of the fact that we would have sold substantially all of our assets, terminated substantially all of our employees and commenced the process of winding up, and would likely continue to incur net losses for the foreseeable future.  After the Asset Sale, there will be no active business left to operate and rehiring employees may not be possible, or would take several months at a cost that we are unable to estimate.

At this time, the Board has considered numerous options and has determined that it is in the best interests of the stockholders to dissolve the Company and return the net cash to its stockholders.  The Board, however, retains the right to consider other alternatives should a more attractive offer arise before or after the Effective Date.  If stockholders do not approve the Dissolution and Liquidation, we expect that our cash resources will continue to diminish and would likely adversely affect our financial condition and the value of your common stock.  Such a result would increase the risk that you would lose all of your investment.  Moreover, any alternative selected by the Board may have unanticipated negative consequences.

If our stockholders do not approve the Plan of Dissolution, our stock price may be adversely affected.

If our stockholders do not approve the Plan of Dissolution, our stock price may be adversely affected due to market perception about our ability to restart and operate successfully or to pursue successfully other strategic alternatives.

In addition to the risks described above, you should carefully consider the risks described in our annual report on Form 10-K for the year ended December 31, 2008 which was filed with the SEC on March 11, 2009, and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, which were filed with the SEC on May 12, 2009 and August 7, 2009, respectively.

CAUTIONARY STATEMENTS CONCERNING
FORWARD-LOOKING INFORMATION

This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  We base these forward-looking statements on our expectations and projections about future events, which we have derived from the information currently available to us.  For each of these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA. Words such as may, could, will, should, likely, expects, anticipates, contemplates, estimates, believes, plans, intends, projected, predicts, potential or continue, or similar terms and variations of these words and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements are those that are not historical in nature, but rather those that relate to future events or our future performance, including but not limited to, statements regarding our expected closing and timing of the closing of the Asset Sale and the Dissolution and Liquidation; expected cash to be received from the Asset Sale and cash to be disbursed to settle our obligations and liabilities both known and unknown; expected cash distribution amounts and the timing of these distributions; expected expenses in connection with the Asset Sale and the Dissolution and Liquidation; possible or assumed future results of operations; and future revenue and earnings.  Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors with respect to the Company:

•	The satisfaction of conditions to complete the Asset Sale, including the receipt of required stockholder approval and third party consents, if any.

•	The aging of our receivables upon closing of the Asset Sale, which will determine the purchase price paid by FIFS for the receivables.

•	The amount of costs, fees and expenses related to the Asset Sale, interim operations, sales of the other remaining assets, prior to closing and subsequent liquidation and dissolution of the Company.

•	The amount to be recovered for assets and the amount paid to settle our obligations and liabilities.

•	The loss of key personnel.

•	The potential for unexpected claims or liabilities.

•	Adverse developments, outcomes and expenses in legal proceedings.

•	Other risk factors as further described in this Proxy Statement.

Readers are cautioned not to place undue reliance on forward-looking statements, which express our expectations and beliefs only. The forward-looking events discussed in this Proxy Statement and other statements made from time to time by us or our representatives may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about the Company including without limitation those discussed elsewhere in this Proxy Statement and the risks discussed in our SEC filings.

For additional information regarding these and other risks, see Item 1A - Risk Factors in our annual report on Form 10-K, filed with the SEC on March 11, 2009 and incorporated herein by reference.  Any forward-looking statements made or incorporated by reference in this Proxy Statement or that we may make from time to time are representative only as of the date they are made, and we undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

PROPOSAL 1
TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE COMPANY’S
ASSETS TO FIRST INVESTORS FINANCIAL SERVICES, INC.

General

On September 29, 2009, we entered into an Auto Receivables Purchase Agreement with FIFS, pursuant to which we will, subject to certain terms and conditions, including approval by the stockholders at the Special Meeting, sell substantially all of our retail installment contracts to FIFS.  As consideration for this sale, FIFS will pay us an amount for such retail installment contracts calculated by a formula applying certain percentages to the outstanding principal amount of receivables of differing credit categories.  Based on the balance of the various categories as of June 30, 2009, the purchase price would be approximately $14.6 million.  Due to principal payments and changes in credit quality since June 30, 2009, the amount the Company will receive will be less than that amount.

You are being asked to approve the sale of substantially all of our retail installment contracts to FIFS.  If this proposal is approved, we will, after the Asset Sale to FIFS is completed, apply the proceeds of the Asset Sale to satisfy our liabilities and obligations, including the payment of the outstanding balance of our credit facility with ReMark Lending Co., a division of ReMark Capital Group, LLC.

If we receive stockholder approval of and consummate the Asset Sale and execute the Plan of Dissolution, we currently estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.12 to $0.17 per share of common stock.  However, uncertainties as to the Asset Sale transaction and net proceeds to be obtained, the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution.

The Fairness of the Proposed Asset Sale

In reaching our decision to enter into the Purchase Agreement with FIFS, the Board considered a number of factors, including without limitation, the following:

•	Our inability to refinance the ReMark Loan or obtain a new line of credit necessary for us to meet our needs for the next 12 months.

•	The many different financial and strategic alternatives for the Company and the limited availability of other satisfactory alternatives explored by the Board and management.

•
The opinion of Falconbridge that the price was fair and at the top of any expected range given a variety of factors, including without limitation, the current economic conditions and the approaching maturity date on the ReMark Loan.

•
The Board’s familiarity with and review of our business, results of operations, financial condition, liquidity and prospects, including, without limitation, our earnings, as well as conditions in the sub-prime automobile lending industry generally and its changing environment.

•	The alternative of seeking protection under the United States bankruptcy laws.

•	The likelihood that FIFS will be able to complete the transactions contemplated by the Asset Sale.

•	The likelihood that the anticipated closing date of the transaction with FIFS would permit the Company to dissolve and wind-up its affairs by December 31, 2009.

•	The manner in which FIFS had conducted negotiations and its observed conduct in the marketplace.

•
The written opinion of ValuCorp International, Inc. that based upon and subject to certain assumptions, qualifications, limitations and factors described in the ValuCorp opinion, the projected cash consideration to be received by the Company in connection with the Asset Sale is fair, from a financial point of view.

•	A thorough review of the Purchase Agreement.

In view of the wide variety of factors considered in connection with its evaluation of the proposed Asset Sale, the Board did not find it necessary to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. Based upon all of these factors, the Board approved the Purchase Agreement and recommends that the stockholders approve the Asset Sale.

Information about Purchaser

FIFS, with a principal place of business located at 675 Bering, Suite 710, Houston, Texas 77057, is an independent consumer finance company that originates automobile loans indirectly through relationships with franchised automobile dealers in the United States. FIFS’s indirect lending business operates in 28 states through relationships with hundreds of automobile dealerships. FIFS specializes in providing financing solutions to consumers who typically do not have access to traditional financing sources. In addition to its automobile finance operations, FIFS also engages in the purchase of portfolios of automobile loans from other lenders and the servicing of pools of loans for affiliated and non-affiliated investors.  FIFS has over 40,000 customers, and approximately $600 million in managed auto receivables.

The Auto Receivables Purchase Agreement

The following is a summary of the material provisions of the Purchase Agreement and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is attached hereto as Appendix A.  Capitalized terms used but not otherwise defined in this section, “The Auto Receivables Purchase Agreement,” have the meanings attributed to such terms in the Purchase Agreement.

Assets to Be Sold

The assets to be sold by us include the following:

•	All right, title, and interest of the Company in and to the Receivables.

•	The security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables.

•
Any proceeds received on or after the Closing Cutoff Date from claims or refunds of premiums on any physical damage, lender’s single interest, credit life, disability and hospitalization and GAP insurance policies or claims or refunds under warranties covering Financed Vehicles or Obligors related to the Financed Vehicles.

•	All documents contained in the Receivable Files.

•
All monies paid and all monies due, including accrued interest, after the Closing Cutoff Date with respect to the Receivables, including all monies received into the Lock Box Account and not yet applied to the Receivables.

•
All present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

Additionally, we will assign to FIFS all of our recourse against each Dealer under each Dealer Agreement with respect to each Receivable for any breach of such Dealer’s representations, warranties or covenants applicable to such Receivable, including, without limitation, the assignment of rights of recourse to Dealers for rebates of Dealer premium or “chargeback” or “spread” in respect of Receivables prepaid or charged off or collateral repossessed in the manner provided in the Dealer Agreement.  FIFS will not assume any of our obligations relative to amounts owed to, or that may become due and owing to, Dealers for spread or premium arising from acquisition of the Receivables.  We will retain all rights under the Dealer Agreements respecting any receivables acquired thereunder, other than the Receivables sold to FIFS.

Purchase Price

Pursuant to the Purchase Agreement, FIFS has agreed to pay us as consideration for the Receivables and the rights of recourse under the Dealer Agreements, an amount equal to the fair market value of such Receivables as of the Cutoff Date, which is to be calculated as the sum of (i) 80.0% of the aggregate outstanding balance of the Eligible Receivables that are less than 30 days past due as of the Closing Cutoff Date, plus, (ii) 53.7% of the aggregate outstanding balance of the Eligible Receivables that are 30 to 59 days past due as of the Closing Cutoff Date, plus, (iii) 25.0% of the aggregate outstanding balance of the Eligible Receivables that are 60 days or more past due as of the Closing Cutoff Date, plus (iv) 18.0% of the aggregate outstanding balance of the Legal Status Receivables as of the Closing Cutoff Date, plus (v) 0.5% of the aggregate outstanding balance of the Charge-Off Receivables as of the Closing Cutoff Date (the “Purchase Price”).  Although the actual Purchase Price will not be calculable until the Closing Cutoff Date, we have estimated that the total Purchase Price will be approximately $14.6 million, based on the principal balance of each category of receivable available as of June 30, 2009.  The following table illustrates the Purchase Price payable by FIFS if such Asset Sale were to have closed on June 30, 2009:

Receivable Category	Principal Balance(4)	Purchase Percentage	Purchase Price
<30 days past due(1)	$17,941,483	80.0%	$14,353,186
30-59 days past due(1)	$181,036	53.7%	$97,216
60+ days past due(1)	$42,892	25.0%	$10,723
Legal(2)	$572,506	18.0%	$103,231
Sub-total	$18,738,917	77.7%	$14,564,356
Charge-Off Accounts(3)	$4,278,201	0.5%	$21,391
Total	$23,017,118	63.37%	$14,585,747

(1)	Excluding receivables subject to bankruptcy, redeemed possession, modification or other legal proceeding as further described below.

(2)
Consists of receivables subject to bankruptcy, redeemed possession, modification or other legal proceeding, but excludes receivables out-for-repossession, repossession or charge-off status, accounts with a charge-off date noted in the data file, or accounts which are greater than 120 days past due.

(3)	Consists of receivables that are in a charge-off status or have been, or should have been, charged-off in accordance with the Company’s charge-off policy.

(4)	Excludes receivables that we collect prior to the Closing Cut-Off Date.

The aggregate outstanding balance of the Receivables FIFS will purchase may not exceed $21.0 million, excluding Charge-Off Receivables (the “Aggregate Cap”), which creates a ceiling on the purchase price.  If the aggregate outstanding balance of the Receivables exceeds the Aggregate Cap, FIFS may selectively reduce the Receivables purchased.  A total of $100,000 of the Purchase Price will be held back until 120 days after the Closing Date to secure any obligations of the Company to FIFS that may arise during such period.

Representations and Warranties

The Purchase Agreement contains certain representations and warranties of the parties, relating to, among other things, the organization of each of the parties, the authority of each of the parties to execute and enter into the Purchase Agreement, the lack of conflict with any agreement for borrowed money, and obtaining the requisite consents and approvals.  The Purchase Agreement also contains certain representations and warranties of the Company relating to, among other things:

•
Title and ownership of the Receivables to be sold and the absence of any financing statements covering any interest of any kind in the Receivables or intended to be filed or registered which would impair or conflict with our right, title and interest in the Receivables.

•	The absence of proceedings or investigations pending or threatened against us that would have a material adverse effect on our obligations under the Purchase Agreement.

•	The solvency of the Company.

•	The absence of any material change in operations.

•
The fact that each Receivable has been purchased in a bona fide sale by the Company from a dealer, bank, finance company or similar entity in the ordinary course of business and was originated in connection with an advance made for the sale or re-financing of a new or used automobile, light-duty truck or van and has been fully and properly executed by the parties thereto, and that there has been no fraud in connection with the origination of such Receivable or the sale thereof to the Company.

•
As to each Receivable, there exists an original Receivable which, excepting a Charge-Off Receivable, immediately prior to the sale to FIFS, is secured by a validly perfected first priority security interest in the Financed Vehicle in favor of the Company.

•
We have not received written notice that any Financed Vehicle is subject to any Liens (other than in our favor) or adverse claim of any kind, or has been impounded, destroyed, damaged to an extent that the cost of repair would be in excess of the replacement value thereof or deemed “totaled” by an insurer.

•	We are the sole owner of all rights in and to each Receivable with full right to transfer the Receivable and the Receivable Files to FIFS.

•	Each Receivable and Receivable File is free and clear of any Lien or adverse claim of any kind, other than Liens to be released at Closing.

•	No duplicate originals of the Receivable exist or have been delivered to any Person.

•	Except as may be consented to in writing by FIFS, no more than 11 payment extensions or deferrals have been granted to Obligors in any calendar month following August 2009.

•
A Dealer Agreement between us and the Dealer selling the Financed Vehicle purchased pursuant to each Receivable is in effect and each such Dealer Agreement contains representations and warranties by the Dealer as to title, fraud and misrepresentation that are consistent with the standard form agreements utilized by us.

•
Each Receivable has been originated and, at all times prior to the Closing Cutoff Date, has been serviced and collected, in accordance with all requirements of applicable federal, state and local laws and regulations, our credit policies and our Servicing and Collection Policies.

Covenants

The Purchase Agreement contains certain agreements by us to, among other things:

•	Cause our computer systems to be maintained so that following the Closing, the master computer records that refer to a Receivable indicate clearly that such Receivable is owned by FIFS;

•	Hold in trust for FIFS and remit to FIFS as soon as practicable any payments due or becoming due to FIFS which come into the possession of the Company after the Closing Cutoff Date.

•
Make the necessary personnel available and direct appropriate third-party vendors to cooperate with all reasonable requests of FIFS in effecting an orderly servicing transfer and the electronic conversion of all applicable Receivables data as of the close of business on the day immediately preceding the Closing Date.

•	Refrain from omitting to do any act, or permitting any act or omission to occur which may cause any irreparable breach of any representation, warranty, covenant or agreement made by the Company.

•	Use commercially reasonable efforts to comply with all laws applicable to our business and operations.

•	Refrain from extending, modifying or waiving the terms of any Receivable other than in accordance with our Servicing and Collection Policy.

•
Limit the maximum aggregate number of payment extensions or deferrals to all Obligors in the aggregate in any given month to 11 and, in no event, shall a payment extension be granted on any account which is greater than 30 days past due at the time the extension or deferral is granted.

•
Refrain from making any change to the day of the month an Obligor’s payment is due that would result in the new due date being more than 15 days different than the due date for such payment as of June 30, 2009.

•
Refrain from selling, conveying, disposing or otherwise transferring any interest in any of the Receivables or any Dealer Agreements to any person other than FIFS in accordance with the terms of the Purchase Agreement.

Conditions to Closing

The obligations of the Company and FIFS to consummate the Asset Sale are subject to the fulfillment (or waiver) of certain conditions, including:

•
Representations and warranties of each party are true and correct and each party has performed and complied with all the covenants and agreements and satisfied all the conditions required to be performed or complied with or satisfied by us prior to the closing of the Asset Sale.

•	Our stockholders have approved the Asset Sale.

•	The other party has delivered specific closing deliverables.

•
There are no proceedings or investigations pending or threatened against us that would have a material adverse effect on the value of the Receivables in the hands of FIFS or the performance by us of our obligations under the Purchase Agreement.

•
Lender has consented to the sale of the Receivables and the performance of the transactions contemplated by the Purchase Agreement and any license or security interests in the Receivables have been released and terminated.

•	We will no longer be the Servicer of the Receivables.

•	We will not have suffered any material adverse change to our operations since June 30, 2009.

Breakup Fee

If the Closing has not occurred by the earlier of (i) the Termination Date, which is the date the Purchase Agreement is terminated by us or terminated by FIFS following the breach by us of a representation, warranty or covenant, or (ii) December 15, 2009 (which date may be extended for up to ten business days with the prior written consent of FIFS), we must pay to FIFS the Break-Up Fee in the amount of $150,000.

Additionally, if we terminate the Purchase Agreement for any reason (except as provided below), we must pay the Break-Up Fee to FIFS.  We are obligated to pay the Break-Up Fee to FIFS under all circumstances, including, without limitation, if we fail to obtain any required consents or approvals (including from the stockholders) to the consummation of the transactions contemplated in the Purchase Agreement.  The only instance in which FIFS is not entitled to receive the Break-Up Fee is if FIFS fails to perform its obligations under the Purchase Agreement and we have not breached any representation, warranty or covenant.  Receipt by FIFS of the Break-Up Fee will constitute full settlement of any and all liabilities of the Company under the Purchase Agreement.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Asset Sale, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the DGCL.

Appraisal Rights

Under the DGCL, stockholders are not entitled to appraisal rights in connection with the Asset Sale.

Closing of the Asset Sale Not Conditioned on FIFS obtaining Financing

The Purchase Price for the Asset Sale is estimated to be not more than approximately $14.6 million. FIFS has represented to us in the Purchase Agreement that it has available, either in cash on hand or the unconditional right to draw on available credit facilities, sufficient funds to meet its obligations under the Purchase Agreement.

Accounting Treatment

We will record the Asset Sale in accordance with accounting principles generally accepted in the United States.  Generally, upon completion of a disposition of an asset, we will recognize a financial reporting gain if the net proceeds (sum of purchase price less expenses of the sale) exceed the book value of the asset sold and we will recognize a financial reporting loss if the book value of the asset sold exceeds the net proceeds (sum of purchase price less expenses of the sale).

Certain United States Federal Tax Consequences

The Asset Sale will be a taxable transaction for the Company.  We will realize gain or loss with respect to each asset sold measured by the difference between the proceeds received by us on such sale and our tax basis in the assets sold. For purposes of calculating the amount of our gain or loss, the proceeds received by us and our affiliates will include the cash received, assumption of indebtedness, and any other consideration we receive for our assets.  It is anticipated that we will have sufficient losses (including net operating loss carryforwards) to offset any gain from the Asset Sale for regular federal income tax purposes, subjecting us only to federal alternative minimum tax.  We do not expect that the Asset Sale will result in any federal income tax consequences to our stockholders.  We may be subject to state income taxes if gains exceed losses for state tax law purposes.

Opinion of ValueCorp International, Inc.

The Board engaged ValueCorp International, Inc. to act as its valuation advisor and to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in connection with the Asset Sale.  On September 29, 2009, ValuCorp rendered a written opinion that based upon and subject to certain assumptions, qualifications, limitations and factors described in the ValuCorp opinion, the consideration to be received by the Company in the Asset Sale was fair from a financial point of view.  The ValuCorp opinion also expresses that the range of prices at which the various classes of assets being sold in the Asset Sale could be bought or sold in a current transaction between willing parties, other than in liquidation, is as follows:

Receivable Category	Fair Value Range	Purchase Price Per the Purchase Agreement(4)
<30 days past due(1)	75% to 80%	80%
30-59 days past due(1)	50% to 60%	53.7%
60+ days past due(1)	20% to 30%	25%
Legal(2)	15% to 20%	18%
Charge-Off Accounts(3)	0.1% to 0.5%	0.5%

(1)	Excluding receivables subject to bankruptcy, redeemed possession, modification or other legal proceeding as further described below.

(2)
Consists of receivables subject to bankruptcy, redeemed possession, modification or other legal proceeding, but excludes receivables out-for-repossession, repossession or charge-off status, accounts with a charge-off date noted in the data file, or accounts which are greater than 120 days past due.

(3)	Consists of receivables that are in a charge-off status or have been, or should have been, charged-off in accordance with the Company’s charge-off policy.

(4)	This column is not contained in the ValuCorp opinion.

ValuCorp’s opinion describes the assumptions made, matters considered and limitations on the review undertaken by ValuCorp.  The Company’s stockholders are urged to read the ValuCorp opinion carefully and in its entirety.  The opinion of ValuCorp is furnished for the use and benefit of the Board in connection with the cash consideration to be received by us for the Acquired Assets, and does not constitute a recommendation to the Board or you as to how to vote in connection with the Asset Sale or any other matter.  ValuCorp did not advise the Board or any other party with respect to alternatives to the Asset Sale.  The opinion of ValuCorp does not address our underlying business decision to pursue the Asset Sale, the relative merits of the Asset Sale as compared to any alternative business strategies that might exist for us, the fairness of any portion or aspect of the Asset Sale to the stockholders, the terms of the Purchase Agreement, or whether or not we, FIFS, our respective stockholders or any other party is receiving or paying reasonably equivalent value in the Asset Sale.  ValuCorp does not admit to being an “expert” with respect to this Proxy Statement and expressly disclaims that its opinion is intended to provide legal, regulatory, accounting, insurance, tax or other similar professional advice.  The summary of the ValuCorp opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, ValuCorp, among other things:

•	Reviewed certain publicly available information related to us and FIFS from 2006 through the date of the ValuCorp opinion.

•	Analyzed the current state of the credit services industry and more than 50 public companies that comprise approximately $105 billion of market capitalization in the industry.

•	Reviewed and analyzed the reported prices and trading activity of our stock and FIFS’s stock for the last two years.

•	Reviewed and analyzed our 2009 management prepared unaudited financial statements through August 31, 2009.

•	Interviewed certain members of our management regarding our operations, financial condition, future prospects and projected operations and performance.

•	Reviewed the draft form of the Purchase Agreement.

•	Reviewed bids and letters of intent received from other interested prospective purchasers.

•	Reviewed industry articles, and the financial, economic, market and other conditions related to the Company.

•	Reviewed information about our competitors.

•	Considered such other information and performed such other financial studies, analyses and inquiries as it deemed appropriate.

In conducting its review and arriving at its opinion, ValueCorp assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to ValueCorp by us for the purposes of its opinion. ValueCorp further relied upon the assurance of the management of the Company that there have been no material changes in our assets, liabilities, financial condition, results of operations or prospects since the date of the most recent financial information provided to ValuCorp, and there is no information that would make any of the information reviewed by ValueCorp incomplete or misleading.  With respect to the prospective financial information, ValueCorp assumed that such financial forecasts have been reasonably prepared in good faith on bases reflecting our best currently available estimates and judgments of our future financial performance.  ValueCorp assumed that the transaction contemplated by the Purchase Agreement would be consummated in a timely manner and, that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the consummation of the Asset Sale, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the Company.  ValueCorp also assumed that the terms and conditions of the Purchase Agreement would not be changed in any material respects and that all conditions to the consummation of the transactions contemplated by the Purchase Agreement would be satisfied without waiver thereof.  Finally, ValueCorp assumed and relied upon the representation of FIFS contained in the Purchase Agreement that it has sufficient funds available to meet its obligations under the Purchase Agreement.

ValuCorp expressly disclaimed any undertaking to opine as to what the value of our common stock actually would be on the closing date of the Asset Sale or the price or the range of prices at which the common stock may trade at any time.  ValuCorp further advised that the conclusions set forth in the ValuCorp opinion could materially change if any subsequent event occurred, including, without limitation, changes in industry performance or market conditions, changes to the business, financial condition and results of operations of the Company, changes in the terms of the Asset Sale, or the failure to consummate the Asset Sale within a reasonable period of time.

In its review, ValuCorp did not undertake a physical inspection or obtain an independent evaluation or appraisal of any of our receivables, nor did ValuCorp conduct an independent analysis of any potential or actual litigation, regulatory action, unasserted claims or other contingent liabilities to which we, FIFS or any other person is or may be a party.  ValuCorp did not engage in any discussion with, or solicit any indications or interest from, any third parties with respect to the Asset Sale or any alternatives to the Asset Sale, nor did ValuCorp participate in any negotiations regarding the terms of the Asset Sale.

The following is a brief summary of the material sources of information considered by ValuCorp in rendering its opinion. This summary does not purport to be a complete description of the analyses performed by ValuCorp in arriving at its opinion.  ValuCorp did not explicitly assign any relative weights to the various factors and analyses considered.

Purchase Price and Terms of the Proposed Asset Sale

The aggregate purchase price to be received in connection with the Asset Sale was proposed by FIFS and will be the sum of the percentage assigned to each category of receivable multiplied by the outstanding principal balance of the receivables in each category determined as of the Cut-Off Date.  In reaching its conclusions, ValuCorp relied on the data provided to FIFS as of June 30, 2009, which is summarized in the table provided on page 44.

Conditions of the Proposed Asset Sale

In reaching its conclusions, ValuCorp considered the following conditions that must be fulfilled prior to the consummation of the proposed Asset Sale:

•	There must not be any material adverse change, between June 30, 2009 and the closing date, in our operation, the Acquired Assets, or our credit and collection policies.

•
The closing date must occur as soon as practically possible following the approval of the Asset Sale by the stockholders, completion of all other conditions in the definitive Purchase Agreement and completion, to FIFS’ satisfaction, of all conversion related requirements.

•	The Acquired Assts must be purchased by FIFS on a servicing-released basis, which means FIFS must acquire the right to collection of payments from obligors.

•	Each of the receivables must be an Eligible Receivable (as defined in the ValuCorp opinion).

•
The maximum aggregate number of payment extensions to obligors cannot exceed 11 in any given month following August 2009 and no payment extension may be granted on an account which is greater than 30 days past due.

•	No change in the day of the month an obligor’s payment is due may be made if such change would result in a due date more than 15 days different than the due date as of June 30, 2009.

•	The aggregate outstanding principal balance of the receivables may not exceed $21 million excluding charge-offs.

ValuCorp International, Inc.

ValuCorp International, Inc. provides business valuations, intangible property appraisals and fairness opinions by fully licensed Accredited Senior Appraisers of the American Society of Appraisers that meet all federal guidelines stipulated by the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Appraisal Practice promulgated by the Appraisal Standards Board.  ValuCorp senior level management has experience with small to medium-size enterprises to Fortune 100 companies in numerous industries nationwide.  ValuCorp is not affiliated with the Company or its management and neither ValuCorp nor any of its affiliates will acquire, hold, sell, trade or otherwise effect transactions in debt, equity and other securities and financial instruments of, or investments in, the Company, FIFS or any other party that may be involved in the Asset Sale.

After consulting with Board members, management selected ValuCorp to render its opinion on the fairness of the Asset Sale, from a financial point of view, based on its prior experience in providing valuations, appraisals and fairness opinions as described above, previous experience of ValuCorp’s services by one Board member, its cost-effective fee structure and its availability to perform services for us within our existing time constraints.  We retained ValueCorp under a letter agreement dated September 1, 2009.  The scope of the engagement included (i) visiting the Company and interviewing management; (ii) reviewing financial statements, analyses and financial projections of the Company; (iii) reviewing relevant agreements; (iv) reviewing various financial analyses and industry information, and performing a financial analysis and gathering industry information; (v) reviewing any prior valuation opinions and business plans; (vi) reviewing such other materials and performing such other financial studies, analyses, inquiries, and investigations as ValuCorp deems appropriate; (vi) considering the terms of the Asset Sale, considering available data, price, terms, risks, structure, and potential conflicts, in relation to similar transactions; and (vii) issuing a fairness opinion.  The Board did not provide specific instructions to, or place any limitations on, ValuCorp with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

Pursuant to the letter agreement, we agreed to pay ValueCorp a non-refundable fee of $30,000, plus a $1,000 non-accountable expense allowance.  We also agreed to indemnify ValueCorp and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the United States federal securities laws arising out of its engagement.  The fee payable to ValuCorp was not contingent upon the successful completion of the Asset Sale.

Interests of Certain Persons in the Asset Sale

See “Interests of Management in the Dissolution of the Company” below.  Although none of the members of the Board or management have a direct interest in the Asset Sale, the retention bonuses payable to J. Kevin Maxwell and Thomas M. Holgate are designed in part to incentivize management to maximize the purchase price in the Asset Sale.

Effect of the Asset Sale and the Dissolution and Liquidation on the Company and on the Stockholders

If we receive stockholder approval to consummate the Asset Sale, the Board currently expects the closing of the Asset Sale to occur on or around December 15, 2009, provided all conditions to closing are satisfied or waived.

Assuming the Special Meeting is held as scheduled on November 16, 2009, we currently expect that an initial distribution to stockholders would be made in the last quarter of 2009. The initial distribution will be less than the total estimated distribution per share. We estimate that the aggregate amount of cash distributions to our stockholders will be in the range of $0.12 to $0.17 per share of common stock if the Asset Sale is consummated.  However, uncertainties as to the Asset Sale transaction and net proceeds to be obtained, the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during this process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.  Such amounts and timing will depend on a number of factors, several of which cannot be determined at this time, including:

•	The total proceeds of the Asset Sale and any sales of our residual assets.
•	The ultimate amount of our known, unknown and contingent debts and liabilities.
•	The operating costs to support ongoing operations incurred during the interim periods prior to closing which is dependent on the timing of the Asset Sale and any sales of our residual assets.
•	Costs to complete the Asset Sale depend on the time necessary to complete the Asset Sale and any sales of our other residual assets in accordance with the Plan of Dissolution.

As a result, the amount of cash remaining following completion of our liquidation and dissolution could vary significantly higher or lower from our current estimates.

Assuming the proposed Plan of Dissolution is approved by our stockholders and implemented by the Board, we will pursue those steps necessary to wind down and liquidate any remaining assets and operations in accordance with the Plan of Dissolution and, after paying or making provision for all of our liabilities, distribute our remaining assets to our stockholders. In order to provide for contingent liabilities that cannot be determined until the expiration of statutory and contractual time limits, we expect to make such distributions of assets over a course of time, rather than in a single distribution.

If we successfully complete the Asset Sale, we will no longer be engaged in significant business activities unrelated to the winding-down of our business.  In order to reduce expenses, and, if permitted by applicable law, we intend to seek relief from the public company reporting obligations under federal securities laws.  If such relief is granted, our stockholders will be entitled to receive only those public reports as are required by the SEC.  However, we and/or any liquidating trust to which our assets may be transferred may make financial information available to stockholders or holders of interests in any such trust, as the case may be, through press releases or other appropriate means, in the discretion of the Board or the trustees of any such trust.

If we fail to obtain stockholder approval to consummate the Asset Sale, then the Board will not seek to dissolve and liquidate our assets.  In such event, the Board will consider all strategic alternatives available and our prospects at such time, including the continued operation of the Company or the possible entry into a strategic transaction at a later time, but there can be no assurance that we would succeed in our efforts to continue to successfully conduct our business or undertake any other strategic transaction.

If stockholder approval is obtained to consummate the Asset Sale, but the Plan of Dissolution is not approved by the stockholders, then we will not dissolve under applicable law and will evaluate the viability and desirability of continued operations after consummation of the Asset Sale. The Board and management do not believe that we will have sufficient assets following the Asset Sale and pay-off of the ReMark Loan to profitably conduct the auto receivable finance business that we have historically operated.

Abandonment of the Asset Sale

If for any reason the Board determines that such action would be in our best interest, the Board may, in its sole discretion and without requiring further stockholder approval, abandon the Asset Sale and all action contemplated thereunder, to the extent permitted by the DGCL.

Required Vote

All holders of our common stock as of the Record Date are entitled to vote on Proposal 1.  The approval of the Asset Sale requires the affirmative vote of a majority of all of the outstanding shares of our common stock.  Abstentions and broker non-votes will have the same effect as votes against Proposal 1.  It is intended that shares represented by the enclosed form of Proxy Card will be voted in favor of Proposal 1 unless otherwise specified in such Proxy Card.

Recommendation of the Board

The Board has determined that the Asset Sale is advisable and in our best interests and the best interests of the stockholders.

THE BOARD HAS APPROVED THE AUTO RECEIVABLES PURCHASE AGREEMENT SUBSTANTIALLY IN THE FORM OF APPENDIX A ATTACHED TO THIS PROXY STATEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE ASSET SALE IN ACCORDANCE THEREWITH.

PROPOSAL 2
TO APPROVE THE DISSOLUTION AND COMPLETE LIQUIDATION
OF FREEDOM FINANCIAL GROUP, INC.

General

At the Special Meeting, you will be asked to approve our voluntary dissolution and complete liquidation pursuant to the Plan of Dissolution.  On October 6, 2009, the Board approved, subject to stockholder approval, the Dissolution and Liquidation of the Company pursuant to the Plan of Dissolution, substantially in the form of Appendix B attached to this Proxy Statement and incorporated herein by reference.  The material features of the Plan of Dissolution are summarized below.  We urge stockholders to read the Plan of Dissolution carefully and in its entirety

If the stockholders approve this Proposal 2, we estimate that the aggregate amount of cash distributions to stockholders will be in the range of $0.12 to $0.17 per share of common stock (assuming the Asset Sale is consummated).  However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distribution.  If the Asset Sale is not approved, we will reconsider what options, if any, are available.  However, if we are unable to pay off the ReMark Loan and are forced to default, the Lender will likely foreclose on our assets and liquidate such assets, potentially at an amount substantially less than we would have received in the Asset Sale.  Under such circumstances, the amount of distributions to stockholders would likely be substantially less than following the Asset Sale, and perhaps, zero.

Dissolution Under Delaware Law

The Delaware General Corporate Law (“DGCL”) provides that a corporation may dissolve upon the recommendation of the board of directors, followed by the approval of its stockholders.  Following such approval, our dissolution is effected by filing a Certificate of Dissolution with the Delaware Secretary of State.  The corporation is dissolved upon the Effective Date.

Section 278 of the DGCL provides that after a corporation is dissolved, its existence continues for a period of three years “or for such longer period as the Delaware Court of Chancery shall in its discretion direct” for the purpose of prosecuting and defending suits and to enable the corporation gradually to sell its properties and to wind up its affairs and discharge its liabilities.  The process of winding up includes:

•
The collection and disposal of assets that will be applied toward the satisfaction or the making of reasonable provision for the satisfaction of liabilities and claims or that will not otherwise be distributed in kind to the corporation’s stockholders.

•	The satisfaction or making of reasonable provision for satisfaction of liabilities and claims.

•	Subject to statutory limitations, the distribution of any remaining assets to the stockholders of the corporation.
•	The taking of all other actions necessary to wind up and liquidate the corporation’s business and affairs.

In order to ensure that its stockholders and directors are afforded certain protections under the DGCL, Section 280 of the DGCL requires a dissolving corporation to give notice by mail and publication of its dissolution to all persons known to have a claim against the corporation and require those persons to submit their claims in accordance with the notice.  The notice will be mailed to all known claimants, including persons with claims asserted against the corporation in a pending proceeding to which it is a party, and published in accordance with the DGCL.  Any claim against the corporation will be barred if the known claimant is given the required notice and does not present the claim to the corporation by the cut-off date referred to in the notice.

To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, the corporation must send a notice to the contingent claimants and publish the notice in accordance with the DGCL.  After the receipt of a contingent claim, the corporation must offer the claimant such security that, in the judgment of the corporation, is sufficient to satisfy the claim if it were to mature.  The claimant must notify the corporation within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the corporation as the sole source from which the claim will be satisfied.

Finally, the corporation will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Principal Provisions of the Plan of Dissolution

This section of the Proxy Statement describes material aspects of the proposed Plan of Dissolution.  While we believe that the description covers the material terms of the Plan of Dissolution, this summary may not contain all of the information that is important to you.  You should carefully read this entire Proxy Statement, including the Plan of Dissolution attached as Appendix B to this Proxy Statement, and the other documents delivered with and incorporated by reference into this Proxy Statement for a more complete understanding of the Dissolution and Liquidation.

Approval of the Plan of Dissolution and Authority of Officers and Directors

The Dissolution and Liquidation must be approved by the affirmative vote of a majority of all of our outstanding shares of common stock.  The approval of the Dissolution and Liquidation by the requisite vote of the stockholders will constitute adoption of the Plan of Dissolution and will grant full and complete authority to the Board, without further stockholder action, to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that the Board deems necessary, appropriate or desirable, in the absolute discretion of the Board, to implement the Plan of Dissolution and to proceed with our Dissolution and Liquidation in accordance with any applicable provision of the DGCL, including, without limitation, all filings or acts required by any state or federal law or regulation to wind up its affairs.

After the Effective Date, we expect that the Board (or some subset thereof) and some of our officers will continue in their positions for the purpose of winding up our business and affairs. The Board may appoint officers, hire employees and retain independent contractors and agents in connection with the winding up process, and is authorized to pay compensation to or otherwise compensate our directors, officers, employees, independent contractors and agents above their regular compensation in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution.  Adoption of the Dissolution and Liquidation pursuant to the Plan of Dissolution by the requisite vote of the stockholders will constitute approval by the stockholders of any such cash or non-cash compensation.

Dissolution and Liquidation

If the Plan of Dissolution is approved by the requisite vote of the stockholders, the steps set forth below will be completed at such times as the Board, in its discretion and in accordance with the DGCL, deems necessary, appropriate or advisable in our best interests and the best interests of the stockholders:

•	The filing of a Certificate of Dissolution with the Delaware Secretary of State after obtaining a revenue clearance certificate from the Delaware Department of Finance.

•	The giving of notice, the disposition and the making of provision for any known, contingent or unknown claims in accordance with Section 280 of the DGCL.

•
The cessation of all of our business activities except those relating to winding up and liquidating our business and affairs, including, but not limited to, prosecuting and defending suits by or against us, collecting our assets, converting such assets into cash or cash equivalents, discharging or making provision for discharging our liabilities, withdrawing from all jurisdictions in which we are qualified to do business, and distributing our remaining property among our stockholders according to their interests.

•	The collection, sale, exchange or other disposition of all or substantially all of our non-cash property and assets, in one transaction or in several transactions to one or more buyers.

•
The payment of or the making of reasonable provision for the payment of all claims and obligations known to us, and the making of such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party, including, without limitation, the establishment and setting aside of a reasonable amount of cash and/or property to satisfy such claims against and obligations of us.

•
The making of reasonable provision for the payment of claims and obligations that are unknown to us or that have not arisen, but that based on facts known to us, are likely to arise or to become known to us within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date).

•
The pro rata distribution to the stockholders, or the transfer to one or more liquidating trustees, for the benefit of the stockholders under a liquidating trust, of our remaining assets after payment or provision for payment of claims against and obligations of us.

•	The taking of any and all other actions permitted or required by the DGCL and any other applicable laws and regulations.

Liquidating Trust

If deemed necessary, appropriate or desirable by the Board, in furtherance of the liquidation and distribution of any remaining assets to stockholders in accordance with the Plan of Dissolution, we may transfer to one or more liquidating trustees, for the benefit of our stockholders under a liquidating trust, any or all of our assets, including any cash intended for distribution to creditors and stockholders not disposed of at the time of our dissolution. The Board is authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more of our directors, officers, employees, agents or representatives, to act as the initial trustee.  Any trustee so appointed shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in its capacity as trustee, shall assume all of our claims and obligations, including any unsatisfied claims and unknown or contingent liabilities.  Any conveyance of assets to a trustee shall be deemed to be a distribution of property and assets by us to our stockholders, including for United States federal and state income tax purposes.  Approval of the Plan of Dissolution by our stockholders shall constitute the approval of any trustee so appointed, any liquidating trust agreement, and any transfer of assets by us to the trust.

Whether or not a trust shall have been previously established, if it should not be feasible for us to make the final liquidating distribution to stockholders of all of our assets and properties prior to the third anniversary of the filing of a Certificate of Dissolution, then, on or before such date, we will be required to establish a trust and transfer any remaining assets and properties to the trustee.  Any such distribution shall be only in the form of cash.

Professional Fees and Expenses

It is specifically contemplated that we will obtain legal and accounting advice and guidance from one or more law and accounting firms in implementing the Plan of Dissolution, and we will pay all fees and expenses reasonably incurred by us in connection with or arising out of the implementation of the Plan of Dissolution, including the prosecution, defense, settlement or other resolution of any claims or suits by or against us, the discharge, filing and disclosure of outstanding obligations, liabilities and claims, the filing and resolution of claims with local, county, state and federal tax authorities, and the advancement and reimbursement of any fees and expenses payable by us pursuant to the indemnification we provide in our Certificate of Incorporation and Bylaws, the DGCL or otherwise.  In addition, in connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, we may, in the absolute discretion of the Board, pay any brokerage, agency, professional, advisory, valuation, appraisal and other fees and expenses of persons rendering services to us in connection with collection, sale, exchange or other disposition of our property and assets and the implementation of the Plan of Dissolution.

Indemnification

We will continue to indemnify our directors, officers, employees, consultants, and agents to the maximum extent permitted by applicable law, our Certificate of Incorporation and Bylaws, and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of our business and affairs.  If a liquidating trust is established, we will indemnify any trustees and their agents on similar terms.  The Board and any trustees appointed in connection with the formation of a liquidating trust are authorized at our expense to obtain and maintain insurance for the benefit of such directors, officers, employees, consultants, agents and trustees to the extent permitted by law and as may be necessary or appropriate to cover our obligations under the Plan of Dissolution, including seeking an extension in time and coverage of our insurance policies currently in effect.

Liquidating Distributions

We will, as determined by the Board, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to us, (ii) make such provisions as will be reasonably likely to be sufficient to provide payment for any claim against us which is the subject of a pending action, suit or proceeding to which we are a party and (iii) make such provision as will be reasonably likely to be sufficient to provide payment for claims that have not been made known to us or that have not arisen but that, based on facts known to us or our successor entity, are likely to arise or to become known within five years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed ten years after the Effective Date). Any of our assets remaining after the payment or the provision for payment of claims against and obligations of the Company shall be distributed by us pro rata to our stockholders.  Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board or trustee(s), if any, in their absolute discretion, may determine.  Notwithstanding anything to the contrary in the Plan of Dissolution, the Board or the trustee(s), if any, may, in its absolute discretion, prohibit the Company from making an interim or final distribution to a holder of common stock if the aggregate of such distribution is not $5.00 or more, provided that if such holder did not receive an interim distribution, the amount that would otherwise have been paid shall be carried over and added to the amount of any additional interim or final distribution, and the aggregate of such unpaid distributions shall be subject to this provision.

If any liquidating distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing our common stock as may be required pursuant to the Plan of Dissolution, or for any other reason, then the distribution to which such stockholder is entitled will be transferred, at such time as the final liquidating distribution is made, to the official of such state or other jurisdiction authorized or permitted by applicable law to receive the proceeds of such distribution.  The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event will the proceeds of any such distribution revert to or become the Company’s property.

If, after we have made final distributions, we hold assets with an aggregate value that the Board deems insufficient to pay all expenses associated with a supplemental distribution (provided that for the purpose of this provision such amount shall not exceed $25,000), we may abandon such assets or transfer such assets to a nonprofit organization or organizations that are exempt pursuant to Section 501(c) of the Code to be determined by the Board in its sole discretion.

Amendment, Modification or Revocation of Plan of Dissolution

If for any reason the Board determines that such action would be in our best interest and the best interest of the stockholders, the Board may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL.  The Plan of Dissolution would be void upon the effective date of any such revocation.  The Board may not unilaterally amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and federal securities laws without complying with such requirements.

Liquidation Under Code Sections 331 and 336

It is intended that the Plan of Dissolution constitute a plan of complete liquidation of the Company within the meaning of Sections 331 and 336 of the Code.  The Plan of Dissolution will be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 of the Code and the Treasury Regulations promulgated thereunder.

Filing of Tax Returns, Forms and Other Reports and Statements

The Plan of Dissolution authorizes our officers to make such elections for tax purposes as are deemed appropriate and in our best interest.  The Plan of Dissolution directs us to file an appropriate statement of corporate dissolution with the Internal Revenue Service (the “IRS”), to notify all jurisdictions of any withdrawals related to qualification to do business, file final tax returns and reports as required, and the proper IRS forms related to the reporting of liquidating distributions to stockholders.

Estimated Liquidating Distributions

MANY OF THE FACTORS INFLUENCING THE AMOUNT OF CASH DISTRIBUTED TO STOCKHOLDERS AS A LIQUIDATING DISTRIBUTION CANNOT CURRENTLY BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE.  ACCORDINGLY, YOU WILL NOT KNOW THE EXACT AMOUNT OF ANY LIQUIDATING DISTRIBUTIONS YOU MAY RECEIVE AS A RESULT OF THE PLAN OF DISSOLUTION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN OF DISSOLUTION.  YOU MAY RECEIVE SUBSTANTIALLY LESS THAN THE AMOUNT CURRENTLY ESTIMATED.

As of August 31, 2009, we had approximately $20.8 million in assets, including approximately $2.1 million in cash, and approximately $18.0 million of retail installment contracts, at face value less bad debt reserves.  Assuming the Asset Sale is approved and consummated, we currently anticipate that we will receive approximately $14.6 million in consideration for our retail installment contracts (including pay-downs on the Receivables during the period from July 1, 2009 to the Closing), providing us with approximately $16.7 million in cash.  A total commission of approximately $340,000 will be paid to Falconbridge, of which $65,000 has already peen paid. In addition to satisfying the approximately $12 million outstanding balance of the ReMark Loan and the other liabilities reflected on our balance sheet, we anticipate using cash, and current assets converted to cash between August 31, 2009 and the end of the liquidation process, for a number of items, including without limitation the following:

•	Ongoing operating, overhead and administrative expenses.
•	Severance and termination benefits afforded to terminated employees.
•	Operating lease obligations related to our corporate offices.
•	Purchasing insurance policies and coverage for periods subsequent to the Effective Date.
•	Expenses incurred in connection with the dissolution and our liquidation.
•	Professional, legal, tax, accounting, and consulting fees.

The following projected liquidating distribution analysis assumes that (i) the Asset Sale is consummated, and (ii) our stockholders approve the Plan of Dissolution.  We intend to sell our remaining non-cash assets for the best price available as soon as reasonably practicable after the Effective Date.  The amount of any contingency reserve established by the Board will be deducted before determining amounts available for distribution to stockholders.  Based on the foregoing, if both the Asset Sale and the Plan of Dissolution are approved, we estimate that the aggregate amount of cash distributions to our stockholders will be in the range of $0.12 to $0.17 per share of common stock.  However, uncertainties as to the precise net value of our assets, the ultimate amount of our liabilities, the amount of operating costs during the liquidation and winding-up process and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that will ultimately be available for distribution to our stockholders or the timing of any such distribution.  If our stockholders do not approve the Plan of Dissolution, no liquidating distributions will be made pursuant to the Plan of Dissolution.

The following estimates are not guarantees, do not reflect the total range of possible outcomes and have not been audited or reviewed by our independent certified public accounting firm.  You may receive substantially less than the amount currently estimated, or you may not receive any liquidating distributions even if our stockholders approve the Asset Sale and the Plan of Dissolution.

Estimated Liquidating Distributions to Stockholders

	High Range of Net Proceeds for Distribution	Low Range of Net Proceeds for Distribution

Cash	$3,366,552	$3,366,552

Gross proceeds from sale
of retail installment contracts (a)	13,884,621	13,486,975
Less selling expenses (b)	(282,116)	(272,174)
Net proceeds	13,602,505	13,214,801

Sale of other assets	207,433	216,244

Total estimated assets	17,176,490	16,797,597

Payment of ReMark line of credit	(12,036,046)	(12,036,046)

Employee compensation (c )	(491,208)	(491,208)

Professional fees (legal, tax, accounting, other)	(380,000)	(730,000)

Insurance (d)	(163,350)	(250,000)

Other operating expenses (e)	(344,540)	(697,534)

Total operating expenses	(1,379,098)	(2,168,742)

Total estimated liabilities and reserves	(202,450)	(202,450)

Estimated cash to distribute to stockholders	$3,558,896	$2,390,359

Shares outstanding	20,462,543	20,462,543

Estimated per share distribution	$0.17	$0.12

Notes:

a)
Gross proceeds from the sale of outstanding United States retail installment contracts. Actual proceeds will vary based upon the outstanding balances at the time of the sale, delinquencies of the portfolio, and legal status of the accounts.

b)	The broker fee payable to Falconbridge net of $65,000 previously paid.

c)
Includes staff severance costs to be paid to 15 employees, amounting to $211,344, and $262,000 severance to be paid to our executive officers, including $127,000 to Jerald L. Fenstermaker pursuant to his employment agreement, and $73,000 and up to $74,000 in severance and retention payments to J. Kevin Maxwell and Thomas M. Holgate, respectively, pursuant to their severance and retention plans.

d)	Includes director and officer liability and other insurance premiums.
e)	Consists of the estimated costs of ongoing operating, overhead and administrative expenses (including independent contractor fees), and estimated dissolution and liquidation expenses.

Pursuant to the Plan of Dissolution, we intend to liquidate all of our remaining non-cash assets and, after paying or making reasonable provision for the payment of claims against and obligations of the Company as required by law, and distribute any remaining cash to stockholders.  We may defend suits and incur claims, liabilities and expenses (such as salaries and benefits, directors’ and officers’ insurance, payroll and local taxes, facilities expenses, legal, accounting and consulting fees, rent, and miscellaneous office expenses) following approval of the Plan of Dissolution and during the three years following the Effective Date.  Satisfaction of these claims, liabilities and expenses will reduce the amount of cash available for ultimate distribution to stockholders.  While we cannot predict the actual amount of our liabilities, other obligations and expenses and claims against us, we believe that available cash and any amounts received from the sale of our remaining non-cash assets will be adequate to provide for the satisfaction of our liabilities, other obligations and expenses and claims against us and that we will make one or more cash distributions to stockholders.

Assuming that the Plan of Dissolution is approved by the requisite vote of the stockholders, we intend to sell, liquidate or otherwise dispose of our remaining non-cash assets, consisting of any retail installment contracts not included in the Asset Sale and office furniture. equipment, supplies and other miscellaneous assets, and pay or make reasonable provision for the payment of claims against and obligations of the Company.  Although we are not able to predict with certainty the precise nature, amount or timing of any distributions, we presently expect to make an initial distribution, as soon as reasonably practicable following the Effective Date, to holders of record of our common stock as of the close of business on the Effective Date.  A range of approximately $0.12 and $0.17 per share is our best current estimate of the aggregate amount of cash that will ultimately be available for distribution to stockholders.  If the amount of our liabilities or the amounts that we expend during the liquidation are greater than we anticipate, our stockholders may receive substantially less than the amount currently estimated.  The Board has not established a firm timetable for any final distributions to stockholders.  Subject to contingencies inherent in winding up our business, the Board intends to authorize any distributions as promptly as reasonably practicable in our best interests and the best interests of the stockholders.  The Board, in its discretion, will determine the nature, amount and timing of all distributions.

Conduct of the Company Following Dissolution

If the Dissolution and Liquidation is approved, we will file a Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after receipt of the required revenue clearance certificate from the Department of Finance.  We intend to make a public announcement in advance of the anticipated Effective Date.  After the Effective Date, our corporate existence will continue but we may not carry on any business except that appropriate to wind-up and liquidate our business and affairs, including, without limitation, collecting and disposing of our assets, satisfying or making reasonable provision for the satisfaction of our liabilities and, subject to legal requirements, distributing our remaining property among the stockholders.

Sale of Remaining Assets

The Plan of Dissolution gives the Board the authority to dispose of all of our remaining property and assets without further stockholder approval.  Stockholder approval of the Plan of Dissolution will constitute approval of any and all such future asset dispositions on such terms and at such prices as the Board, without further stockholder approval, may determine to be in our best interests and the best interests of our stockholders.  We may contract with one or more third parties to assist us in selling any remaining non-cash assets on such terms as are approved by the Board in our best interests and the best interests of our stockholders.  We may conduct sales by any means, including by competitive bidding or private negotiations, to one or more purchasers in one or more transactions over a period of time.

Contingency Reserve

In order to ensure that stockholders and directors are afforded certain protections under the DGCL, we will give notice by mail and publication of our dissolution to all persons known to have a claim against us and require those persons to submit their claims in accordance with the notice.  The notice will be mailed to all known claimants, including persons with claims asserted against us in a pending proceeding to which we are a party, and published in accordance with the DGCL.  Any claim against us will be barred if the known claimant is given the required notice and does not present the claim to us by the cut-off date referred to in the notice.

To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, we will send a notice to the contingent claimants and publish the notice in accordance with the DGCL.  After the receipt of a contingent claim, we will offer the claimant such security that, in the judgment of the Company, is sufficient to satisfy the claim if it were to mature.  The claimant must notify us within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by us as the sole source from which the claim will be satisfied.

Finally, we will be required to provide security in an amount that is “reasonably likely” to be sufficient to provide compensation for any unknown claims that are likely to arise or to become known within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine (not to exceed ten years from the date of dissolution).

Under the DGCL, we are required, in connection with our dissolution, to satisfy or make reasonable provision for the satisfaction of all claims and liabilities.  Following the Effective Date, we will pay all expenses and other known liabilities and establish a contingency reserve, consisting of cash or other assets, that the Board believes will be adequate for the satisfaction of all current, contingent or conditional claims and liabilities.  We also may seek to acquire insurance coverage and take other steps the Board determines are reasonably calculated to provide for the satisfaction of the reasonably estimated amount of such liabilities.  At this time, we are not able to provide a precise estimate of the amount of the contingency reserve or the cost of insurance or other steps that may be undertaken to make provision for the satisfaction of liabilities and claims, but any such amount will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve may vary from time to time and will be based upon estimates and opinions of the Board, derived from consultations with management and outside experts, if the Board determines that it is advisable to retain such experts, and a review of our estimated contingent liabilities and estimated ongoing expenses, including, without limitation:  anticipated salary, retention, compensation and benefits payments; estimated investment banking, auction broker, legal and accounting fees; rent; payroll and other taxes; miscellaneous office expenses; facilities costs; expenses accrued in connection with the preparation of our financial statements; and costs related to public company reporting matters.  We anticipate that expenses for professional fees and other expenses of liquidation may be significant.  Our established contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against our stockholders for the total amount distributed by us to such stockholders pursuant to the Plan of Dissolution.  From time to time, we may distribute to stockholders on a pro rata basis any portions of the contingency reserve that the Board deems no longer necessary to reserve for unknown claims.

Potential Liability of Stockholders

Under the DGCL, if the amount of the contingency reserve and other measures calculated to provide for the satisfaction of liabilities and claims are insufficient to satisfy the aggregate amount ultimately found payable in respect of our liabilities and claims against us, each stockholder could be held liable for amounts due to creditors up to the amounts distributed to such stockholder under the Plan of Dissolution.

So long as we dispose of our claims in accordance with the DGCL, the potential for stockholder liability regarding a distribution continues for three years after the Effective Date.  Under the DGCL, our dissolution does not remove or impair any remedy available against the Company, its directors, officers or stockholders for any right or claim existing, or any liability incurred, prior to such dissolution or arising thereafter, unless the action or other proceeding thereon is not commenced within three years (or any court extension thereof) after the Effective Date.

If we were held by a court to have failed to make adequate provision for expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve, a creditor could seek an injunction against us to prevent us from making distributions to stockholders in accordance with the Plan of Dissolution.  Any such action could delay and substantially diminish liquidating distributions to stockholders.

Reporting Requirements

Whether or not the Plan of Dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to stockholders.  If our stockholders approve the Plan of Dissolution, in order to curtail expenses, we intend, on or about the Effective Date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common stock.  We anticipate that, if granted such relief, we would continue to file current reports on Form 8-K to disclose material events relating to our dissolution and liquidation along with any other reports that the SEC might require.  If, however, we transfer our assets to a liquidating trust, the trust (as successor to the Company) would likely, if granted relief from the SEC, be required to file annual reports on Form 10-K (with unaudited financial statements) and current reports on Form 8-K along with any other reports that the SEC might require.  In either situation, the SEC may not grant us the requested relief.  If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and will be required to continue to incur the expenses associated with these reporting requirements, including legal and accounting expenses, which will reduce the cash available for distribution to stockholders.

Closing of Transfer Books

The Board may direct that our stock transfer books be closed and the recording of transfers of common stock be discontinued as of the earliest of (i) the close of business on the Record Date fixed by the Board for the first or any subsequent installment of any liquidating distribution, (ii) the close of business on the date on which our remaining assets are transferred to a liquidating trust, or (iii) the date of, or such later date as is reasonably practicable after, we file a Certificate of Dissolution with the Delaware Secretary of State.  We expect that the Board will close our stock transfer books on or around the Effective Date.  The Effective Date will be announced as soon as reasonably practicable after we receive a revenue clearance certificate from the Delaware Department of Finance.  Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates.  See “Cessation of Trading of Common Stock” below.

The liquidating distributions to stockholders pursuant to the Plan of Dissolution shall be in complete redemption and cancellation of all of the outstanding shares of the Company’s common stock.  As a condition to receipt of the liquidating distribution, the Board or any trustees, if appointed in connection with the formation of a liquidating trust, may require the stockholders to (i) surrender to the Company their certificates evidencing their shares of common stock or (ii) furnish the Company with evidence satisfactory to the Board or trustees, if any, of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board or trustees, if any.  After receipt of a liquidating distribution, each stockholder will cease to have any rights with respect to his, her or its shares, except the right to receive distributions pursuant to the Plan of Dissolution.

If the surrender of stock certificates will be required following the dissolution, we will send you written instructions regarding such surrender.  Any distributions otherwise payable by us to stockholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for such stockholders, without interest, pending the surrender of such certificates (subject to escheat pursuant to the laws relating to unclaimed property).

Cessation of Trading of Common Stock

We anticipate that we will notify FINRA of our impending dissolution and request that our common stock stop trading on the OTC Bulletin Board on the Effective Date or as soon thereafter as is reasonably practicable.  As noted above, we also currently expect to close our stock transfer books on or around the Effective Date and to discontinue recording transfers and issuing stock certificates at that time.  Accordingly, it is expected that trading in our shares of common stock will cease on or very soon after the Effective Date

Absence of Appraisal Rights

Under the DGCL, stockholders are not entitled to assert appraisal rights with respect to the Dissolution and Liquidation.

Regulatory Approvals

We are not aware of any United States federal or state regulatory requirements or governmental approvals or actions that may be required to consummate the Dissolution and Liquidation, except for compliance with applicable SEC regulations in connection with this Proxy Statement and compliance with the DGCL.  Additionally, our dissolution requires that we obtain a revenue clearance certificate from the Delaware Department of Finance certifying that we have paid or provided for every license fee, tax increase or penalty of the Company.  In order to obtain the revenue clearance certificate, we must file an application with the Delaware Department of Finance.  If our stockholders approve the Plan of Dissolution, we intend to file such application as soon as reasonably practicable after the Special Meeting.  We intend to file our Certificate of Dissolution with the Delaware Secretary of State as soon as reasonably practicable after we receive a revenue clearance certificate.

Interests of Management in the Dissolution of the Company

We expect to continue compensating our officers and employees at their existing compensation levels in connection with their services provided during the implementation of the Plan of Dissolution.

Jerald L. Fenstermaker, President and Chief Executive Officer, will receive severance as per his existing employment agreement of $5,000 for each month remaining under the agreement which terminates in November, 2011, plus fringe benefits, or approximately $127,000.

At the special meeting of the Board on October 6, 2009, the Board established a management severance and retention incentive compensation program for Thomas M. Holgate, Senior Vice President and Secretary, and J. Kevin Maxwell, Chief Financial Officer and Treasurer, because neither executive officer is entitled to severance under an existing employment agreement.  Such management severance and retention incentive compensation program would include the payment of severance compensation and retention incentive bonuses if certain conditions are satisfied.  The program was established in order to provide an incentive for these key employees to continue their employment with the Company in order to maintain the quality our loan portfolio, to complete the headcount reduction, and to ensure our efficient and orderly operation in anticipation of our dissolution and winding up our business and affairs.

Under the retention program, Mr. Holgate will receive severance compensation in the amount of $24,000 so long as he remains employed by us continuously until the closing of the Asset Sale on or before December 15, 2009, and a retention bonus in an amount of up to $50,000 depending on the amounts we realize from our loan portfolio in collections and proceeds of the Asset Sale transaction.

Mr. Maxwell will receive severance compensation in the amount of $25,000 so long as he remains employed by us continuously until the closing of the Asset Sale on or before December 15, 2009, and a retention bonus in the amount of $48,000, so long as he remains employed by us continuously until the initial liquidating payment is made to our stockholders as contemplated in the Plan of Dissolution.

See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the number of shares of common stock owned by our directors and executive officers.

Accounting Treatment

Upon our dissolution, we plan to change our basis of accounting from the going-concern basis, which contemplates realization of assets and satisfaction of liabilities in the normal course of business, to the liquidation basis.  Under the liquidation basis of accounting, assets are stated at the lower of their carrying value or their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Dissolution.  For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock.  Valuations presented in the statement will represent management’s estimates, based on then present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Dissolution based upon management’s assumptions.

The valuation of assets and liabilities will require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. The estimated net realizable value of the Company’s assets and the estimated settlement amounts for liabilities are expected to differ from estimates recorded in interim financial statements.

Certain Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States federal income tax consequences of our dissolution and liquidation pursuant to the Plan of Dissolution to the Company and the stockholders.  The discussion does not address all of the United States federal income tax considerations that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders that are subject to special treatment under United States federal income tax laws, including, without limitation, financial institutions, persons that are partnerships or other pass-through entities, non-United States individuals and entities, or persons who acquired their shares of our common stock through compensatory arrangements. Furthermore, this discussion does not address any United States federal estate and gift or alternative minimum tax consequences or any state, local or foreign tax consequences of our dissolution and liquidation pursuant to the Plan of Dissolution.

The following discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.  The discussion assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

The following discussion has no binding effect on the IRS or the courts.  Liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year.  We can give no assurance that the United States federal income tax treatment described herein will remain unchanged at the time of our liquidating distributions.  No ruling has been requested from the IRS with respect to any tax consequences of the Dissolution and Liquidation, and we will not seek any such ruling or an opinion of counsel with respect to any such tax consequences.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE PLAN OF DISSOLUTION AND IS NOT TAX ADVICE.  STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM IN CONNECTION WITH THE COMPANY’S DISSOLUTION AND LIQUIDATION PURSUANT TO THE PLAN OF DISSOLUTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Material United States Federal Income Tax Consequences to the Company

After the approval of the Dissolution and Liquidation and until our liquidation is completed, we will continue to be subject to United States federal income tax on our taxable income, if any, such as interest income, gain from the sale of any remaining assets or income from operations.  Upon the sale of any of our assets in connection with our liquidation, we will recognize gain or loss in an amount equal to the difference between (i) the fair market value of the consideration received for each asset sold and (ii) our adjusted tax basis in the asset sold.  We should not recognize any gain or loss upon the distribution of cash to our stockholders in liquidation of their shares of common stock.  We currently do not anticipate making distributions of property other than cash to stockholders.  If we make a liquidating distribution of property other than cash to stockholders, we will recognize gain or loss upon the distribution of such property as if we sold the distributed property for its fair market value on the date of the distribution.  We currently do not anticipate that our dissolution and liquidation pursuant to the Plan of Dissolution will produce a material corporate tax liability for United States federal income tax purposes.

Material United States Federal Income Tax Consequences to Stockholders

In general, for United States federal income tax purposes, we intend that amounts received by stockholders pursuant to the Plan of Dissolution will be treated as full payment in exchange for their shares of common stock.  As a result of our Dissolution and Liquidation, stockholders generally will recognize gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them and (ii) their tax basis for their shares of common stock.  In general, a stockholder’s gain or loss will be computed on a “per share” basis.  If we make more than one liquidating distribution, which is expected, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder, and the value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in the stock.  In general, a stockholder will recognize gain as a result of a liquidating distribution if the aggregate value of the distribution and prior liquidating distributions received by the stockholder with respect to a share exceeds the stockholder’s tax basis for that share.  Any loss generally will be recognized by a stockholder only when the stockholder receives the final liquidating distribution made by us to stockholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share.  Gain or loss recognized by a stockholder generally will be capital gain or loss and will be long-term capital gain or loss if the stock has been held for more than one year.  The deductibility of capital losses is subject to limitations.

In the unlikely event we make a liquidating distribution of property other than cash to stockholders, a stockholder’s tax basis in such property immediately after the distribution generally will be the fair market value of the property received by the stockholder at the time of distribution.  Gain or loss realized upon the stockholder’s future sale of that property generally would be measured by the difference between the proceeds received by the stockholder in the sale and the tax basis of the property sold.

If our liabilities are not fully covered by the cash or other assets in its contingency reserve or otherwise satisfied through insurance or other reasonable means (See “Contingency Reserve” above), payments made by a stockholder in satisfaction of those liabilities generally would produce a capital loss for such stockholder in the year the liabilities are paid.  The deductibility of any such capital loss would generally be subject to limitations under the Code.

Reporting of Liquidating Distributions and Back-Up Withholding

After the close of each taxable year, we will provide stockholders and the IRS with a statement of the amount of cash distributed to stockholders in connection with our liquidation and our best estimate as to the value of any property distributed to stockholders during the relevant taxable year.  In the unlikely event we make a liquidating distribution of property other than cash to stockholders, no assurance can be given that the IRS will not challenge our valuation of the distributed property.  Any stockholder owning at least 5% (by vote or value) of our total outstanding stock may be subject to special rules regarding information to be provided with the stockholder’s United States federal income tax returns.  Stockholders should consult their own tax advisors as to the specific tax consequences to them in connection with our Dissolution and Liquidation pursuant to the Plan of Dissolution, including tax return reporting requirements.  Liquidating distributions made to stockholders pursuant to the Plan of Dissolution may be subject to back-up withholding (currently at a rate of 28%) requirements.  Back-up withholding generally will not apply to payments made to exempt recipients, including corporations or financial institutions, or individuals who furnish their correct taxpayer identification number or a certificate of foreign status and other required information.  Back-up withholding is not an additional tax.  Rather, amounts withheld generally may be used as a credit against a stockholder’s United States federal income tax liability or the stockholder may claim a refund of any excess amounts withheld by timely and duly filing a claim for refund with the IRS.

Required Vote

All holders of the Company’s common stock as of the Record Date are entitled to vote on Proposal 2.  The approval of the Plan of Dissolution requires the affirmative vote of a majority of all of the outstanding shares of the Company’s common stock.  Abstentions and broker non-votes will have the same effect as votes against Proposal 2.  It is intended that shares represented by the enclosed form of Proxy Card will be voted in favor of Proposal 2 unless otherwise specified in such Proxy Card.

Recommendation of the Board

The Board has determined that the voluntary Dissolution and Liquidation pursuant to the Plan of Dissolution is advisable and in our best interests and the best interests of the stockholders.

THE BOARD HAS APPROVED THE DISSOLUTION AND LIQUIDATION PURSUANT TO THE PLAN OF DISSOLUTION SUBSTANTIALLY IN THE FORM ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PLAN OF DISSOLUTION.

PROPOSAL 3
TO APPROVE THE ADJOURNMENT OF THE SPECIAL MEETING
TO SOLICIT ADDITIONAL PROXIES

General

At the Special Meeting, we may ask stockholders to approve the adjournment of the Special Meeting to another date, time or place, if deemed necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies to vote in favor of Proposal 1 and Proposal 2.  Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, if the votes cast in favor of the adjournment proposal by the holders of shares of our common stock entitled to vote on the proposal exceed the votes cast against the proposal at the Special Meeting.  However, if the adjournment is for more than 30 days or a new record date for the adjourned meeting is fixed, a new notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we are required to fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

Required Vote

The approval of any adjournment of the Special Meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the Special Meeting. Abstentions and broker non-votes will have no impact on the vote on Proposal 3.  It is intended that shares represented by the enclosed Proxy Card will be voted in favor of Proposal 3 unless otherwise specified in such Proxy Card.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of the Record Date, information with respect to the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding voting securities, (ii) our directors and executive officers, individually, and (iii) our directors and executive officers as a group.

Beneficial ownership is determined according to Rule 13d-3(d)(1) promulgated by the SEC under the Exchange Act.  Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Name, Position, and Address of Beneficial Owner (1)	Shares of Common Stock	Percent of Class
Jerald L. Fenstermaker Director, President and CEO	1,594,583	7.8%
Thomas M. Holgate Sr. Vice President and Secretary	235,000	1.1%
J. Kevin Maxwell CFO and Treasurer	200,000	1.0%
Troy A. Compton Director	32,686	0.2%
Robert T. Chancellor Director	13,892	0.1%
Stephen J. Gore Director	10,000	*
Vernon S. Schweigert Director and Chairman of the Board	10,000	*

Directors and Officers as a Group	2,096,161	10.2%

*less than 0.1%

(1)	The address for each of the executive officers and directors of the Company is 3058 East Elm Street, Springfield, Missouri 65802

VOTING AND REVOCATION OF PROXY

A form of Proxy Card is enclosed.  If properly executed and received in time for voting, and not revoked, the enclosed Proxy Card will be voted as indicated in accordance with the directions thereon.  If no directions to the contrary are indicated on the Proxy Card, the person named in the enclosed Proxy Card will vote all shares “FOR” each of the proposals.

Sending in a signed Proxy Card will not affect a stockholder’s right to attend the Special Meeting, nor will it preclude a stockholder from voting in person because the proxy is revocable at any time prior to the voting of such Proxy Card.  However, mere attendance at the Special Meeting without voting will not revoke a proxy.  Any stockholder giving a proxy has the power to revoke it by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated Proxy Card with the Secretary or by appearing in person at the Special Meeting and making a written demand to vote in person.

SOLICITATION OF PROXIES

The expense of this proxy solicitation will be borne by the Company.  In addition to solicitation by mail, proxies may be solicited in person or by telephone, or by our directors, officers or employees without additional compensation.  We have retained The Altman Group, Inc. (the “Proxy Solicitor”) as a proxy solicitor to assist us in soliciting proxies in connection with the Special Meeting.  In accordance with its engagement by the Company, the Proxy Solicitor will perform those services normally associated with assisting a client to secure votes from stockholders, including without limitation, contacting banks, brokers and proxy intermediaries to determine the quantity of material needed, distributing appropriate quantities of such materials, and securing available votes from these parties and from institutional and retail owners, as well as consulting with the Company regarding all aspects of this proxy solicitation.  As consideration for its services, the Proxy Solicitor will receive a fee of $6,000 plus out-of-pocket expenses.  The Proxy Solicitor will receive additional compensation relative to its successful contact with stockholders.  We will pay the fees of the Proxy Solicitor.

Upon request by record holders of stock who are brokers, dealers, banks, or voting trustees, or their nominees, we are required to pay the reasonable expenses incurred by such record holders for mailing proxy materials to any beneficial owners of stock.

RECORD DATE; VOTING RIGHTS

We had 20,462,543 shares of common stock outstanding at the Record Date.  Only Stockholders of record at the close of business on the Record Date will be entitled to vote at the Special Meeting.

Our Certificate of Incorporation provides that “the Board of Directors may determine the quorum required for any meeting for the transaction of any business of the corporation, provided that such quorum shall not be less than thirty five percent (35%) of the outstanding voting shares or such greater number as may be required by Delaware General Corporation Law Section 216.”   Our Amended Bylaws provide “Unless the Board of Directors expressly determines a different quorum requirement for a particular meeting of the Stockholders, a quorum for the transaction of any business shall consist of Thirty Five Percent (35%) of the voting power of all shares of stock and/or other voting securities then outstanding which are present in person or by proxy, unless a separate vote by class or series or classes or series is required in which case at least Thirty Five Percent (35%) of the voting power of each such class or series must be present in person or by proxy to constitute a quorum for the transaction of any business…. In those cases where statute requires that certain acts be affirmed by a vote of a majority of all outstanding stock or other voting securities, whether voting by class or series or in the aggregate, the Board of Directors may specify in the notice of the meeting that a quorum shall consist of not less than that combination of outstanding voting power which would be required to take the action under consideration at the meeting, if all voted unanimously in favor of the relevant proposal.”  Because Sections 271 and 275 of the DGCL mandate that the Asset Sale and the Plan of Dissolution, respectively, be affirmed by a majority of all outstanding stock of the Company, the presence, in person or by proxy, of the holders representing a majority of all the shares of the Company’s common stock then outstanding that are entitled to vote at the Special Meeting constitutes a quorum of the Company’s stockholders.  Each share of common stock outstanding is entitled to one vote on each Proposal that may be brought before the Special Meeting.  Abstentions and broker non-votes will be counted in determining whether a quorum has been reached.

With respect to Proposals 1 and 2, the affirmative vote of a majority of all the shares outstanding cast in person or represented by Proxy Card at the Special Meeting will be required for the proposals to pass.  The approval of Proposal 3 regarding any adjournment of the Special Meeting requires that the votes cast in favor of the proposal exceed the votes cast against the proposal at the Special Meeting.

Under Delaware law, the act of “voting” does not include either recording the fact of abstention or failing to vote for approval or disapproval of a proposal, whether the person entitled to vote characterizes his or her or its act as voting.  In other words, only those stockholders who indicate an affirmative or negative decision on a matter are treated as voting.

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Abstentions and broker non-votes, if any, will be included in determining the presence of a quorum at the Special Meeting, but will have the same effect as voting against Proposals 1 and 2.  Abstentions and broker non-votes will have no impact on the vote of Proposal 3.

We are not currently aware of any matters that will be brought before the Special Meeting that are not described in the enclosed Notice of Special Meeting.

NEXT ANNUAL MEETING - STOCKHOLDER PROPOSALS

If stockholders approve Proposals 1 and 2, we do not expect to hold another annual meeting.  If there is an annual meeting held in 2010, for a stockholder proposal to be considered for inclusion in our Proxy Statement, the written proposal must be received by the Secretary of the Company at our principal executive offices no later than the close of business on the tenth day following the date on which notice of the annual meeting is mailed to our stockholders or public disclosure of the date of the meeting is made, whichever occurs first.  Stockholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act, and any other applicable rules established by the SEC.  Proposals should be addressed to:

Secretary
Freedom Financial Group, Inc.
3058 E. Elm Street
Springfield, MO 65802

Stockholders intending to nominate a candidate for election as director at the 2010 annual meeting, if it occurs, must provide written notice thereof to the Secretary of the Company at least 20 days in advance of the meeting.  If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.  In addition our Chairman of the Board of Directors or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

INCORPORATION BY REFERENCE

SEC rules permit incorporation by reference.  The following filings with the SEC are incorporated by reference in this Proxy Statement:

1.	Our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on March 11, 2009;

2.	Our quarterly report on Form 10-Q for the quarter ended March 31, 2009, which was filed with the SEC on May 12, 2009;

3.	Our quarterly report on Form 10-Q for the quarter ended June 30, 2009, which was filed with the SEC on August 7, 2009;

4.	Our current report on Form 8-K, which was field with the SEC on October 5, 2009; and

5.
All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting or any adjournment or postponement thereof, except for information furnished in a current report on Form 8-K pursuant to Items 2.02, 7.01 or 8.01.

By Order of the Board of Directors:

Vernon S. Schweigert
Chairman of the Board of Directors

October 19, 2009

APPENDIX A

AUTO RECEIVABLES PURCHASE AGREEMENT

Appendix A

AUTO RECEIVABLES
PURCHASE AGREEMENT

This PURCHASE AGREEMENT is made this 29th day of September, 2009, by and between FREEDOM FINANCIAL GROUP, INC„ a Delaware corporation (“Freedom Financial” or “Parent”), and its wholly-owned subsidiary, FREEDOM FINANCIAL AUTO RECEIVABLES, LLC, a Delaware limited liability company (“Freedom LLC” or “Seller”), and FIRST INVESTORS FINANCIAL SERVICES, INC., a Texas corporation (“Purchaser”).

Background

1.           Purchaser desires to purchase certain Receivables from Seller and Seller desires to sell such Receivables to Purchaser.

2.           The Receivables are currently serviced for Seller by Parent, and Parent and Seller desire to transfer the servicing of the Receivables to Purchaser or its designee.

Agreement

NOW, THEREFORE, in consideration of the foregoing, other good and valuable consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Agreement” means this Purchase Agreement and all amendments hereof and supplements hereto.

“After-Acquired Receivables” means any Receivables originated or acquired by Parent or Seller prior to the Closing Cutoff Date (which shall be reflected in the amended Schedule A prepared as of the Closing Cutoff Date) and subsequent to the preparation of Schedule A as of the Initial Cutoff Date.

“Assignment” means the documents of assignment attached to this Agreement as Annex C.

“Breakup Fee” has the meaning set forth in Section 5.09.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Springfield, Missouri, Houston, Texas, or New York, New York shall be authorized or obligated by law, executive order or governmental decree to be closed.

“Charge-off Receivable” means any Receivable as to which any of the following has occurred: (i) a scheduled payment, or any portion thereof in excess of 10% of the contractual payment, remains unpaid for more than 120 days from the original due date for such payment; (ii) the collateral securing the Receivable has been repossessed and sold with the proceeds applied to the outstanding principal balance of the Receivables; (iii) the Receivable has been or should be charged-off as uncollectible in accordance with Parent’s or Owner’s standard collection policy.

“Claims Period” has the meaning set forth in Section 5.03(iv).  “Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” means the earlier of (i) five (5) Business Days following the satisfaction in full of all conditions precedent to Closing, and (ii) December 15, 2009, which date may be extended for up to ten (10) Business Days with the prior written consent of Purchaser, which consent shall not be unreasonably withheld.

“Closing Cutoff Date” means the first Business Day prior to the fifth (5th) calendar day preceding the Closing Date, or such other date as the parties shall twee in writing.

“Dealer” means the seller of a Financed Vehicle, who originated and assigned the related Receivable to Parent or Seller under an existing Dealer Agreement with Parent or Seller or who arranged for a loan from Parent or Seller to the purchaser of a Financed Vehicle under an existing Dealer Agreement with Parent or Seller.

“Dealer Agreement” means the Dealer Agreement between Parent or Seller and a Dealer, in substantially the form of the agreement attached as Annex A, as such agreement was in effect at the time of purchase of a Receivable by Parent or Seller from such Dealer or as such agreement was in effect at the time of referral by the Dealer of a Receivable to Parent or Seller for origination.

“Eligible Receivable” means any Receivable, as of the Closing Cut-off Date with respect to which all of the following are true:

(i)
A first priority security interest in the Financed Vehicle has been validly perfected in the name of Seller and, to the knowledge of Seller and Parent, all applicable sales taxes with respect to the Financed Vehicle have been paid to the proper taxing authorities.

(ii)
Seller possesses the original installment sales contract or promissory note and the original title or other evidence of the security interest in the Financed Vehicle; provided, that such documents shall not be in electronic or microfiche form unless permitted by the laws of the state in which the Financed Vehicle is registered.

(iii)
Such Receivable is (1) not subject to any Lien or documentation deficiency or other claim which may relieve the Obligor of the obligation to pay the amounts due thereon (as reflected in the Receivable Files) or which may invalidate or impair the security interest in the Financed Vehicle; (2) was originated or purchased from a licensed (where applicable) automobile dealer located within the United States of America; (3) is required to be repaid solely in U.S.  Dollars; (4) was originated and has been serviced in compliance with Seller’s Servicing and Collection Policies and all applicable federal, state and local laws; (5) is not subject to any modification, extension or waiver inconsistent with the Seller’s Servicing and Collection Policies; and (6) is not subject to any legal proceedings brought by or on behalf of any Obligor or that would invalidate or impair the security interest of Seller in the Financed Vehicle.

“Financed Vehicle” means a new or used automobile, light truck or van, together with all accessions thereto, securing an Obligor’s indebtedness under the respective Receivable.

“Holdback” has the meaning set forth in Section 2.01(d).

“Initial Cutoff Date” means June 30, 2009, or such other date as the parties shall agree in writing.

“Lien” means a security interest, lien, charge, pledge, equity or encumbrance of any kind.

“Legal Status Receivable” means any Receivable that would be an Eligible Receivable but for (i) the bankruptcy of the Obligor, (ii) the Receivable being classified as a “redeemed repossession” (i.e., the Obligor validly redeemed the Financed Vehicle under applicable state law prior to resale) under the Seller’s Servicing and Collection Policies, or (iii) the terms of such Receivable having been modified in a manner inconsistent with Seller’s Servicing and Collection Policies.

“Lock Box Account” means US Bank of St.  Louis Lockbox #956126; Routing Number: 081000210; Account Number 152308189223.

“Lock Box Bank” means US Bank.

“Obligor” on a Receivable means the purchaser or the co-purchasers of the Financed Vehicle or any other Person who owes payments under the Receivable.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Person” means any individual, corporation, estate, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or other entity or government or any agency or political subdivision thereof.

“Receivable” means amounts due on, and all rights arising under, each simple interest or precomputed interest installment sales contract or installment loan and security agreement owned by Seller that appears on Schedule A to this Agreement as of the Initial Cutoff Date, which Schedule A shall be prepared in the manner specified in Section 2.02(b)(v) and updated and amended through the Closing Cutoff Date to exclude Receivables that have been paid or satisfied in full on or before the Closing Cutoff Date and to include all After-Acquired Receivables.

“Receivable Files” means the following documents or instruments with respect to each Receivable, which, except for item (i) below, may be in electronic or microfiche form:

(i)	The original of the Receivable and any amendments thereto.

(ii)
The original certificate of title or such documents that Seller shall keep on file, in accordance with its customary procedures, evidencing the security interest of Seller in the Financed Vehicle; provided, that such documents shall not be in electronic or microfiche form unless permitted by the laws of the state in which the Financed Vehicle is registered.

(iii)	A copy of the credit application fully executed by the Obligor.

(iv)	A certificate evidencing physical damage and GAP insurance, if any, or applications therefor with respect to the Financed Vehicle securing the Receivable.

(v)	A copy of the proof of income and references, credit report and approval sheet utilized by the Parent in the underwriting of the Receivable.

(vi)	The invoice for the Financed Vehicle (in the case of a new vehicle) or the bookout sheet (in the case of a used vehicle).

(vii)	Obligor’s order for the Financed Vehicle, together with proof (if any) of down payment.

(viii)	A copy of the service contract, if any, on the Financed Vehicle.

(ix)	A copy of the credit life insurance policy, if any, and the credit disability insurance policy, if any, on the Obligor relating to the Financed Vehicle.

(x)
Any and all other documents relating to products financed in connection with the purchase of the Financed Vehicle or that Parent or Seller shall keep on file, in accordance with its customary procedures, relating to a Receivable, an Obligor, or a Financed Vehicle.

Moreover, “Receivable Originals File” means a separated file containing original documents described in items (i) and (ii) above, with respect to a Receivable.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller’s Servicing and Collection Policies” means the servicing and collections policies of Seller utilized by Parent and Seller in servicing and collecting the Receivables as in effect on the date hereof, true and complete copies of which are attached hereto as Annex B.

“UCC” means the Uniform Commercial Code as in effect in the respective jurisdiction.

 “Credit Facility” means the $15,000,000 Revolving Warehouse Loan from ReMark Lending Co.  (“ReMark”) to Seller pursuant to that certain Revolving Loan and Security Agreement between ReMark, Seller, Parent and Archon Group, L.P.  (as administrator and custodian), dated as of January 31, 2008, as amended, and related documentation.

ARTICLE II
PURCHASE AND SALE OF RECEIVABLES

Section 2.01          Purchase and Sale of Receivables.

(a)	Purchase and Sale of Receivables. At the Closing, the Seller shall sell transfer, assign and otherwise convey to the Purchaser, without recourse (except as expressly provided herein):

(i)	all right, title, and interest of the Seller in and to the Receivables;

(ii)	the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables;

(iii)
any proceeds received on or after the Closing Cutoff Date from claims or refunds of premiums on any physical damage, lender’s single interest, credit life, disability and hospitalization and GAP insurance policies or claims or refunds under warranties covering Financed Vehicles or Obligors related to the Financed Vehicles;

(iv)	all documents contained in the Receivable Files;

(v)
all monies paid and all monies due, including accrued interest, after the Closing Cutoff Date with respect to the Receivables, including all monies received into the Lock Box Account and not yet applied to the Receivables; and

(vi)
all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

(b)
Dealer Recourse.  At the Closing, Parent and Seller shall each sell, transfer and assign to Purchaser (to the extent of their interest therein) all rights, benefits, remedies and recourse against each Dealer under each Dealer Agreement in respect of each Receivable for breach of such Dealer’s representations, warranties or covenants applicable to such Receivable, including, without limitation, the assignment of rights of recourse to Dealers for rebates of Dealer premium or “chargeback” or “spread” in respect of Receivables prepaid or charged off or collateral for which is repossessed in the manner provided in the Dealer Agreement.  Purchaser will not be obligated to assume any obligations of Parent or Seller relative to amounts owed to, or that may become due and owing to, Dealers for spread or premium arising from or in connection with acquisition of the Receivables.  Parent and Seller, each in accordance with its interests, shall retain all rights under the Dealer Agreements respecting any receivables acquired thereunder, other than the Receivables, and all other rights not expressly required by this Agreement to be conveyed.

(c)
Receivables Purchase Price.  In consideration for the Receivables and the rights, benefits, remedies and recourse under the Dealer Agreements, the Purchaser shall on the Closing Date pay to the Seller as full consideration therefore, an amount equal to the fair market value of such Receivables as of the Cutoff Date, which amount is agreed to be the sum of (i) 80.0% times the aggregate outstanding balance of the Eligible Receivables that are less than thirty (30) days past due as of the Closing Cutoff Date, plus, (ii) 53.7% times the aggregate outstanding balance of the Eligible Receivables that are thirty (30) to fifty-nine (59) days past due as of the Closing Cutoff Date, plus, (iii) 25.0% times the aggregate outstanding balance of the Eligible Receivables that are sixty (60) days or more past due as of the Closing Cutoff Date, plus (iv) 18.0% times the aggregate outstanding balance of the Legal Status Receivables as of the Closing Cutoff Date, plus (v) 0.5% of the aggregate outstanding balance of the Charge-Off Receivables as of the Closing Cutoff Date (the “Purchase Price”).  Notwithstanding anything herein to the contrary, the aggregate outstanding balance of the Receivables purchased hereunder shall not exceed $21.0 million excluding Charge-Off Receivables (the “Aggregate Cap”).  In the event that the aggregate outstanding balance of the Receivables exceeds the Aggregate Cap, Purchaser shall be entitled to selectively reduce the Receivables subject to purchase under this Agreement in an aggregate principal amount equal to such excess utilizing any reasonable and consistent methodology.  The full amount of the Purchase Price (less the Holdback Amount, as set forth in Section 2.01(d)) will be paid by Purchaser on the Closing Date in the form of federal wire transfer of immediately available funds to an account specified by Seller at least two (2) Business Days prior to closing.

(d)
Holdback.  In order to secure the obligations of Parent and Seller under Section 5.03 hereof, and without limiting any other rights which Purchaser may have pursuant to this Agreement or otherwise, Purchaser shall be entitled to withhold from the Purchase Price payable to Seller at the Closing the amount of One Hundred Thousand and no/100 Dollars ($100,000.00) (the “Holdback”), which amount shall be held by Purchaser following the Closing Date in accordance with the following terms and conditions:

(i)
With respect to any claim by Purchaser under Section 5.03 submitted at any time prior to the expiration of Claims Period, Purchaser shall be entitled to apply all or any portion of the Holdback to pay, or to provide for the payment of, any liability of Parent or Seller arising under Section 5.03.

(ii)
Any amount of the Holdback remaining that is not subject to claims for payment made during the Claims Period shall be disbursed to Seller within three (3) Business Days following the expiration of the Claims Period.  Any amount of the Holdback remaining that is subject to claims for payment made during the Claims Period shall be disbursed to Seller within three (3) Business Days following the date such claim shall be resolved.

The Holdback shall not be considered an advance payment of any amount due to Purchaser or as a measure of or a limitation on Purchaser’s damages in case of any breach by Parent or Seller of any of its representations, warranties, covenants, or agreements contained herein.

Section 2.02          Closing the Purchase and Sale.

(a)
The Closing.  Except as otherwise agreed in writing by the parties, the closing of the transactions contemplated herein (the “Closing”) shall take place at the offices of Thompson & Knight LLP, 333 Clay Street, Suite 3300, Houston, Texas 77002, on the Closing Date.

(b)	Documents to be Delivered at the Closing. At the Closing,

(i)
The Assignments.  Parent and Seller will execute and deliver the Assignments.  The Assignments shall be in substantially the form of Annex C-1 and C-2 hereto, and accompanied by powers of attorney of Parent and Seller (executed by and in the corporate name and each trade name of Parent and Seller) in such customary form as Purchaser may reasonably request.

(ii)
Evidence of Lien Release.  Parent and Seller shall provide to the Purchaser evidence in form and substance satisfactory to Purchaser in its reasonable discretion of the release of all Liens on the Receivables, including without limitation, those granted pursuant to the Credit Facility related to the Receivables.

(iii)	Intentionally Omitted.

(iv)
Receivable Files.  The Receivable Files, with the Receivable Originals Files separated out, for all of the Receivables; provided, that such files need not contain the original certificate of title with respect to a Receivable as to which appropriate steps have been taken to confirm that applicable state records reflect a first priority security interest, but the original certificate of title has not yet been received by Parent or Seller.

(v)
Schedule A.  Seller shall prepare and deliver to Purchaser a copy of Schedule A that has been updated through the Closing Cutoff Date.  Schedule A shall include all Receivables as of the Closing Cutoff Date, reflected in the following manner:  Schedule A-1, listing only Eligible Receivables that are less than thirty (30) days past due as of the Closing Cutoff Date; Schedule A-2, listing only Eligible Receivables that are thirty (30) to fifty-nine (59) days past due as of the Closing Cutoff Date; Schedule A-3, listing only Eligible Receivables that are sixty (60) days or more past due as of the Closing Cutoff Date; Schedule A-4, listing only Legal Status Receivables as of the Closing Cutoff Date; and Schedule A-5, listing only Charge-Off Receivables as of the Closing Cutoff Date.

(vi)	Dealer Agreements. Parent and Seller shall deliver to Purchaser photocopies of all Dealer Agreements under which the Receivables were acquired.

(vii)
Lock Box Account.  Seller shall have provided Purchaser with evidence reasonably satisfactory to it of the acceptance by the Lock Box Bank of irrevocable instructions to remit payments received in the Lock Box Account to Purchaser, or to an account designated by Purchaser or its designated servicer for the Receivables, for processing.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01          Purchaser’s Representations and Warranties.  The Purchaser hereby represents and warrants to the Seller and Parent as of the date hereof and as of the Closing Date:

(a)
Organization and Good Standing.  The Purchaser has been duly incorporated and is in good standing under the laws of the State of Texas, and has full corporate power, authority and legal right to execute and deliver this Agreement and to perform the terms and provisions hereof.

(b)
Due Authorization.  The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary corporate action, does not require any approval or consent of any governmental agency or authority, does not and will not violate or result in a breach which would constitute a material default under, any agreement for borrowed money binding upon or applicable to it or to its property, or any law or governmental regulation or court decree applicable to it or such property, and this Agreement is the valid, binding and enforceable obligation of the Purchaser except as the same may be limited by insolvency, bankruptcy or other similar laws of general application affecting the enforcement of creditors’ rights or general equity principles.  Purchaser or its servicer, possess any license, permit or authorization required under any federal or state law for it to purchase, hold, service or collect any Receivable it is purchasing or qualify for an exemption from such licensure, permit or authorization.

(c)
No Proceedings.  There are no proceedings or investigations pending, or, to the best knowledge of the Purchaser, threatened against the Purchaser before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking any determination or ruling that, in the reasonable judgment of the Purchaser, would have a material adverse effect on the performance by the Purchaser of its obligations under this Agreement.

(d)
Fund Availability.  As of the date of this Agreement, Purchaser has available, either in cash on hand or the unconditional right to draw on available credit facilities (collectively, “Available Funds”) sufficient funds to meet its obligations under this Agreement and will on the Closing Date have Available Funds sufficient to meet obligations under this Agreement.

Section 3.02     Representations and Warranties of Parent and Seller.  Each of Parent and Seller, jointly and severally, hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

(a)
Organization and Good Standing.  Each of Parent and Seller has been duly incorporated or organized, as applicable, and is in good standing under the laws of the jurisdiction under which it has been formed, and has, respectively, full corporate or limited liability company power and legal right to execute and deliver this Agreement and to perform the terms and provisions hereof.

(b)
Due Authorization.  Except for the affirmative approval of a majority of the stockholders of Parent in connection with the consummation of the sale of the Receivables contemplated herein (which approval shall have been received by Parent on or before the Closing Date), the execution, delivery and performance of this Agreement by each of Parent and Seller has been duly authorized by all necessary corporate action, does not require any approval or consent of any governmental agency or authority, does not and will not violate or result in a breach which would constitute a material default under, any agreement for borrowed money binding upon or applicable to Parent or Seller or their respective properties (other than the Credit Facility), or any law or governmental regulation or court decree applicable to Parent or Seller or such property, and this Agreement is the valid, binding and enforceable obligation of each of Parent and Seller.

(c)
No Proceedings.  There are no proceedings or investigations pending, or, to the best knowledge of Parent or Seller, threatened against Parent or Seller before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking any determination or ruling that, in the reasonable judgment of Parent or Seller, would have a material adverse effect on the performance by either Parent or Seller of their respective obligations under this Agreement.

(d)
Title.  There is no effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) on file or registered in any public office filed by Parent or Seller or any other person covering any interest of any kind in the Receivables or intended so to be filed or registered which would impair or conflict with Parent or Seller’s sale of all right, title and interest in the Receivables conveyed hereunder to Purchaser and which will not be released as a condition precedent to the Closing.  The interest of Parent and Seller in the Receivables being conveyed to Purchaser hereunder is an ownership interest, valid and enforceable against all existing and future creditors of Parent or Seller or any other person.

(e)
Solvency.  There are no entries or orders for relief by a court having jurisdiction in respect of Parent or Seller in an involuntary case under the federal bankruptcy laws, or any other federal or state bankruptcy, insolvency or similar law, for appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Parent or Seller or of any substantial part of their respective properties, or ordering the winding up or liquidation of the affairs of Parent or Seller.  There is no insolvency or admission in writing by Parent or Seller of any inability to pay the debts of Parent or Seller as they come due, or the commencement by Parent or Seller of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by Parent or Seller to the appointment of, or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Parent or Seller or of any substantial part of their respective properties or the making by Parent or Seller of an assignment for the benefit of creditors or the failure by Parent or Seller generally to pay their debts as such debts become due or the taking of corporate action by Parent or Seller in furtherance of any of the foregoing.  Each of Parent and Seller is solvent, and sale of the Receivables will not cause Parent or Seller to become insolvent.  The sale of the Receivables is not undertaken with the intent to hinder, delay or defraud any of the creditors of Parent or Seller.

Section 3.03         Representations and Warranties Concerning Receivables.  Parent and Seller, jointly and severally, represent and warrant to Purchaser, with respect to each Receivable (except to the extent expressly waived in writing by the Purchaser), that as of the Closing Date:

(a)
Such Receivable has been purchased in a bona fide sale by the Parent or Seller from a dealer, bank, finance company or similar entity in the ordinary course of business and was originated in connection with an advance made for the sale or re-financing of a new or used automobile, light-duty truck or van and has been fully and properly executed by the parties thereto and neither Parent nor Seller has received any notice, nor has any knowledge, of any fraud in connection with the origination of such Receivable or the sale thereof to Parent or Seller.

(b)
Such Receivable is a Receivable as to which (i) there exists an original Receivable and which, excepting a Charge-Off Receivable, immediately prior to the sale, assignment, and transfer thereof to Purchaser, is secured by a validly perfected first priority security interest in the Financed Vehicle in favor of Seller as secured party or all necessary and appropriate actions with respect to such Receivable shall have been taken to perfect a first priority security interest in the Financed Vehicle in favor of Seller as secured party, and (ii) neither Parent nor Seller has received written notice that the Financed Vehicle is subject to any Liens (other than in favor of Seller or Parent) or adverse claim of any kind, or has been impounded, destroyed, damaged to an extent that the cost of repair would be in excess of the replacement value thereof or deemed “totaled” by the insurer.

(c)
Immediately prior to assigning such Receivable and the Receivable Files to the Purchaser: (i) the Seller was the sole owner of all rights in and to such Receivable with full right to transfer the Receivable and the Receivable Files to the Purchaser; (ii) such Receivable and the Receivable Files were free and clear of any Lien or adverse claim of any kind, other than Liens to be released at Closing; (iii) no duplicate originals of the Receivable exist or have been delivered to any Person, and (iv) Seller has conveyed title thereof to Purchaser hereunder free and clear of any Lien or adverse claim of any kind (other than Liens or claims arising by or through Purchaser).

(d)
Schedule A, electronic copies of which shall have been delivered to Purchaser at Closing, accurately reflects, in all material respects, as of the Closing Cutoff Date, the following as to each Receivable: loan number; obligor’s name and social security number; contract date; original principal balance; current principal balance; maturity date; original term; remaining term; coupon rate; monthly payment; date of last payment from Obligor; due’ date of next payment by Obligor; status code; and collateral description.  Each Receivable reflected on Schedules A-1 through A-3 is an Eligible Receivable that meets the minimal requirements to be listed thereon in accordance with Section 2.02(b)(v).  Each Receivable reflected on Schedule A-4 is a Legal Status Receivable that meets the minimal requirements to be listed thereon in accordance with Section 2.02(b)(v).  Each Receivable reflected on Schedule A-5 is a Charge-Off Receivable that meets the minimal requirements to be listed thereon in accordance with Section 2.02(b)(v).  Except as may be expressly consented to in writing by Purchaser, no more than eleven (11) payment extensions or deferrals have been granted to all Obligors in the aggregate during any single calendar month commencing August 1, 2009; no payment extension has been granted with respect to any Receivable that was thirty (30) days or more past due at the time the extension or deferral was granted; and no payment extension has been granted that would extend the date any payment is due by fifteen (15) days or more from the payment due date reflected in the Receivable File as of June 30, 2009.

(e)
A Dealer Agreement between Parent or Seller and the Dealer selling the Financed Vehicle purchased pursuant to such Receivable is in effect; and Parent’s or Seller’s rights thereunder with respect to such Receivable shall have been validly assigned to the Purchaser at Closing to the extent required herein; and, to the knowledge of Parent and Seller, each such Dealer Agreement contains representations and warranties by the Dealer as to title, fraud and misrepresentation that are consistent with the standard form agreements utilized by Parent and Seller.

(f)
Each Receivable has been originated and, at all times prior to the Closing Cutoff Date, has been serviced and collected, in accordance with all requirements of applicable federal, state and local laws and regulations; Parent’s credit policies; and Seller’s Servicing and Collection Policies.

(g)
The weighted average interest rate, original term, remaining term, FICO score and loan to value ratio of the Receivables reflected on Schedule A as of the Closing Cutoff Date, do not differ materially from the weighted average interest rate, original term, remaining term, FICO score and loan to value ratio of the Receivables reflected on Schedule A as of the Initial Cutoff Date, except to the extent due to natural amortization of the portfolio.

ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING

Section 4.01.  Closing.

(a)	Conditions to Purchaser’s Obligations to Close. The obligation of the Purchaser to purchase Receivables on the Closing Date is subject to the satisfaction of the following conditions:

(i)
Representations and Warranties True.  The representations and warranties of Parent and Seller hereunder shall be true and correct in all matters and respects on the Closing Date with the same effect as if then made.

(ii)
Documents, Other Obligations.  Parent and Seller shall have delivered the documents required to be delivered pursuant to Section 2.02(b) hereof and performed all other obligations to be performed by them at or prior to the Closing hereunder.

(iii)
No Proceedings.  There are no proceedings or investigations pending or threatened against Parent or Seller before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking any determination or ruling that, in the reasonable judgment of Purchaser would have a material adverse effect on the value of the Receivables in the hands of Purchaser or the performance of Parent or Seller of their respective obligations under this Agreement.

(iv)
Legal Matters.  The Lien of the secured parties under the Seller’s Credit Facility shall have been released and the collateral agent thereunder shall have duly executed and delivered UCC-3 financing statements terminating the security interest of such secured parties in the Receivables.

(v)
Release of Servicing.  Parent, as Servicer of the Receivables, and Seller shall have provided Purchaser with such evidence of the release of servicing of the Receivables to Purchaser as Purchaser shall reasonably request.

(vi)
No Material Adverse Change.  Neither Parent nor Seller shall have suffered any material adverse change to its operations since the Initial Cutoff Date, which shall be deemed to include, without limitation, (i) a material reduction in the weighted averages of the interest rate, original term, remaining term, FICO score or loan to value characteristics of the Receivables from the Initial Cutoff Date to the Closing Cutoff Date, other than as may result from the natural amortization of the portfolio, (ii) a material modification in the credit policies of Parent or Seller, or (iii) a material modification in the Servicing and Collection Policy of Parent, Purchaser acknowledges that, following the execution of this Agreement, Parent and Seller do not intend to continue originating new Receivables, and such change in business practice shall not be deemed to constitute a material adverse change in either the operation of Parent or Seller.

(b)
Conditions to Parent’s and Seller’s Obligations to Close.  The obligation of the Parent and Seller to convey the Receivables on the Closing Date is subject to the satisfaction of the following conditions:

(i)	Required Consents. Parent shall have received the consent of ReMark to the sale of the Receivables and the performance of the transactions contemplated in this Agreement.

(ii)
Approval of Parent’s Stockholders.  Parent shall have received any requisite approvals of its stockholders required under any applicable laws, rules or regulations relating to the transactions contemplated in this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.01        Protection of Right, Title and Interest.  (a) Parent and/or Seller hereby authorize Purchaser, at Purchaser’s expense, to execute and file such financing statements and cause to be executed and filed such continuation statements, all in such manner and in such places as Purchaser determines may be required by law fully to preserve, maintain, and protect the interest of the Purchaser in the Receivables and in the proceeds thereof.  Any such filings by Purchaser may be made not more than five (5) days prior to the Closing Date, and Purchaser hereby agrees that any such filing shall be revoked by the execution and filing of an appropriate UCC-3 Termination Statement within five (5) business days following the written request by Parent or Seller in the event the sale of the Receivables as contemplated by this Agreement is not consummated by the Closing Date.  Said filings shall include a signed UCC-1 Financing Statement indicating Parent or Seller, as applicable, as the “Seller” and Purchaser as “Buyer” with appropriate reference to this Agreement and Schedule A hereto as the “Collateral” description to perfect the sale of the Receivables, as chattel paper under the UCC.  Purchaser shall deliver (or cause to be delivered) to the Parent file-stamped copies of, or filing receipts for, any document filed as provided above, as soon as available following such filing.  Moreover, following Closing, Parent and Seller hereby authorize the Purchaser on behalf of Parent and Seller, respectively, to execute and deliver certificates of title for any Financed Vehicle securing a Receivable (or such Excluded Receivable) or naming Parent or Seller as secured party, and such other documents or certificates as may be necessary in connection therewith, in order to identify the Purchaser or its assignee, as appropriate, as the secured party with respect to such Financed Vehicle.  Parent and/or Seller will from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, assignments, endorsements, papers and documents as Purchaser may reasonably request for the purpose of carrying out this Agreement and the sales and assignments provided for herein.  To the extent and at such time as Purchaser may request, Parent shall cause any Subsidiary or affiliate of Parent or Seller to provide such authorizations, assignments, endorsements or powers of attorney as Purchaser deems necessary to provide the full benefit of this Agreement to Purchaser.

(b)
Within five (5) Business Days after the Closing Date, Parent and Seller shall cause their computer systems to be maintained so that the master computer records (including any back-up archives) that refer to a Receivable shall indicate clearly that such Receivable is owned by Purchaser.

(c)
If at any time following the Closing, Parent or Seller shall propose to sell, grant a security interest in, or otherwise transfer any interest in automotive receivables to any prospective purchaser, lender, or other transferee, and Parent and Seller gives to such prospective purchaser, lender, or other transferee computer tapes, records, or print-outs (including any restored from back-up archives) referencing any Receivables sold subject to this Agreement, then such computer tapes, records or print outs shall indicate clearly that any Receivable sold hereunder has been sold to, and is owned by, the Purchaser.

(d)
Any payments due or becoming due to Purchaser which come into the possession of Parent or Seller, their agents, representatives or affiliates following the Closing Cutoff Date shall be held in trust for Purchaser and remitted to Purchaser as soon as practicable and, in any event, within two (2) Business Days after receipt.  In addition thereto, any correspondence of any nature whatsoever received by Parent or Seller affecting the Receivables sold under this Agreement which is received following the Closing Cutoff Date (including, without limitation, notices of bankruptcy or any legal proceedings affecting or brought on behalf of the Obligor; and any certificate of title, or notice of any security interest, mechanics lien, impoundment or other matter affecting a Financed Vehicle), shall be forwarded to Purchaser within three (3) Business Days after receipt.

(e)
Any payments due or becoming due to Parent or Seller which come into the possession of Purchaser, its agents, representatives or affiliates on account of unapplied monies conveyed to Purchaser at Closing or deposits received in the Lock Box Account and delivered from and after Closing to Purchaser by the Lock Box Bank, shall be held in trust for Parent or Seller and remitted to Parent or Seller as soon as practicable and, in any event, within two (2) Business Days after receipt.

Section 5.02     Security Interests.  Parent and Seller shall defend the right, title and interest of the Purchaser in, to and under the Receivables sold hereunder, against all claims of third parties claiming through or under Parent or Seller.

Section 5.03     Remedies.  The representations and warranties set forth herein shall survive the Closing.  The parties hereto agree that, in the event of any alleged breach of representation under Section 3.03 with respect to a Receivable:

(a)
Purchaser shall first seek recourse against the Dealer under the Dealer Agreement relating to such Receivable and use commercially reasonable efforts to obtain relief in respect of rights it may have by virtue of the assignment of rights of recourse to the Dealer provided for herein to the extent such relief may be available; provided, however, that Purchaser shall not be prevented from seeking recourse against Parent or Seller if Purchaser has complied with this Section 5.03(i) and a period of forty-five (45) days have elapsed and Purchaser has not recovered all amounts owing by the Dealer under the Dealer Agreement;

(b)	Purchaser may seek recourse against Parent or Seller in respect of damages caused by a breach under Section 3.03 to the extent it has satisfied the conditions set forth in Section 5.03(i);

(c)	Should Purchaser be entitled to relief from Parent or Seller under subparagraph (ii), Purchaser may elect either:

(d)
To require Parent or Seller to pay Purchaser’s actual damages net of the value of any relief obtained by Purchaser in respect of such Receivable from the Dealer (but in no event in an amount in excess of the portion of the Purchase Price allocated to such Receivable plus interest thereon calculated from the Closing Cutoff Date until payment of all such damages at 6% per annum, compounded daily), or

(e)
To repurchase the affected Receivable (and related recourse rights, against the Dealer) for an amount equal to the remaining principal amount multiplied by the purchase percentage set forth in Section 2.01(c) utilized in calculating the Purchase Price, plus, interest thereon calculated from the Closing Cutoff Date, until payment of all such damages at 6% per annum, compounded daily; and

(f)
Notwithstanding the foregoing, Purchaser shall not be entitled to exercise its remedies hereunder until Purchaser has incurred actual damages applicable to any and all Receivables in an aggregate amount of $25,000 (whereupon Purchaser shall be entitled to exercise its remedies hereunder in respect of Receivables, but only to the extent of such excess); and, further, Purchaser must notify Parent or Seller in writing of any claim in respect of a breach of a representation under Section 3.03 prior to 11:59 p.m., Houston time, of the one-hundred twentieth (120th) day following the Closing Date (the “Claims Period”).  Thereafter, no further claims under Section 3.03 against Parent or Seller shall be permitted.

Parent and Seller shall cooperate with Purchaser in all reasonable respects to facilitate Purchaser’s recovery based on rights of recourse to Dealers.

Section 5.04    Servicing Conversion.  Parent and Seller shall make the necessary personnel available and shall direct appropriate third-party vendors to cooperate with all reasonable requests of Purchaser in effecting an orderly servicing transfer and the electronic conversion of all applicable Receivables data as of the close of business on the day immediately preceding the Closing Date.  The obligations of Parent and Seller hereunder include, without limitation, providing Purchaser with electronic data files containing such information, in such format and within such time periods as Purchaser may reasonably request.  Further, prior to Closing, the Parent and Seller agree that once the data mapping process has been completed to the Purchaser’s satisfaction, the Purchaser will be provided with an electronic data file in a format approved by Purchaser, which shall be delivered (a) until the Closing Cut-Off Date, no more frequently than weekly, and (b) from and after the Closing Cut-Off Date and until the Closing, daily.  In each case, the electronic data file shall contain all data fields related to the Receivables reasonably requested by Purchaser and information regarding all transactions processed by the Parent relating to the Receivables since the date of the previous data file.  The obligations of Parent and Seller hereunder also include reasonable cooperation with Purchaser regarding any and all correspondence with Obligors relating to the purchase and sale of the Receivables or the transfer of servicing of the Receivables to Purchaser or its designee, including, without limitation, upon the request of Purchaser, cooperation in the preparation, mailing and delivery of one or more letters signed by Parent and Seller relating to the purchase and sale of the Receivables or the transfer of servicing of the Receivables to Purchaser or its designee.  The cost of preparation, mailing and delivery of such letter shall be borne by Purchaser.

Section 5.05    Purchaser Compliance.  Purchaser shall be responsible for complying with all applicable state and federal laws with respect to the purchase, ownership, servicing, enforcement, sale and/or collection of any of the Receivables from and after the Closing Date including, without limitation, the obligation to mail a notice addressed to any Obligor notifying such Obligor of the transfer of any Receivable from Seller to Purchaser.

Section 5.06    Approval of Parent’s Stockholders.  Parent shall, as soon as reasonably practicable following the date hereof, prepare and file with the U.S.  Securities and Exchange Commission (“SEC”) a proxy statement in preliminary form.  Purchaser and its legal counsel shall be given the opportunity to review the proxy statement prior to the filing thereof with the SEC.  Parent agrees to use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the proxy statement.  Parent will use its commercially reasonable efforts to cause the proxy statement to be mailed to its stockholders as soon as reasonably practicable following the filing thereof in definitive form with the SEC.  Parent will advise Purchaser promptly after it receives notice of any request by the SEC for amendment of the proxy statement or comments thereon and responses thereto or requests by the SEC for additional information.  Parent shall, as soon as reasonably practicable after the date hereof, and in accordance with Parent’s certificate of incorporation, bylaws and applicable law, establish a record date for, duly call and give notice of a meeting of its stockholders for the purpose of obtaining the affirmative approval of the transactions contemplated in this Agreement by the requisite vote of the stockholders of Parent.

Section 5.07     Conduct of Business of Parent and Seller Pending the Closing.  Each of Parent and Seller agree that from the date hereof through the earlier of the Closing Date or the Termination Date, except as otherwise specifically permitted by this Agreement or unless otherwise consented to by Purchaser in writing:

(a)
Neither will do nor omit to do any act, or permit any act or omission to act to occur which may cause any irreparable breach of any representation, warranty, covenant or agreement made by Parent or Seller herein.

(b)	Each will use commercially reasonable efforts to comply with all laws applicable to the business and operations of Parent or Seller.

(c)	Not to extend, modify or waive the terms of any Receivable other than in accordance with Seller’s Servicing and Collection Policy.

(d)
Limit the maximum aggregate number of payment extensions or deferrals to all Obligors in the aggregate in any given month commencing August 1, 2009 to eleven (11) and, in no event, shall a payment extension be granted on any account which is greater than thirty (30) days past due at the time the extension or deferral is granted.

(e)	Not make any change to the day of the month an Obligor’s payment is due that would result in the new due date being more than 15 days different than the due date for such payment as of June 30, 2009.

(f)
Sell, convey, dispose or otherwise transfer any interest in any of the Receivables or any Dealer Agreements to any person other than Purchaser in accordance with the terms of this Agreement, provided that maintaining any Liens pursuant to the Credit Facility and complying with the terms of such Credit Facility prior to the Closing shall not be deemed contrary to this obligation.

Section 5.08     Breakup Fee.  Except to the extent expressly provided herein to the contrary, upon the earlier of (i) the Termination Date or (ii) December 15, 2009 (which date may be extended for up to ten (10) Business Days with the prior written consent of Purchaser, which consent shall not be unreasonably withheld), in the event that the Closing shall not have occurred on or before such date, Parent shall pay to Purchaser, by wire transfer of immediately available funds to an account designated by Purchaser, a fee in the amount of US $150,000 (the “Breakup Fee”).  The “Termination Date” shall mean and include the date this Agreement is (i) terminated by Parent or Seller or (ii) terminated by Purchaser following the breach of a representation, warranty or covenant of Parent or Seller contained in this Agreement, in each case pursuant to written notice provided in the manner specified in this Agreement.  For the avoidance of doubt, Purchaser shall be entitled to the Breakup Fee under all circumstances, including, without limitation, due to a failure of Parent or Seller to obtain any required consents or approvals (including from the stockholders of Parent) to the consummation of the transactions contemplated herein), except in the event that there has been no breach of a representation, warranty or covenant by Parent or Seller and Purchaser fails to perform its obligations hereunder on the Closing Date.  The parties expressly acknowledge that Parent and Seller shall have the right to terminate this Agreement for any reason, and receipt by Purchaser of the Breakup Fee shall constitute full settlement of any and all liabilities of Parent and Seller with respect to a termination of this Agreement by Parent and Seller and neither Parent nor Seller shall have ongoing liabilities or obligations under this Agreement following such termination.

Section 5.09     Access and Information.  At all times from and after the date hereof until Closing, Parent and Seller shall afford, and shall cause its lenders, and third party vendors and others to afford, to Purchaser, upon three (3) Business Day’s prior written notice, reasonable access during normal business hours to the Receivable Files and will cause its personnel to assist in any examination of such records by the Purchaser and/or its authorized agents; and such examination to be conducted in a manner which does not unreasonably interfere with normal operations or customer or employee relations of Parent or Seller.

ARTICLE VI
MISCELLANEOUS PROVISIONS

Section 6.01      Obligations Unaffected.  The obligations of the parties under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Receivable.

Section 6.02      Integration; Amendment.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter of this Agreement and expressly supersedes any prior agreements, oral or written, including without limitation those certain Letters of Intent with respect to this transaction dated August 18, 2009 and September 4, 2009.  For the avoidance of doubt, this Agreement shall not supersede that certain Non-Disclosure Agreement dated August 7, 2009 by and between Parent and Purchaser, which agreement shall remain in full force and effect in accordance with its terms.  This Agreement may be amended from time to time by a written amendment duly executed and delivered by the parties hereto; provided, however, that after any approval of the transactions contemplated in this Agreement by the stockholders of Parent, no amendment shall be made that under applicable law requires further approval by the stockholders of Parent, without the further approval of the stockholders of Parent.

Section 6.03      Waivers.  No failure or delay on the part of the Purchaser in exercising any power, right or remedy under this Agreement or the Assignment shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.

Section 6.04       Notices.  All communications and notices pursuant hereto to either party shall be in writing or by e-mail or by facsimile and addressed or delivered to it at its address (or in case of e-mail, at its e-mail address) shown below or at such other address as may be designated by it by notice to the other party and, if mailed or sent by email or facsimile, shall be deemed given when mailed, e-mailed or telecopied to all the persons designated for notice or copies thereof.  Such notice shall be sent to (a) in the case of the Seller, Freedom Financial Auto Receivables LLC, 3058 E. Elm Street, Springfield, Missouri 65802, Attention: Jerry Fenstermaker (email: jfenstermaker@ffgrp.net), (b) in the case of Parent, Freedom Financial Group, Inc., 3058 E.  Elm Street, Springfield, Missouri 65802, Attention: Jerry Fenstermaker (email: jfenstermaker@ffgrp.net), and (c) in the case of the Purchaser, First Investors Financial Services, Inc., 675 Bering, Suite 710, Houston, Texas 77057, Attention: Tommy Moore, (email: tommy.moore@fifsg.com), or, in any such case, at such other address as shall be designated in a written notice to the other parties.

Section 6.05     Headings and Cross-references.  The various headings in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to Section names or numbers are to such sections of this Agreement unless otherwise specified.

Section 6.06      Governing Law; Disputes.  This Agreement and the Assignment shall be governed by and construed in accordance with the internal laws of the State of Texas, without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.  All disputes relating to this Agreement or any of the transactions contemplated by this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts in either Springfield, Missouri or Houston, Texas.  Each of the parties hereto (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the federal or state courts in Houston, Texas; and (iii) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

Next page signature page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the 29th day of September, 2009.

FREEDOM FINANCIAL AUTO RECEIVABLES, LLC (Seller)

By: /s/ Jerald L. Fenstermaker
Name: Jerald L. Fenstermaker
Title: CEO/President

FREEDOM FINANCIAL GROUP, INC. (Parent)

By: /s/ Jerald L. Fenstermaker
Name: Jerald L. Fenstermaker
Title: CEO/President

FIRST INVESTORS FINANCIAL SERVICES, INC. (Purchaser)

By: /s/ Tommy A. Moore Jr.
Name: Tommy A. Moore Jr.
Title: CEO

ANNEX A

STANDARD FORM OF DEALER AGREEMENT

ANNEX B

SELLER’S SERVICING AND COLLECTION POLICIES

ANNEX C-1

ASSIGNMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency are hereby acknowledged, Freedom Financial Auto Receivables, LLC, a Delaware limited liability company (the “Seller”) does hereby sell, transfer, assign and otherwise convey to First Investors Financial Services, Inc., a Texas corporation (the “Purchaser”), without recourse (except as expressly set forth in that certain Auto Receivables Purchase Agreement, described below):

(i)	all right, title, and interest in and to the Receivables;

(ii)	the security interests in the Financed Vehicles granted by Obligors pursuant to the Receivables;

(iii)
any proceeds received on or after the Closing Cutoff Date from claims or refunds of premiums on any physical damage, lender’s single interest, credit life, disability and hospitalization and GAP insurance policies or claims or refunds under warranties covering Financed Vehicles or Obligors related to the Financed Vehicles;

(iv)	all documents contained in the Receivable Files;

(v)	all monies paid and all monies due, including accrued interest, after the Cutoff Date with respect to the Receivables;

(vi)
all of its rights, benefits, remedies and recourse against each Dealer under each Dealer Agreement in respect of each Receivable for breach of such Dealer’s representations, warranties and covenants applicable to such Receivable; and

(vii)
all present and future claims, demands, causes of action and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

Capitalized terms used but not defined in this Assignment have the meanings assigned to them in the Auto Receivables Purchase Agreement dated as of September 29, 2009, among the Purchaser, the Seller and Freedom Financial Group, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Assignment as of the th day of December, 2009.

FREEDOM FINANCIAL AUTO RECEIVABLES, LLC (Seller)

By:
Name:
Title:

FIRST INVESTORS FINANCIAL SERVICES, INC. (Purchaser)

By:
Name:
Title:

ANNEX C-2

ASSIGNMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency are hereby acknowledged, each of Freedom Financial Group, Inc., a Delaware corporation, and Freedom Financial Auto Receivables, LLC, a Delaware limited liability company, does hereby sell, transfer, assign and otherwise convey to First Investors Financial Services, Inc., a Texas corporation (the “Purchaser”), without recourse (except as expressly set forth in that certain Auto Receivables Purchase Agreement, described below):

All of its respective rights, benefits, remedies and recourse against each Dealer under each Dealer Agreement in respect of each Receivable for breach of such Dealer’s representations, warranties and covenants applicable to such Receivable.

Capitalized terms used but not defined in this Assignment have the meanings assigned to them in the Auto Receivables Purchase Agreement dated as of September 29, 2009, among the Purchaser, the Seller and Freedom Financial Group, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Assignment as of the __th day of December, 2009.

FREEDOM FINANCIAL AUTO RECEIVABLES, LLC (Seller)

By:
Name:
Title:

FREEDOM FINANCIAL GROUP, INC. (Parent)

By:
Name:
Title:

FIRST INVESTORS FINANCIAL SERVICES, INC. (Purchaser)

By:
Name:
Title:

SCHEDULE A

LISTING OF RECEIVABLES

APPENDIX B

PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION

Appendix B

FREEDOM FINANCIAL GROUP, INC.

PLAN OF DISSOLUTION AND COMPLETE LIQUIDATION
OCTOBER 6, 2009

The following Plan of Dissolution and Complete Liquidation (the “Plan of Dissolution”), dated as of October 6, 2009, shall effect the dissolution and complete liquidation of Freedom Financial Group, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 and other applicable provisions of the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.   Adoption of Plan.  The board of directors of the Company (the “Board of Directors”) has adopted resolutions deeming it advisable and in the best interest of the stockholders of the Company to dissolve and liquidate the Company, adopt the Plan of Dissolution, and call a special meeting (the “Meeting”) of the holders of the Company’s common stock (the “Common Stock”) to approve the dissolution and liquidation of the Company (including the sale of all or substantially all of the Company’s assets), adopt the Plan of Dissolution and ratify the Company’s actions taken to date on the Plan of Dissolution.  If stockholders holding a majority of the outstanding shares of Common Stock vote in favor of the proposed dissolution and liquidation of the Company (including sale of all or substantially all of the Company’s assets) and the adoption of the Plan of Dissolution at the Meeting, the Plan of Dissolution shall constitute the adopted Plan of Dissolution of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan of Dissolution if the Meeting is adjourned to a later date (the “Meeting Date”).

2.   Cessation of Business Activities.  After the Effective Date (as defined below) and in accordance with Section 278 of the DGCL, the Company shall not engage in any business activities except for the purpose of winding up and liquidating its business and affairs, including, but not limited to, prosecuting and defending suits, whether civil, criminal or administrative, by or against the Company, collecting its assets, converting its assets into cash or cash equivalents, discharging or making provision for discharging its liabilities, withdrawing from all jurisdictions in which it is qualified to do business, distributing its remaining property among its stockholders according to their interests, and doing every other act necessary to wind up and liquidate its business and affairs, but not for the purpose of continuing the business for which the Company was organized.

3.   Certificate of Dissolution.  After the Meeting Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates and paying such taxes as may be owing, and securing the necessary stockholder approvals, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL specifying the date upon which the Certificate of Dissolution will become effective (the “Effective Date”).

4.   Liquidation Process  From and after the Effective Date and subject to the provisions hereof, the Company shall complete the following corporate actions:

(a) Notice of Claims.  The Company will give notice by mail and publication of its dissolution to all persons known to have a claim against the Company and require those persons to submit their claims in accordance with the notice.  The notice will be mailed to all known claimants, including persons with claims asserted against the Company in a pending proceeding to which it is a party, and published in accordance with the DGCL.  Any claim against the Company will be barred if the known claimant is given the required notice and does not present the claim to the Company by the cut-off date referred to in the notice.  To dispose of any contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, the Company will send a notice to the contingent claimants and publish the notice in accordance with the DGCL.  After the receipt of a contingent claim, the Company will offer the claimant such security that, in the judgment of the Company, is sufficient to satisfy the claim if it were to mature.  The claimant must notify the Company within 120 days of the receipt of the offer or the claimant will be deemed to have accepted the security offered by the Company as the sole source from which the claim will be satisfied.

(b) Sale of All or Substantially All of the Non-Cash Assets.  The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all or substantially all of its non-cash property and assets, including but not limited to all tangible assets, intellectual property and other intangible assets, in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in our best interests and the best interests of our stockholders, without any further vote or action by the Company’s stockholders. The Company’s non-cash assets and properties may be sold in one transaction or in http://www.sec.gov/Archives/edgar/data/1212235/000104746909006214/a2193154zdef14a.htm - bg44801a_main_tocseveral transactions to one or more buyers.  The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its properties and assets in connection with the liquidation.  In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company.

(c) Liquidation of Assets.  The Company shall determine whether and when to transfer the Company’s property and assets to a liquidating trust (established pursuant to Section 6 hereof).

(d) Payment Obligations.  The Company shall, as determined by the Board of Directors, (i) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provisions as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company or successor entity, are likely to arise or to become known to the Company or successor entity within 5 years after the Effective Date (or such longer period of time as the Delaware Court of Chancery may determine not to exceed 10 years after the Effective Date).  Such claims shall be paid as required by applicable law.  The Company will petition the Delaware Court of Chancery to determine the form and amount of security to be set aside by the Company in accordance with subsection (iii) above.  The Court of Chancery may appoint a guardian ad litem for the unknown claimants.  If there are insufficient assets of the Company, such claims and obligations of the Company shall be paid or provided for in accordance with their priority and, among claims of equal priority, ratably to the extent of assets of the Company legally available therefore.  If and to the extent deemed necessary, appropriate or desirable by the Board of Directors or the Trustees (as defined in Section 6 below), in their absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property (the “Contingency Reserve”) to satisfy such claims and obligations against the Company, including, without limitation, tax obligations, and all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

(e) Distributions to Stockholders.  Any assets of the Company remaining after the payment of claims or the provision for payment of claims and obligations of the Company as provided in subsection (c) above shall be distributed by the Company pro rata to its stockholders.  Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board of Directors or the Trustees, in their absolute discretion, may determine.  Notwithstanding anything to the Contrary in this Plan of Dissolution, the Board of Directors or the Trustees may, in their absolute discretion, prohibit the Company from making an interim or final distribution to a holder of common stock if the aggregate of such distribution is not five dollars ($5.00) or more, provided that if such holder did not receive an interim distribution hereunder, the amount that would otherwise have been paid shall be carried over and added to the amount of any additional interim or final distribution, and the aggregate of such unpaid distributions shall be subject to this provision.

5.   Cancellation of Common Stock.  The distributions to stockholders pursuant to Sections 4 and 8 (the “Liquidating Distribution”) shall be in complete redemption and cancellation of all of the outstanding shares of Common Stock.  As a condition to receipt of the Liquidating Distribution, the Board of Directors or the Trustees, in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees. The Board of Directors, in its absolute discretion, may direct that the Company’s stock transfer books be closed and recording of transfers of Common Stock discontinued as of the earliest of (x) the close of business on the record date fixed by the Board of Directors for the first or any subsequent installment of any Liquidating Distribution, (y) the close of business on the date on which the remaining assets of the Company are transferred to the Trust, or (z) the date on which the Company files its Certificate of Dissolution under the DGCL (such date, the “Record Date”), and thereafter certificates representing shares of Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law. http://www.sec.gov/Archives/edgar/data/1212235/000104746909006214/a2193154zdef14a.htm - bg44801a_main_toc

6.   Liquidating Trust.  If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders in accordance with the provisions hereof, as a final Liquidating Distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”) under a liquidating trust (the “Trust”), any assets of the Company, including cash, intended for distribution to creditors and stockholders not disposed of at the time of dissolution of the Company, including the Contingency Reserve. The Board of Directors is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company.  Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the claims and obligations of the Company as provided in Section 4(c) hereof, including, without limitation, any unsatisfied claims and unknown or contingent liabilities.  Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 4(e) of this Plan.  Any such conveyance to the Trustees shall be treated for U.S federal and state income tax purposes as if the Company made such distribution to the stockholders and the assets conveyed shall be held in trust for the stockholders of the Company.  The Company, subject to this Section 6 and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.  Adoption of the Plan of Dissolution by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the stockholders of any such appointment, any such liquidating trust agreement and any transfer of assets by the Company to the Trust as their act and as a part hereof as if herein written.

7.   Abandoned Property.  If any Liquidating Distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, then the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6) shall be transferred, at such time as the final Liquidating Distribution is made by the Company, to the extent permitted by law, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law.  In no event shall the proceeds of any such distribution revert to or become the property of the Company.

8.   Final Liquidating Distribution.  Whether or not a Trust shall have been previously established pursuant to Section 6, if it should not be feasible for the Company to make the final Liquidating Distribution to its stockholders of all assets and all properties of the Company prior to the third anniversary of the filing of its Certificate of Dissolution, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6. Not more than three years from the date of its creation, the liquidating trust shall make a final distribution of any remaining assets to the holders of the beneficial interests of the Trust.  Any such distribution shall be only in the form of cash.  Notwithstanding anything to the Contrary in this Plan of Dissolution, if, after it has made final distributions, the Company holds assets with an aggregate value that the Board of Directors deems insufficient to pay all expenses associated with a supplemental distribution (provided that for the purpose of this provision such amount shall not exceed $25,000), the Company may abandon such assets or transfer such assets to a nonprofit organization or organizations that are exempt pursuant to Section 501(c) of the Internal Revenue Code (Title 26 of the United States Code) to be determined by the Board in its sole discretion.

9.   Stockholder Consent to Sale of Assets.  Approval of the proposed dissolution and adoption of the Plan of Dissolution by holders of a majority of the outstanding shares of Common Stock shall constitute the approval of the stockholders of the Company of the dissolution of the Company and the sale, exchange or other disposition in liquidation of all or substantially all of the property and assets of the Company pursuant to the terms hereof, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition which are conditioned on adoption of the Plan of Dissolution.

10.  Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of the Plan of Dissolution.  Adoption of the Plan of Dissolution shall constitute approval of such payments by the stockholders of the Company.

11.  Employees and Independent Contractors.  In connection with effecting the dissolution of the Company and for the purpose of implementing and assuring completion of the Plan of Dissolution, the Company may, in the absolute discretion of the Board of Directors, hire employees and retain independent contractors and agents as the Board of Directors deems necessary or desirable to supervise the dissolution and liquidation.  The Company may, in the absolute discretion of the Board of Directors, but subject to applicable legal and regulatory requirements, pay the Company’s officers, directors, employees, independent contractors, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, or otherwise necessary retain the services of any of them, in connection with the implementation of the Plan of Dissolution. Adoption of the Plan of Dissolution shall constitute approval of any such compensation by the stockholders of the Company.

12.  Indemnification.  The Company shall continue to indemnify its officers, directors, employees, independent contractors and agents to the maximum extent permitted in accordance with applicable law, its certificate of incorporation and bylaws and any contractual arrangements, for actions taken in connection with the Plan of Dissolution and the winding up of the affairs of the Company and shall indemnify the Trustees and its agents on similar terms.  The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust.  The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance for the benefit of such officers, directors, employees, independent contractors, agents and Trustees to the extent permitted by law and as may be necessary or appropriate to cover the Company’s obligations hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.  Amendment, Modification or Abandonment of Plan  If for any reason the Board of Directors determines that such action would be in the best interest of the Company, the Board of Directors may, in its sole discretion and without requiring further stockholder approval, revoke the Plan of Dissolution and all action contemplated thereunder, to the extent permitted by the DGCL.  The Board of Directors may not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder approval under the DGCL and the federal securities laws without complying with the DGCL and the federal securities laws.  Upon the revocation or abandonment of the Plan of Dissolution, the Plan of Dissolution shall be void.

14.  Tax Matters.  It is intended that this Plan of Dissolution shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code.  The Plan of Dissolution shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336 and the regulations promulgated thereunder.  The Company’s officers shall be authorized to cause the Company to make such elections for tax purposes as are deemed appropriate and in the best interest of http://www.sec.gov/Archives/edgar/data/1212235/000104746909006214/a2193154zdef14a.htm - bg44801a_main_tocthe Company including, without limitation, the making of an election under Code Section 336(e), if applicable.  Within thirty (30) days after the Effective Date, the Company shall file with the Internal Revenue Service an appropriate statement of corporate dissolution on IRS Form 966, as required by Section 6043 of the Code, and such additional forms and reports with the Internal Revenue Service as may be necessary or appropriate in connection with the Plan of Dissolution and the carrying out thereof.  The Company shall notify all jurisdictions of any withdrawals related to qualification to do business.  The Company shall make arrangements authorizing one or more representatives or agents to maintain such Company records as may be appropriate for purposes of any tax audit of the Company occurring during the process of dissolution or after liquidation.

15. Power of Board of Directors and Officers.  The Board of Directors is hereby authorized, without further action by the Company’s stockholders, to do and perform, or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement the Plan of Dissolution and the transactions contemplated hereby, including, without limitation, all filings or acts required by any state or Federal law or regulation to wind up its affairs.

FREEDOM FINANCIAL GROUP, INC.

SPECIAL MEETING OF STOCKHOLDERS

Monday, November 16, 2009
9:00 a.m. (Local Time)

Freedom Financial Group, Inc.

proxy

This proxy is solicited on behalf of the Board of Directors for use at the Special Meeting of Stockholders to be held November 16, 2009.

The undersigned Stockholder of Freedom Financial Group, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 19, 2009, and hereby appoints Jerald L. Fenstermaker (CEO) and Thomas M. Holgate (Senior Vice President and Secretary), and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of Freedom Financial Group, Inc. to be held November 16, 2009 at 9:00 a.m. local time at the University Plaza Hotel located at 333 S. John Q. Hammons Parkway, Springfield, Missouri, 65806, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD; AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

PLEASE VOTE BY TELEPHONE OR THE INTERNET OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

ADDRESS BLOCK

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/ffgr
Use the Internet to vote your proxy until 12:00 p.m. (CT) on Sunday, November 15, 2009.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on Sunday, November 15, 2009.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on November 16, 2009:
The proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements are available on the Internet at http://ffgrp.net/investors.htm.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR each of the Following Proposals:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

Address Change? Mark Box ☐ Indicate changes below:

I plan to attend the Special Meeting: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.